   As filed with the Securities and Exchange Commission on October 9, 1997


                                                  Registration No. 333-36403


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                       Pre-Effective Amendment No. 1 to


                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                           UNION PLANTERS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


           TENNESSEE                           6712                             62-0859007
(State or Other Jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer Identification No.)
 Incorporation or Organization)     Classification Code Number)

                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE  38018
                                 (901) 580-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              E. JAMES HOUSE, JR.
                 SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE  38018
                                 (901) 580-6596
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

  WILLIAM S. RUBENSTEIN                TIMOTHY E. KISH                  FRANK M. CONNER III
  SKADDEN, ARPS, SLATE,        SENIOR VICE PRESIDENT, GENERAL            ALSTON & BIRD LLP
    MEAGHER & FLOM LLP         COUNSEL AND CORPORATE SECRETARY     601 PENNSYLVANIA AVENUE, N.W.
     919 THIRD AVENUE                  CAPITAL BANCORP               NORTH BUILDING, SUITE 250
NEW YORK, NEW YORK  10022           1221 BRICKELL AVENUE              WASHINGTON, D.C.  20004
      (212) 735-2642                MIAMI, FLORIDA 33131                  (202) 508-3303
                                       (305) 536-1574

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:

          As soon as practicable after the merger (the "Merger") described in this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]




    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a),
SHALL DETERMINE.
================================================================================

                               CAPITAL BANCORP
                             1221 BRICKELL AVENUE
                            MIAMI, FLORIDA  33131

                                                                October 9, 1997


TO THE SHAREHOLDERS OF
    CAPITAL BANCORP:


         You are cordially invited to attend a special meeting of the shareholders (the "Special Meeting") of Capital Bancorp ("Capital") to be held at The Grand Bay Hotel located at 2669 South Bayshore Drive, Miami, Florida 33133 at 10:00 a.m., local time, on November 24, 1997, notice of which is enclosed.



         At the Special Meeting, you will be asked to consider and vote on a proposal to approve the Amended and Restated Agreement and Plan of Merger (the "Agreement"), by and between Capital and Union Planters Corporation, a Tennessee corporation ("UPC"), and a related Plan of Merger (the "Plan of Merger") pursuant to which Capital will merge (the "Merger") with and into Union Planters Florida Holding Corporation, a corporation to be organized under the laws of the State of Tennessee, which will exist as a wholly-owned subsidiary of UPC ("UPC Merger Subsidiary"), with the effect that UPC Merger Subsidiary will be the surviving corporation resulting from the Merger. Upon consummation of the Merger, each share of Capital common stock issued and outstanding (excluding certain shares held by Capital or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive .8525 shares of UPC common stock and the associated "Preferred Share Rights" (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus, with cash being paid in lieu of issuing fractional shares.


         Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, (iii) proxy card for the Special Meeting and (iv) pre-addressed return envelope for the proxy card. The Proxy Statement/Prospectus describes in more detail the Agreement, the Plan of Merger, and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of Capital shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

         Sandler O'Neill & Partners, LP, Capital's financial advisor, has issued its opinion to your Board of Directors regarding the fairness, from a financial point of view, of the consideration to be paid by UPC pursuant to the Agreement. A copy of the opinion is attached as Appendix C to the Proxy Statement/Prospectus.

         THE BOARD OF DIRECTORS OF CAPITAL HAS UNANIMOUSLY (WITH ONE DIRECTOR ABSENT) APPROVED AND ADOPTED THE AGREEMENT AND THE PLAN OF MERGER AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.


         Pursuant to Capital's Articles of Incorporation, approval of the Agreement and the Plan of Merger will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Capital Common Stock entitled to be voted at the Special Meeting. Pursuant to the Agreement, shares which are voted pursuant to certain irrevocable proxies, the validity of which has been contested by the underlying owner, will not be counted, unless (i) the underlying owner has given written instructions with respect to the voting of such shares in connection with the Agreement or (ii) the parties to the Agreement have waived this requirement. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person even if you previously returned your proxy card. The proposed Merger with UPC is a significant step for Capital and your vote on this matter is of great importance.


         ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

         We look forward to seeing you at the Special Meeting.


Sincerely,
/s/ DANIEL M. HOLTZ                       /s/ GERALD. M. STERN

DANIEL M. HOLTZ                           GERALD. M. STERN
Chairman of the Board, President and      Director and Chairman, Strategic
Chief Executive Officer                   Planning and Corporate Finance
                                          Committee

                                CAPITAL BANCORP
                              1221 BRICKELL AVENUE
                             MIAMI, FLORIDA  33131


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                TO BE HELD AT 10:00 A.M. ON NOVEMBER 24, 1997



         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of Capital Bancorp ("Capital") will be held at The Grand Bay Hotel located at 2669 South Bayshore Drive, Miami, Florida 33133 on November 24, 1997, at 10:00 a.m., local time, for the following purposes:



         1. MERGER. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of August 12, 1997 (the "Agreement"), by and between Capital and Union Planters Corporation, a Tennessee corporation ("UPC"), and the related Plan of Merger (the "Plan of Merger"), by and between Capital and Union Planters Florida Holding Corporation, a corporation to be organized under the laws of the State of Tennessee, which will exist as a wholly-owned subsidiary of UPC ("UPC Merger Subsidiary"), pursuant to which (i) Capital will merge (the "Merger") with and into UPC Merger Subsidiary, with the effect that UPC Merger Subsidiary will be the surviving corporation resulting from the Merger, (ii) each share of the $1.00 par value common stock of Capital ("Capital Common Stock") issued and outstanding at the effective time of the Merger (excluding certain shares held by Capital or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive .8525 shares of the $5.00 par value common stock of UPC, and the associated "Preferred Share Rights" (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment, and cash in lieu of issuing any fractional share, and (iii) UPC will assume the obligations of Capital under various stock plans and adopt substitute plans where appropriate, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of each of the Agreement and the Plan of Merger is set forth as Appendix A and Appendix B, respectively, to the accompanying Proxy Statement/Prospectus and is incorporated by reference herein.


         2. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.


         Only shareholders of record at the close of business on October 6, 1997 will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. PURSUANT TO CAPITAL'S ARTICLES OF INCORPORATION, APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF CAPITAL COMMON STOCK ENTITLED TO BE VOTED AT THE SPECIAL MEETING. PURSUANT TO THE AGREEMENT, SHARES WHICH ARE VOTED PURSUANT TO CERTAIN IRREVOCABLE PROXIES, THE VALIDITY OF WHICH HAS BEEN CONTESTED BY THE UNDERLYING OWNER, WILL NOT BE COUNTED, UNLESS (i) THE UNDERLYING OWNER, HAS GIVEN WRITTEN INSTRUCTIONS WITH RESPECT TO THE VOTING OF SUCH SHARES IN CONNECTION WITH THE AGREEMENT OR (ii) THE PARTIES TO THE AGREEMENT HAVE WAIVED THIS REQUIREMENT.



         THE BOARD OF DIRECTORS OF CAPITAL UNANIMOUSLY RECOMMENDS (ACTING WITH ONE DIRECTOR ABSENT) THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.


                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       /s/ TIMOTHY E. KISH


                                       TIMOTHY E. KISH
                                       Senior Vice President, General Counsel,
                                          and Corporate Secretary
Miami, Florida

   WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE
      ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR
              SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                                   PROSPECTUS

                         COMMON STOCK, $5.00 PAR VALUE
                           UNION PLANTERS CORPORATION

                                PROXY STATEMENT

                     FOR SPECIAL MEETING OF SHAREHOLDERS OF
                                CAPITAL BANCORP


         This Prospectus of Union Planters Corporation, a bank holding company organized and existing under the laws of the State of Tennessee ("UPC"), relates to up to 7,576,369 shares of common stock, $5.00 par value, of UPC (together with associated "Preferred Share Rights" (as defined herein), "UPC Common Stock"), including shares to be subject to assumed options and rights, which are issuable to the shareholders of Capital Bancorp, a corporation organized and existing under the laws of the State of Florida ("Capital"), upon consummation of the proposed merger (the "Merger") of Capital with and into Union Planters Florida Holding Corporation, a corporation to be organized under the laws of the State of Tennessee, which will exist as a wholly-owned subsidiary of UPC ("UPC Merger Subsidiary"), with the effect that UPC Merger Subsidiary will be the surviving corporation of the Merger. The Merger will be consummated pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of August 12, 1997 (the "Agreement"), by and between UPC and Capital, and the related Plan of Merger (the "Plan of Merger"), by and between UPC Merger Subsidiary and Capital.



         At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock, par value $1.00 per share, of Capital ("Capital Common Stock") will be converted into and exchanged for the right to receive .8525 shares of UPC Common Stock, subject to certain possible adjustments described herein (the "Exchange Ratio"). Cash (without interest) will be paid in lieu of the issuance of any fractional shares of UPC Common Stock.



         If (i) the Average Closing Price (as defined herein) of UPC Common Stock is less than $39.90 and (ii) the relative performance of UPC Common Stock (as measured by comparing the Average Closing Price to $49.875, which was the closing price of UPC Common Stock on the fourth trading day after the public announcement of the Merger) is more than 15% lower than the relative performance of the common stocks of a specified group (the "Index Group") of bank holding companies (as measured by comparing the Index Price on the Determination Date (as such terms are defined herein) to the Index Price on the fourth trading day after the public announcement of the Merger), then Capital may elect to terminate the Agreement (the "Stock Price Termination Right") unless UPC increases the Exchange Ratio such that the shares of UPC Common Stock issued in exchange for each share of Capital Common Stock have a value (based on the Average Closing Price) equal to the lesser of (i) $34.01 and (ii) the value (based on the Average Closing Price) of the shares of UPC Common Stock that would have been exchanged for each share of Capital Common Stock if the relative performance of UPC Common Stock as determined above was 15% lower than the relative performance of the Index Group. If the Merger is approved by the Capital shareholders, the Board of Directors of Capital (the "Capital Board") may elect not to terminate the Agreement and to consummate the Merger without resoliciting the Capital shareholders even if Capital's Stock Price Termination Right is triggered and as a result of the Exchange Ratio, the value of the shares of UPC Common Stock (valued at the Average Closing Price) issued in exchange for each share of Capital Common Stock would be less than the lesser of
(i) $34.01 and (ii) the value (based on the Average Closing Price) of the shares of UPC Common Stock that would have been exchanged for each share of Capital Common Stock if the relative performance of UPC Common Stock as determined above was 15% lower than the relative performance of the Index Group.


         In making its determination of whether to terminate the Agreement, the Capital Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of UPC (including the recent performance of UPC Common Stock, the historical financial data of UPC, customary statistical measurements of UPC's financial performance, and the future prospects for UPC Common Stock following the Merger), and the advice of its financial advisor and legal counsel. If the Capital Board elects to terminate the Agreement, UPC would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors UPC will consider include the projected effect of the Merger on UPC's pro forma earnings per share and whether UPC's assessment of Capital's earning potential as part of UPC justifies the issuance of an increased number of UPC's shares. See "DESCRIPTION OF TRANSACTION -- Possible Adjustment of Exchange Ratio."


         This Prospectus also serves as the Proxy Statement of Capital, and is being furnished to the shareholders of Capital in connection with the solicitation of proxies by the Capital Board for use at its special meeting of shareholders (including any adjournment or postponement thereof, the "Special Meeting"), to be held on November 24, 1997, to consider and vote upon the Agreement and the Plan of Merger and the transactions contemplated therein. This Proxy Statement/Prospectus ("Proxy Statement") and related materials enclosed herewith are being mailed to shareholders of Capital on or about October 14, 1997.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT.  ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                                 --------------


             The date of this Proxy Statement is October 9, 1997.

                             AVAILABLE INFORMATION


         Each of UPC and Capital is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The shares of UPC Common Stock are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "UPC," and reports, proxy and information statements, and other information concerning UPC also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The shares of Capital Common Stock are traded on the Nasdaq National Market System (the "Nasdaq National Market") under the symbol "CBCP," and reports, proxy and information statements, and other information concerning Capital also may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006. For information concerning the potential delisting of Capital Common Stock from the Nasdaq National Market, see "COMPARATIVE MARKET PRICES AND DIVIDENDS."


         This Proxy Statement constitutes part of the Registration Statement on Form S-4 of UPC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about UPC and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

         All information contained in this Proxy Statement or incorporated herein by reference with respect to UPC was supplied by UPC, and all information contained in this Proxy Statement or incorporated herein by reference with respect to Capital was supplied by Capital.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR CAPITAL OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

         THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND BUSINESS OF UPC FOLLOWING THE CONSUMMATION OF THE MERGER AND THE OTHER PENDING ACQUISITIONS (AS DEFINED UNDER "BUSINESS OF UPC -- RECENT DEVELOPMENTS"), INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE OTHER PENDING ACQUISITIONS AND THE EXPECTED IMPACT OF THE MERGER AND THE OTHER PENDING ACQUISITIONS ON UPC'S FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING POSSIBILITIES: (i) EXPECTED COST SAVINGS FROM THE MERGER AND THE OTHER PENDING ACQUISITIONS CANNOT BE FULLY REALIZED; (ii) DEPOSIT ATTRITION, CUSTOMER LOSS, OR REVENUE LOSS FOLLOWING THE MERGER AND THE OTHER PENDING ACQUISITIONS IS GREATER THAN EXPECTED; (iii) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (iv) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF UPC AND THE INSTITUTIONS TO BE ACQUIRED ARE GREATER THAN EXPECTED;

(v) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (vi) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY;
(vii) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (viii) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; AND (ix) CHANGES OCCUR IN THE SECURITIES MARKETS. THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS PROXY STATEMENT HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF UPC AND CAPITAL, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF UPC AFTER THE MERGER AND THE OTHER PENDING ACQUISITIONS IS INCLUDED IN THE SEC FILINGS INCORPORATED BY REFERENCE HEREIN.


                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by UPC pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 1-10160):

         (a) UPC's Annual Report on Form 10-K for the year ended December 31, 1996 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i),
                 (k), or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement);

         (b) UPC's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997;

         (c) UPC's Current Reports on Form 8-K dated January 16, April 17, July 17, and August 12, 1997;

         (d) The description of the current management and Board of Directors contained in the Proxy Statement pursuant to Section 14(a) of the Exchange Act for UPC's Annual Meeting of Shareholders held on April 17, 1997;

         (e) UPC's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (SEC File No. 0-6919) in connection with UPC's designation and authorization of its Series A Preferred Stock; and

         (f) The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.


         The following documents previously filed with the SEC by Capital pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 0-26080):


         (a) Capital's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i),
                 (k), or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement);

         (b) Capital's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997; and


         (c) Capital's Current Reports on Form 8-K dated May 16, June 16, July 31, August 12, and September 26, 1997.


         All documents filed by UPC and/or Capital pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.


         UPC will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to UPC that has been incorporated by reference in the Registration Statement. Such requests should be directed to E. James House, Jr., Secretary and Manager of the Legal Department, Union Planters Corporation, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018 (telephone (901) 580-6584). Capital will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to Capital that has been incorporated by reference in the Registration Statement of which this Proxy Statement is a part. Such requests should be directed to Timothy E. Kish, Senior Vice President, General Counsel, and Corporate Secretary, Capital Bancorp, 1221 Brickell Avenue, Miami, Florida 33131 (telephone (305) 536-1574). In order to ensure timely delivery of the documents, any request should be made by November 17, 1997.

                               TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
      The Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
      Meeting of Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
      Comparative Market Prices of Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
      Equivalent and Pro Forma Per Share Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
      Selected Financial Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
SPECIAL MEETING OF CAPITAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
      Date, Place, Time, and Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
      Record Date, Voting Rights, Required Vote, and Revocability of Proxies  . . . . . . . . . . . . .    15
      Irrevocable Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
      Solicitation of Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
      Recommendation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
DESCRIPTION OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
      General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
      Possible Adjustment of Exchange Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
      Effect of the Merger on Capital Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
      Background of and Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
      Opinion of Capital's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
      Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
      Distribution of UPC Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
      Conditions to Consummation of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
      Regulatory Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
      Waiver, Amendment, and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
      Conduct of Business Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
      Management and Operations After the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
      Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
      Certain Federal Income Tax Consequences of the Merger   . . . . . . . . . . . . . . . . . . . . .    36
      Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
      Expenses and Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
      Resales of UPC Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
      Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
      Support Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
      Anti-takeover Provisions Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
      Authorized Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
      Amendment of Charter and Bylaws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
      Classified Board of Directors and Absence of Cumulative Voting  . . . . . . . . . . . . . . . . .    44
      Director Removal and Vacancies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
      Limitations on Director Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
      Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
      Special Meeting of Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
      Actions by Shareholders Without a Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
      Shareholder Nominations and Proposals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
      Business Combinations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
      Limitations on Ability to Vote Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
      Dissenters' Rights of Appraisal   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
      Shareholders' Rights to Examine Books and Records   . . . . . . . . . . . . . . . . . . . . . . .    50
      Dividends   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51

                                                                                                          PAGE
                                                                                                          ----
COMPARATIVE MARKET PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
BUSINESS OF CAPITAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
      General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
      Beneficial Ownership of Capital Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .    54
      Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
      Administrative Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    58
BUSINESS OF UPC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    59
      General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    59
      Recent Developments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
      General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
      Payment of Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    63
      Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    64
      Support of Subsidiary Institutions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
      Prompt Corrective Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
DESCRIPTION OF UPC CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    66
      UPC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    67
      UPC Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    67
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    68
SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    68
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    68
OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    68

APPENDICES:
      Appendix A    -- Amended and Restated Agreement and Plan of Merger, dated as of August 12, 1997, by and between Capital Bancorp and Union Planters Corporation
      Appendix B    -- Plan of Merger of Capital Bancorp into and with Union
                         Planters Florida Holding Corporation
      Appendix C    -- Opinion of Sandler O'Neill & Partners, LP

                                    SUMMARY


         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES. AS USED IN THIS PROXY STATEMENT, THE TERMS "UPC" AND "CAPITAL" REFER TO UNION PLANTERS CORPORATION AND CAPITAL BANCORP, RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, TO THOSE ENTITIES AND THEIR RESPECTIVE SUBSIDIARIES.


THE PARTIES

         CAPITAL. Capital, a Florida corporation, is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of June 30, 1997, Capital had total consolidated assets of approximately $1.9 billion, total consolidated loans of approximately $851.6 million, total consolidated deposits of approximately $1.2 billion, and total consolidated shareholders' equity of approximately $146.3 million.


         Capital conducts its business activities through its wholly-owned bank subsidiary, Capital Bank, which was organized in 1974 as a commercial bank chartered under the laws of the State of Florida. Capital Bank operates from its main office in Miami, Florida and at 28 branch offices located in the Florida Counties of Dade, Broward, and Palm Beach. In addition, Capital Bank owns approximately 81% of the common stock of Capital Factors Holding, Inc., a Florida corporation ("Factors"). Factors is a specialized financial services company principally engaged in providing receivables-based commercial financing and related fee-based credit, collection and management information services. Factors is based in Boca Raton, Florida and operates through regional offices located in New York, New York; Los Angeles, California; and Charlotte, North Carolina, and through a limited service office in Atlanta, Georgia.



         The principal executive offices of Capital are located at 1221 Brickell Avenue, Miami, Florida 33131 and its telephone number at such address is (305) 536-1500. Additional information with respect to Capital and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF CAPITAL."


         UPC. UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of June 30, 1997, UPC had total consolidated assets of approximately $14.8 billion, total consolidated loans of approximately $10.4 billion, total consolidated deposits of approximately $11.2 billion, and total consolidated shareholders' equity of approximately $1.4 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $5.5 billion asset Union Planters National Bank, founded in 1869 and headquartered in Memphis, Tennessee, and 32 other bank subsidiaries and one savings bank subsidiary located in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky (collectively, the "UPC Banking Subsidiaries"). Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 432 banking offices and 564 automated teller machines ("ATMs"). UPC's total assets at June 30, 1997 are allocable by state (before consolidating adjustments) approximately as follows: $9.7 billion in Tennessee; $2.3 billion in Mississippi; $1.2 billion in Missouri; $800 million in Arkansas; $609 million in Louisiana; $440 million in Alabama; and $113 million in Kentucky.


         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed 12 acquisitions in 1993, 13 in 1994, three in 1995, and seven in 1996, adding approximately $1.7 billion in total assets in 1993, $3.8 billion in 1994, $1.3 billion in 1995, and $4.2 billion in 1996. Thus far in 1997, UPC has entered into definitive agreements to acquire six financial institutions not including Capital, which had aggregate total assets of approximately $2.1 billion at June 30, 1997 (collectively referred to as the "Other Pending Acquisitions"). For additional information, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program, see the caption "Acquisitions" (on page 6) in UPC's Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1996, 1995, and 1994 (on pages 45 and 46) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to UPC's Annual Report on Form 10-K for the year ended December 31, 1996 and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of the acquisitions in addition to the Merger which are currently pending, see "BUSINESS OF UPC -- Recent Developments."

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF UPC."

MEETING OF SHAREHOLDERS


         This Proxy Statement is being furnished to the holders of Capital Common Stock in connection with the solicitation by the Capital Board of proxies for use at the Special Meeting at which Capital shareholders will be asked to vote upon (i) a proposal to approve the Agreement and the Plan of Merger and (ii) such other business as may properly come before the meeting. The Special Meeting will be held at The Grand Bay Hotel located at 2669 South Bayshore Drive, Miami, Florida 33133, at 10:00 a.m., local time, on November 24, 1997. See "SPECIAL MEETING OF CAPITAL SHAREHOLDERS -- Date, Place, Time, and Purpose."



         The Capital Board has fixed the close of business on October 6, 1997, as the record date (the "Capital Record Date") for determination of the shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of Capital Common Stock on the Capital Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Capital Common Stock is entitled to one vote. Shareholders who execute proxies solicited by the Capital Board retain the right to revoke them at any time prior to the proxies being voted at the Special Meeting. On the Capital Record Date, there were 7,623,671 shares of Capital Common Stock outstanding. See "SPECIAL MEETING OF CAPITAL SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."


         Pursuant to Capital's Articles of Incorporation, approval of the Agreement and the Plan of Merger and the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Capital Common Stock entitled to be voted at the Special Meeting. Pursuant to the Agreement, shares which are voted pursuant to certain irrevocable proxies, the validity of which have been contested by the underlying owner, will not be counted, unless (i) the underlying owner has given written instructions with respect to the voting of such shares in connection with the Agreement or (ii) the parties to the Agreement have waived this requirement.


         The directors and executive officers of Capital (including immediate family members and affiliated entities) owned, as of the Capital Record Date, 2,912,871 shares (excluding shares underlying Capital Options (as defined herein)), or approximately 38.2% of the outstanding shares of Capital Common Stock. A director and an executive officer of Capital also control, as of the Capital Record Date, irrevocable proxies covering an additional 1,202,898 shares of Capital Common Stock, or approximately 15.8% of the outstanding shares of Capital Common Stock, and which provide the proxyholder the power to vote such shares of Capital Common Stock. The validity of certain of these irrevocable proxies is currently the subject of litigation (the "Disputed Irrevocable Proxies"). Pursuant to the Agreement, any shares subject to Disputed Irrevocable Proxies will not be counted in the vote to approve the Agreement unless (i) the underlying owner has given written instructions with respect to the voting of such shares in connection with the Agreement and the Plan of Merger or (ii) the parties to the Agreement have waived this requirement. See "SPECIAL MEETING OF CAPITAL SHAREHOLDERS -- Irrevocable Proxies" and "BUSINESS OF CAPITAL -- Legal Proceedings."


         As an inducement and a condition to UPC entering into the Agreement, the directors of Capital each individually entered into an agreement (each a "Support Agreement") with UPC, pursuant to which such persons agreed, among other things, to vote all shares of Capital Common Stock which they are entitled to vote (not including shares over which such director has voting authority in a fiduciary capacity) in favor of the Agreement. See "DESCRIPTION OF TRANSACTION -- Support Agreements."


         The directors and executive officers of UPC owned, as of the Capital Record Date, no shares of Capital Common Stock. As of the Capital Record Date, UPC held no shares of Capital Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and Capital held 1,500 shares of Capital Common Stock in a fiduciary capacity for others. See "SPECIAL MEETING OF CAPITAL SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."


         For information with respect to beneficial owners of 5.0% or more of the outstanding shares of Capital Common Stock, see "BUSINESS OF CAPITAL -- Beneficial Ownership of Capital Common Stock."

THE MERGER


         GENERAL. The Agreement provides for the acquisition of Capital by UPC pursuant to the merger of Capital with and into UPC Merger Subsidiary, a corporation to be organized under the laws of the State of Tennessee, which will exist as a wholly-owned subsidiary of UPC, with the effect that UPC Merger Subsidiary will be the surviving corporation resulting from the Merger. At the Effective Time, each share of Capital Common Stock then issued and outstanding (excluding shares held by Capital, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive .8525 shares of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio").



         If (i) the Average Closing Price (as described below) of UPC Common Stock is less than $39.90 and (ii) the relative performance of UPC Common Stock (as measured by comparing the Average Closing Price to $49.875, which was the closing price of UPC Common Stock on the fourth trading day after the public announcement of the Merger) is more than 15% lower than the relative performance of the common stocks of a specified group (the "Index Group") of bank holding companies (as measured by comparing the Index Price on the Determination Date (as such terms are defined below) to the Index Price on the fourth trading day after the public announcement of the Merger), then Capital may elect to terminate the Agreement (the "Stock Price Termination Right") unless UPC increases the Exchange Ratio such that the shares of UPC Common
Stock issued in exchange for each share of Capital Common Stock have a value (based on the Average Closing Price) equal to the lesser of (i) $34.01 and (ii) the value (based on the Average Closing Price) of the shares of UPC Common
Stock that would have been exchanged for each share of Capital Common Stock if the relative performance of UPC Common Stock as determined above was 15% lower than the relative performance of the Index Group. If the Merger is approved by the Capital shareholders, the Capital Board may elect not to terminate the Agreement and to consummate the Merger without resoliciting the Capital shareholders even if Capital's Stock Price Termination Right is triggered and as a result of the Exchange Ratio, the value of the shares of UPC Common Stock (valued at the Average Closing Price) issued in exchange for each share of Capital Common Stock would be less than the lesser of (i) $34.01 and (ii) the value (based on the Average Closing Price) of the shares of UPC Common Stock that would have been exchanged for each share of Capital Common Stock if the relative performance of UPC Common Stock as determined above was 15% lower than the relative performance of the Index Group.



         Under no circumstances would the Exchange Ratio be less than .8525 shares of UPC Common Stock for each share of Capital Common Stock. See "DESCRIPTION OF TRANSACTION -- Possible Adjustment of Exchange Ratio."



         The Average Closing Price is the average of the daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by UPC) for 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date. The Determination Date is the later of the date of the Special Meeting and the date on which consent of the Federal Reserve of the Merger shall be received (without regard to any requisite waiting period thereof).




         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any Capital shareholder would otherwise be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of one share of UPC Common Stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by UPC) on the last trading day preceding the Effective Time. See "DESCRIPTION OF TRANSACTION -- General."



         EFFECT OF THE MERGER ON CAPITAL OPTIONS. At the Effective Time, each option to purchase, or other right with respect to shares of Capital Common Stock, pursuant to stock options, stock appreciation rights, or other rights ("Capital Options") granted by Capital under the Capital Stock Plans, as defined in the Agreement, that is outstanding at the Effective Time, whether or not exercisable, shall be assumed by UPC and will be converted into and become an option with respect to UPC Common Stock on a basis adjusted to reflect the Exchange Ratio. In lieu of having the Capital Options assumed by UPC, each holder of a Capital Option that is not an "incentive stock option," whether or not then vested, will have the right to elect to convert, at the Effective Time, all or a portion of his or her Capital Options that are not "incentive stock options" and that have not expired prior to the Effective Time into the right to receive a number of shares of UPC Common Stock equal to the fair value of the options. See "DESCRIPTION OF TRANSACTION -- Effect of the Merger on Capital Options."



         As of the Capital Record Date, Capital had 7,623,671 shares of Capital Common Stock issued and outstanding and 1,260,974 additional shares of Capital Common Stock subject to Capital Options. Based upon an Exchange Ratio of .8525, upon consummation of the Merger, UPC would issue up to approximately 6,499,179 shares of UPC Common Stock, excluding shares subject to assumed Capital Options. Accordingly, UPC would then have outstanding up to approximately 73,710,821 shares of UPC Common Stock based on the number of shares of UPC Common Stock outstanding on September 30, 1997 (and excluding shares to be issued pursuant to Other Pending Acquisitions and shares to be issued pursuant to the exercise of stock options and for other purposes).


         REASONS FOR THE MERGER, RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF CAPITAL. The Capital Board believes that the Agreement and the Merger are in the best interests of Capital and its shareholders. THE CAPITAL BOARD (ACTING WITH ONE DIRECTOR ABSENT) UNANIMOUSLY RECOMMENDS THAT CAPITAL SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER. The Capital Board believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Capital and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."

         In unanimously approving (with one director absent) the Agreement and the Plan of Merger, Capital's directors considered, among other things, Capital's and UPC's financial condition, the financial terms and income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay and the opinion of Sandler O'Neill & Partners, LP ("Sandler O'Neill") as to the fairness of the Exchange Ratio, from a financial point of view, to the shareholders of Capital. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."

         OPINION OF FINANCIAL ADVISOR. Sandler O'Neill has rendered an opinion to the Capital Board that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Capital. The opinion of Sandler O'Neill dated as of the date of this Proxy Statement is attached as

Appendix C to this Proxy Statement. Capital shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "DESCRIPTION OF TRANSACTION -- Opinion of Capital's Financial Advisor."


         EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Florida Articles of Merger become effective with the Secretary of State of the State of Florida and the Tennessee Articles of Merger become effective with the Secretary of State of the State of Tennessee.
Subject to the terms and conditions of the Agreement, unless otherwise agreed upon by Capital and UPC, the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the Merger (without regard to any requisite waiting period in respect thereof),
(ii) the date on which the shareholders of Capital approve the Agreement, and
(iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable by such party). See "DESCRIPTION OF TRANSACTION -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment, and Termination."


         NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. CAPITAL AND UPC ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED ON OR BEFORE DECEMBER 31, 1997. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

         EXCHANGE OF STOCK CERTIFICATES. Promptly after the Effective Time, UPC will cause Union Planters National Bank, Memphis, Tennessee, acting in its capacity as exchange agent for UPC (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of Capital Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of UPC Common Stock. Cash will be paid to the holders of Capital Common Stock in lieu of issuing any fractional shares of UPC Common Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will Capital, UPC, or the Exchange Agent be liable to any holder of Capital Common Stock for any UPC Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.


         REGULATORY APPROVAL AND OTHER CONDITIONS. The Merger is subject to the prior approval of the Federal Reserve and of the Department of Banking and Finance of the State of Florida (the "Florida Department"). An application has been filed with each of these regulatory authorities for the requisite approvals. By letter dated October 8, 1997, the Federal Reserve advised UPC that the Merger had been approved. THERE CAN BE NO ASSURANCE THAT ADDITIONAL REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH
APPROVALS.


         Consummation of the Merger is subject to various other conditions, including receipt of the required approval of Capital shareholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other conditions. See "DESCRIPTION OF TRANSACTION -- Regulatory Approval" and "-- Conditions to Consummation of the Merger."


         WAIVER, AMENDMENT, AND TERMINATION. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the Capital Board and the Board of Directors of UPC (the "UPC Board"), or by the action of the Board of either company under certain circumstances, including, but not limited to, (i) if the Merger is not consummated by April 30, 1998, unless the failure to consummate by such date is due to a willful breach of the Agreement by the party seeking to terminate, and
(ii) by the Capital Board, in certain circumstances, if an adjustment is not made to the Exchange Ratio. To the extent permitted by law, the Agreement may be amended upon the written agreement of UPC and Capital without the approval of shareholders, whether before or after approval of the Agreement and the Plan of Merger by Capital shareholders; provided, that after such approval, there shall be made no amendment that has any of the effects set forth in Section 607.1103 of the Florida Business Corporation Act ("FBCA"), without the approval of holders of Capital Common Stock. See "DESCRIPTION OF TRANSACTION -- Possible Adjustment of Exchange Ratio" and "-- Waiver, Amendment, and Termination."


         DISSENTERS' RIGHTS. Pursuant to the FBCA Section 607.1302, because the Capital Common Stock was listed on the Nasdaq National Market as of the Capital Record Date, the holders of Capital Common Stock will not have dissenters' rights with respect to the Merger. See "DESCRIPTION
OF TRANSACTION -- Dissenters' Rights."



         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of Capital's management and the Capital Board have interests in the Merger in addition to their interests as shareholders of Capital generally. These interests relate to: (i) the receipt, under certain circumstances, by the Executive Officers (as defined herein) of certain economic benefits pursuant to the terms of their respective employment agreements; (ii) the assumption by UPC of the Capital Options on a basis that reflects the Exchange Ratio, including Capital Options held by the "Executive Officer Group" (as defined herein) and the "Non-Executive Officer Director Group" (as defined herein) entitling them, as of the Capital Record Date, to purchase in the aggregate 708,760 shares of Capital Common Stock having an aggregate value of approximately $21,532,673 (based upon the $48.25 closing price of Capital Common Stock on the Nasdaq National Market on October 6, 1997) (or, at the election of each holder of a Capital Option that is not an incentive stock option, the right to elect to convert all or a portion of his or her Capital Options into the right to receive a number of shares of UPC Common Stock equal to the fair value of the options; and (iii) the continued indemnification by UPC of the former directors, officers, employees, and agents of Capital and its subsidiaries following consummation of the Merger. See "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger."


         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. It is intended that the Merger will be treated as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, no gain or loss will be recognized by a Capital shareholder upon the exchange of all of such shareholder's shares of Capital Common Stock solely for shares of UPC Common Stock (except with respect to cash received in lieu of a fractional share of UPC Common Stock). Consummation of the Merger is conditioned upon receipt by UPC of an opinion of Alston & Bird LLP ("Alston & Bird") and upon receipt by Capital of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") substantially to this effect. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ALL CAPITAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, see "DESCRIPTION OF TRANSACTION -- Certain Federal Income Tax Consequences of the Merger."

         ACCOUNTING TREATMENT. It is intended that the Merger will be accounted for as a pooling of interests transaction for accounting and financial reporting purposes. See "DESCRIPTION OF TRANSACTION -- Accounting Treatment."

         CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS. At the Effective Time, Capital shareholders, whose rights are governed by Capital's Articles of Incorporation, as amended (the "Articles"), and Amended and Restated Bylaws (the "Bylaws") and by the FBCA, will automatically become UPC shareholders, and their rights as UPC shareholders will be governed by UPC's Restated Charter (the "Charter") and Bylaws and the Tennessee Business Corporation Act (the "TBCA"). The rights of UPC shareholders differ from the rights of Capital shareholders in certain important respects, including with respect to certain anti-takeover provisions provided for in UPC's Restated Charter and Bylaws.
See "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

         OPTION AGREEMENT. Capital, as issuer, and UPC, as grantee, entered into a stock option agreement (the "Option Agreement"), which became effective at the end of the due diligence period on September 11, 1997, pursuant to which Capital granted UPC an option to purchase, under certain circumstances and subject to certain possible adjustments and limitations, up to 1,510,500 shares of Capital Common Stock at a price of $40.50 per share. Notwithstanding anything to the contrary contained in the Option Agreement, in no event may the Total Profit or the Notional Total Profit (each as defined in the Option Agreement) of UPC exceed $18.0 million. The Option Agreement is exercisable upon the occurrence of certain events that create the potential for another party to acquire control of Capital. To the knowledge of Capital, no such event which would permit exercise of the Option Agreement has occurred as of the date of this Proxy Statement. The Option Agreement was granted by Capital as a condition of and in consideration for UPC's entering into the Agreement and is intended to increase the likelihood that the Merger will be effected by making it more difficult and more expensive for a third party to acquire control of Capital. See "DESCRIPTION OF TRANSACTION -- Option Agreement."

         CONDUCT OF BUSINESS PENDING THE MERGER. Each party has agreed in the Agreement to, among other things, operate its business and to take no action that would materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement. In addition, Capital has agreed not to take certain actions relating to the operation of Capital pending consummation of the Merger without the prior written consent of UPC, except as otherwise permitted by the Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of an aggregate of $500,000, except in the ordinary course of business consistent with past practices; (ii) paying any dividends, except in accordance with past practices, or, subject to certain exceptions, exchanging any shares of its capital stock, issuing any additional shares of its capital stock, or giving any person the right to acquire any such shares; (iii) acquiring control over any other entity; (iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers, or employees; or (v) except as previously disclosed to UPC, modifying or adopting any employee benefit plans, including any employment contract. See "DESCRIPTION OF TRANSACTION -- Conduct of Business Pending the Merger."

COMPARATIVE MARKET PRICES OF COMMON STOCK


         Shares of UPC Common Stock are traded on the NYSE under the symbol "UPC." Shares of Capital Common Stock are traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "CBCP." The following table sets forth the reported closing sale prices per share for Capital Common Stock and UPC Common Stock and the equivalent per share prices giving effect to the Merger (as explained below) for Capital Common Stock on
(i) August 12, 1997, the last trading day preceding the public announcement of the execution of the Agreement, and (ii) October 8, 1997, the last practicable date prior to the mailing of this Proxy Statement.



                                                  Capital                 UPC               Equivalent Price
                                                Common Stock          Common Stock        Per Capital Share(1)
                                            -------------------   ------------------    ------------------------
                      August 12, 1997              $46.00                $50.44                $43.00
                      October 8, 1997               50.00                 60.38                 51.47


------------------------------

         (1) The equivalent price per share of Capital Common Stock at each specified date represents the closing sale price of a share of UPC Common Stock on such date multiplied by an Exchange Ratio of .8525. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

         There can be no assurance as to what the market price of the UPC Common Stock will be if and when the Merger is consummated.

EQUIVALENT AND PRO FORMA PER SHARE DATA

         The following table sets forth certain comparative per share data relating to earnings before extraordinary items and accounting changes, cash dividends, and book value on: (i) a historical basis for UPC and Capital; (ii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger only; (iii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger and the Other Pending Acquisitions

(as defined under "BUSINESS OF UPC -- Recent Developments"); (iv) an equivalent pro forma basis per share of Capital Common Stock, giving effect to the Merger only; and (v) an equivalent pro forma basis per share of Capital Common Stock, giving effect to the Merger and the Other Pending Acquisitions. The UPC pro forma combined information and the Capital equivalent pro forma information give effect to the Merger and the Other Pending Acquisitions and reflect an Exchange Ratio of .8525. The Merger and the Other Pending Acquisitions, except for the acquisition of Sho-Me Financial Corp., are expected to be accounted for using the pooling-of-interests method of accounting and the acquisition of Sho-Me Financial Corp. is expected to be accounted for using the purchase method of accounting. The pro forma information for 1996 and the six months ended June 30, 1997 reflect the acquisition of Capital and the Other Pending Acquisitions as of January 1, 1996. The pro forma information for 1995 and 1994 reflect only the acquisition of Capital and Magna Bancorp, Inc. because the Other Pending Acquisitions (excluding Magna Bancorp, Inc.) are not considered significant to UPC from a financial statement presentation standpoint. The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions (as defined under "BUSINESS OF UPC -- Recent Developments") been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma data does not reflect preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Pending Acquisitions. For additional information with respect to these estimated charges, see "BUSINESS OF UPC -- Recent Developments.

         The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UPC and Capital, including the respective notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE," "-- Selected Financial Data," and "BUSINESS OF UPC -- Recent Developments."

                           UNION PLANTERS CORPORATION
                              AND CAPITAL BANCORP
              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                                      Six Months
                                                                        Ended               Years Ended December 31, (1)
                                                                       June 30,      --------------------------------------------
                                                                         1997            1996            1995            1994
                                                                      ----------     -----------    -------------    ------------
 EARNINGS BEFORE EXTRAORDINARY ITEMS
   AND ACCOUNTING CHANGES
    UPC
       Primary . . . . . . . . . . . . . . . . . . . . . . .            $1.73           $1.95           $2.72           $1.52
       Fully Diluted . . . . . . . . . . . . . . . . . . . .             1.68            1.92            2.64            1.52
    UPC pro forma (Capital Only)
      Primary  . . . . . . . . . . . . . . . . . . . . . . .             1.72            2.04            2.71            1.58
      Fully diluted  . . . . . . . . . . . . . . . . . . . .             1.67            2.01            2.63            1.57
    UPC pro forma (all Other Pending Acquisitions
     and Capital)
       Primary . . . . . . . . . . . . . . . . . . . . . . .             1.71            2.29            2.73            1.63
       Fully diluted . . . . . . . . . . . . . . . . . . . .             1.66            2.25            2.66            1.63
    Capital
       Primary . . . . . . . . . . . . . . . . . . . . . . .             1.40            2.50            2.25            1.83
       Fully Diluted . . . . . . . . . . . . . . . . . . . .             1.38            2.50            2.20            1.80
    Capital equivalent pro forma (Capital only)(1)
       Primary . . . . . . . . . . . . . . . . . . . . . . .             1.47            1.74            2.31            1.35
       Fully diluted . . . . . . . . . . . . . . . . . . . .             1.42            1.71            2.24            1.34
    Capital equivalent pro forma (all Other Pending
     Acquisitions and Capital)(1)
      Primary  . . . . . . . . . . . . . . . . . . . . . . .             1.46            1.95            2.33            1.39
      Fully diluted  . . . . . . . . . . . . . . . . . . . .             1.42            1.92            2.27            1.39

 CASH DIVIDENDS PER SHARE
    UPC  . . . . . . . . . . . . . . . . . . . . . . . . . .             .695            1.08             .98             .88
    Capital  . . . . . . . . . . . . . . . . . . . . . . . .             .167             .33             .33             .33
    Capital equivalent pro forma (1) . . . . . . . . . . . .              .59             .92             .84             .75



                                                                                       June 30,      December 31,
                                                                                         1997            1996
                                                                                       --------      ------------
 BOOK VALUE PER COMMON SHARE
    UPC  . . . . . . . . . . . . . . . . . . . . . . . . . .                            $20.69          $19.55
    UPC pro forma (Capital only) . . . . . . . . . . . . . .                             20.86           19.69
    UPC pro forma (all Other Pending
      Acquisitions and Capital)  . . . . . . . . . . . . . .                             20.87           19.71
    Capital  . . . . . . . . . . . . . . . . . . . . . . . .                             19.29           18.02
    Capital equivalent pro forma (Capital only)(1) . . . . .                             17.78           16.79
    Capital equivalent pro forma (all Other
      Pending Acquisitions and Capital) (1)  . . . . . . . .                             17.79           16.80


---------------------------------------

 (1) The equivalent pro forma per share data for Capital is computed by multiplying UPC's pro forma information by an Exchange Ratio of .8525.

SELECTED FINANCIAL DATA


         The following tables present selected consolidated financial data for UPC for the five-year period ended December 31, 1996, and for the six-month periods ended June 30, 1997 and 1996, and selected consolidated financial data for Capital for the five-year period ended December 31, 1996, and for the six-month periods ended June 30, 1997 and 1996. The information for UPC has been derived from the consolidated financial statements of UPC, including the audited consolidated financial statements of UPC incorporated in this Proxy Statement by reference to UPC's 1996 Annual Report on Form 10-K for the year ended December 31, 1996 and UPC's Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1997, and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." The information for Capital has been derived from the consolidated financial statements of Capital incorporated in this Proxy Statement by reference to Capital's Annual Report on Form 10-K for the year ended December 31, 1996 and Capital's Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1997, and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective managements of UPC and Capital, all adjustments (which include normal recurring adjustments and those related to the adoption of new accounting principles) necessary to arrive at a fair statement of interim results of operations of UPC and Capital, respectively, have been included. With respect to UPC and Capital, results for the six months ended June 30, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "BUSINESS OF UPC -- Recent Developments" for information concerning UPC's Other Acquisitions as defined therein.

                 UNION PLANTERS CORPORATION AND SUBSIDIARIES
                           SELECTED FINANCIAL DATA



                                                                 Six Months Ended
                                                                   June 30, (1)              Years Ended December 31, (1)
                                                      -----------------------------------  ---------------------------------
                                                            1997               1996              1996               1995
                                                      ----------------   ----------------  ----------------   --------------
                                                                 (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Net interest income  . . . . . . . . . . . . .     $     312,950      $     299,542     $     605,962      $     535,997
   Provision for losses on loans  . . . . . . . .            25,001             25,669            57,395             27,381
   Investment securities gains (losses) . . . . .                 9                 32             4,081                409
   Other noninterest income . . . . . . . . . . .           111,982            109,285           222,250            203,014
   Noninterest expense  . . . . . . . . . . . . .           219,302            238,245           570,634            452,635
                                                      ----------------   ----------------  ----------------   --------------
   Earnings before income taxes,
      extraordinary item, and accounting
       changes  . . . . . . . . . . . . . . . . .           180,638            144,945           204,264            259,404
   Applicable income taxes  . . . . . . . . . . .            61,593             49,169            70,526             86,648
                                                      ----------------   ----------------  ----------------   --------------
   Earnings before extraordinary item and
      accounting changes  . . . . . . . . . . . .           119,045             95,776           133,738            172,756
   Extraordinary item and accounting
      changes, net of taxes . . . . . . . . . . .                --                 --                --                 --
                                                      ----------------   ----------------  ----------------   --------------
   Net earnings . . . . . . . . . . . . . . . . .     $     119,045      $      95,776     $     133,738      $     172,756
                                                      ================   ================  ================   ==============

PER COMMON SHARE DATA (2), (5)
   Primary
      Earnings before extraordinary item
         and accounting changes . . . . . . . . .            $ 1.73             $ 1.42            $ 1.95             $ 2.72
      Net earnings  . . . . . . . . . . . . . . .              1.73               1.42              1.95               2.72
   Fully diluted
      Earnings before extraordinary item
        and accounting changes  . . . . . . . . .              1.68               1.38              1.92               2.64
      Net earnings  . . . . . . . . . . . . . . .              1.68               1.38              1.92               2.64
   Cash dividends . . . . . . . . . . . . . . . .              .695                .54              1.08                .98
   Book value . . . . . . . . . . . . . . . . . .             20.69              19.19             19.55              18.52

BALANCE SHEET DATA (AT PERIOD END)
   Total assets . . . . . . . . . . . . . . . .         $14,770,346        $15,273,145       $15,222,563        $14,383,222
   Loans, net of unearned income  . . . . . . .          10,402,408          9,607,778        10,434,070          9,041,059
   Allowance for losses on loans  . . . . . . .             161,159            167,987           166,853            156,388
   Investment securities  . . . . . . . . . . .           2,832,726          4,111,207         2,956,234          3,573,054
   Deposits . . . . . . . . . . . . . . . . . .          11,238,399         11,593,444        11,490,262         11,074,722
   Short-term borrowings  . . . . . . . . . . .             534,068          1,076,781           714,146            838,283
   Long-term debt (3)
      Parent company  . . . . . . . . . . . . .             373,478            213,453           373,459            214,758
      Subsidiary banks  . . . . . . . . . . . .             943,582            869,525         1,035,257            811,819
   Total shareholders' equity . . . . . . . . .           1,444,929          1,316,114         1,352,874          1,213,162
   Average assets . . . . . . . . . . . . . . .          14,877,498         15,138,068        15,274,782         13,661,748
   Average shareholders' equity . . . . . . . .           1,368,627          1,254,354         1,283,575          1,119,232
   Average shares outstanding  (in thousands)
      Primary . . . . . . . . . . . . . . . . .              67,249             64,300            64,987             60,385
      Fully diluted . . . . . . . . . . . . . .              71,028             68,919            69,518             64,995

                                                                   Years Ended December 31, (1)
                                                      ----------------------------------------------------
                                                            1994               1993              1992
                                                      ---------------    --------------    ---------------
                                                         (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Net interest income  . . . . . . . . . . . . .     $     504,500      $     439,290     $     357,365
   Provision for losses on loans  . . . . . . . .             9,661             22,660            37,367
   Investment securities gains (losses) . . . . .           (22,515)             3,508            11,880
   Other noninterest income . . . . . . . . . . .           160,109            154,254           136,162
   Noninterest expense  . . . . . . . . . . . . .           486,836            408,888           362,028
                                                      ---------------    --------------    ---------------
   Earnings before income taxes,
      extraordinary item, and accounting
       changes  . . . . . . . . . . . . . . . . .           145,597            165,504           106,012
   Applicable income taxes  . . . . . . . . . . .            45,174             51,864            30,219
                                                      ---------------    --------------    ---------------
   Earnings before extraordinary item and
      accounting changes  . . . . . . . . . . . .           100,423            113,640            75,793
   Extraordinary item and accounting
      changes, net of taxes . . . . . . . . . . .                --                637             2,847
                                                      ---------------    --------------    ---------------
   Net earnings . . . . . . . . . . . . . . . . .     $     100,423      $     114,277     $      78,640
                                                      ===============    ==============    ===============

PER COMMON SHARE DATA (2), (5)
   Primary
      Earnings before extraordinary item
         and accounting changes . . . . . . . . .            $ 1.52             $ 2.19            $ 1.75
      Net earnings  . . . . . . . . . . . . . . .              1.52               2.20              1.75
   Fully diluted
      Earnings before  extraordinary item
        and accounting changes  . . . . . . . . .              1.52               2.14              1.73
      Net earnings  . . . . . . . . . . . . . . .              1.52               2.15              1.73
   Cash dividends . . . . . . . . . . . . . . . .               .88                .72               .60
   Book value . . . . . . . . . . . . . . . . . .             15.42              14.80             14.08

BALANCE SHEET DATA (AT PERIOD END)
   Total assets . . . . . . . . . . . . . . . .         $13,425,063        $11,866,609       $10,180,375
   Loans, net of unearned income  . . . . . . .           8,436,650          6,615,884         5,364,377
   Allowance for losses on loans  . . . . . . .             154,131            141,999           114,130
   Investment securities  . . . . . . . . . . .           3,592,482          3,854,767         3,370,321
   Deposits . . . . . . . . . . . . . . . . . .          10,702,569          9,879,780         8,714,306
   Short-term borrowings  . . . . . . . . . . .             699,838            300,414           343,452
   Long-term debt (3)
      Parent company  . . . . . . . . . . . . .             114,790            114,729            74,292
      Subsidiary banks  . . . . . . . . . . . .             693,002            463,055           202,847
   Total shareholders' equity . . . . . . . . .           1,008,594            935,730           670,267
   Average assets . . . . . . . . . . . . . . .          13,105,179         11,565,505         9,475,049
   Average shareholders' equity . . . . . . . .           1,042,990            813,140           623,869
   Average shares outstanding  (in thousands)
      Primary . . . . . . . . . . . . . . . . .              59,587             43,192            35,463
      Fully diluted . . . . . . . . . . . . . .              59,929             47,422            38,307

                                                           Six Months Ended
                                                             June 30, (1)        Years Ended December 31, (1)
                                                     --------------------------------------------------------
                                                          1997         1996         1996           1995
                                                     -------------   ---------   ----------    --------------
                                                         (Dollars in thousands, except per share data)

PROFITABILITY AND CAPITAL RATIOS
   Return on average assets . . . . . . . . . .            1.61%        1.27%         .88%       1.26%
   Return on average common equity  . . . . . .           18.12        15.93        10.61       16.16
   Net interest income (taxable-equivalent)/
      average earning assets (4)  . . . . . . .            4.73         4.42         4.41        4.38
   Loans/deposits . . . . . . . . . . . . . . .           92.56        82.87        90.81       81.64
   Common and preferred dividend
      payout ratio  . . . . . . . . . . . . . .           40.75        33.53        50.64       32.74
   Equity/assets (period end) . . . . . . . . .            9.78         8.62         8.89        8.43
   Average shareholders' equity/
      average  total assets . . . . . . . . . .            9.20         8.29         8.40        8.19
   Leverage ratio . . . . . . . . . . . . . . .           10.64         8.34         9.61        8.08
   Tier 1 capital/risk-weighted assets  . . . .           16.76        13.93        15.29       13.39
   Total capital/risk-weighted assets . . . . .           19.86        17.09        18.32       16.68

ASSET QUALITY RATIOS (6)
   Allowance/period-end loans . . . . . . . . .            1.80%        1.98%        1.86%       1.92%
   Nonperforming loans/total loans  . . . . . .             .61          .74          .74         .56
   Allowance/nonperforming loans  . . . . . . .             295          268          253         344
   Nonperforming assets/loans and
      foreclosed properties . . . . . . . . . .             .80          .87          .92         .67
   Provision/average loans  . . . . . . . . . .             .56          .60          .66         .34
   Net charge-offs/average loans  . . . . . . .             .69          .48          .60         .34


                                                           Years Ended December 31, (1)
                                                     --------------------------------------
                                                          1994         1993         1992
                                                     -----------    ----------    ---------
                                                  (Dollars in thousands, except per share data)

PROFITABILITY AND CAPITAL RATIOS
   Return on average assets . . . . . . . . . .             .77%         .99%         .83%
   Return on average common equity  . . . . . .            9.76        14.92        13.15
   Net interest income (taxable-equivalent)/
      average earning assets (4)  . . . . . . .            4.31         4.29         4.26
   Loans/deposits . . . . . . . . . . . . . . .           78.83        66.96        61.56
   Common and preferred dividend
      payout ratio  . . . . . . . . . . . . . .           40.99        28.34        32.95
   Equity/assets (period end) . . . . . . . . .            7.51         7.89         6.58
   Average shareholders' equity/
      average  total assets . . . . . . . . . .            7.96         7.03         6.58
   Leverage ratio . . . . . . . . . . . . . . .            7.53         7.62         6.36
   Tier 1 capital/risk-weighted assets  . . . .           12.75        14.07        11.70
   Total capital/risk-weighted assets . . . . .           14.97        16.51        13.64

ASSET QUALITY RATIOS (6)
   Allowance/period-end loans . . . . . . . . .            1.98%        2.27%        2.20%
   Nonperforming loans/total loans  . . . . . .             .44          .65         1.16
   Allowance/nonperforming loans  . . . . . . .             444          346          189
   Nonperforming assets/loans and
      foreclosed properties . . . . . . . . . .             .58          .96         1.83
   Provision/average loans  . . . . . . . . . .             .14          .37          .74
   Net charge-offs/average loans  . . . . . . .             .09          .27          .52


------------------------------

  (1) Reference is made to "Basis of Presentation" in Note 1 to UPC's audited consolidated financial statements contained in the 1996 Annual Report to Shareholders, which is incorporated by reference. See "DOCUMENTS INCORPORATED BY REFERENCE."

  (2) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as pooling of interests.

  (3) Long-term debt includes Medium-Term Bank Notes, Federal Home Loan Bank ("FHLB") advances, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, Trust Preferred Securities, and notes payable with maturities greater than one year.

  (4) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.

  (5) Leader Financial Corporation ("Leader") was organized as a holding company on March 18, 1993 in connection with the conversion of its principal subsidiary, Leader Federal Bank for Savings, from a federal mutual savings bank to a federally-chartered capital stock savings bank. (See Note 2 to UPC's consolidated financial statements contained in the 1996 Annual Report to Shareholders). Accordingly, earnings per share for the year ended December 31, 1992 is calculated using only UPC's historical net earnings and the calculation of earnings per share for the year ended December 31, 1993 is based on UPC's historical net earnings for 1993 plus Leader's fourth quarter net earnings, since the stock conversion occurred on September 30, 1993.

  (6) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to UPC.

                        CAPITAL BANCORP AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA

                                                                   Six Months Ended
                                                                       June 30,              Years Ended December 31,
                                                            -----------------------------------------------------------
                                                                1997            1996             1996          1995
                                                            ------------    ------------    -------------  ------------
                                                                  (Dollars in thousands, except per share data)

INCOME STATEMENT DATA
   Net interest income  . . . . . . . . . . . . . . .       $    38,436     $    33,984     $    70,303    $    67,579
   Provision for losses on loans
     and doubtful accounts  . . . . . . . . . . . . .             5,900           4,400           9,025          5,835
   Investment securities gains (losses) . . . . . . .                57              --              18             12
   Other noninterest income . . . . . . . . . . . . .            29,107          25,231          53,140         46,094
   Noninterest expense (1)  . . . . . . . . . . . . .            43,388          39,132          80,568         80,288
                                                            ------------    ------------    -------------  ------------
   Earnings before income taxes,
     extraordinary items, and accounting
     changes  . . . . . . . . . . . . . . . . . . . .            18,312          15,683          33,868         27,562
   Applicable income taxes  . . . . . . . . . . . . .             6,884           6,116          13,664         10,461
                                                            ------------    ------------    -------------  ------------
   Earnings before  extraordinary items
      and accounting  changes . . . . . . . . . . . .            11,428           9,567          20,204         17,101
   Accounting changes, net of taxes . . . . . . . . .                --              --              --             --
                                                            ------------    ------------    -------------  ------------
   Net earnings . . . . . . . . . . . . . . . . . . .       $    11,428      $    9,567     $    20,204    $    17,101
                                                            ============    ============    =============  ============

PER COMMON SHARE DATA
   Primary
      Earnings before accounting
        changes . . . . . . . . . . . . . . . . . . .             $1.40           $1.18           $2.50          $2.25
      Net earnings  . . . . . . . . . . . . . . . . .              1.40            1.18            2.50           2.25
   Fully diluted
      Earnings before accounting
       changes  . . . . . . . . . . . . . . . . . . .              1.38            1.18            2.50           2.20
      Net earnings  . . . . . . . . . . . . . . . . .              1.38            1.18            2.50           2.20
   Cash dividends . . . . . . . . . . . . . . . . . .             .1666           .1666             .33            .33
   Book value . . . . . . . . . . . . . . . . . . . .             19.29           16.12           18.02          15.26

BALANCE SHEET DATA (AT PERIOD END)

   Total assets . . . . . . . . . . . . . . . . . . .        $1,910,330      $1,634,524      $1,762,898     $1,589,715
   Loans, net of unearned income  . . . . . . . . . .           848,272         745,975         827,366        725,280
   Allowance for losses on loans  . . . . . . . . . .            10,807           8,949           9,333         11,789
   Investment securities  . . . . . . . . . . . . . .           221,146         232,043         218,486        240,504
   Deposits . . . . . . . . . . . . . . . . . . . . .         1,197,578       1,034,231       1,096,825      1,038,755
   Short-term borrowings  . . . . . . . . . . . . . .            81,805          87,110          79,905         86,133
   Long-term debt
      Subsidiary bank (2) . . . . . . . . . . . . . .           256,085         204,300         200,900        175,000
   Total shareholders' equity . . . . . . . . . . . .           146,341         120,408         135,742        113,725
   Average assets . . . . . . . . . . . . . . . . . .         1,798,183       1,575,462       1,651,399      1,424,549
   Average shareholders' equity . . . . . . . . . . .           140,684         116,973         123,620        102,318
   Average shares outstanding (in thousands)

      Primary . . . . . . . . . . . . . . . . . . . .             8,187           8,118           8,096          7,610
      Fully diluted . . . . . . . . . . . . . . . . .             8,288           8,118           8,096          7,770


                                                                      Years Ended December 31,
                                                            --------------------------------------------
                                                                 1994           1993            1992
                                                            -------------   ------------    ------------
                                                           (Dollars in thousands, except per share data)

INCOME STATEMENT DATA
   Net interest income  . . . . . . . . . . . . . . .       $    59,449     $    56,796     $    48,694
   Provision for losses on loans
     and doubtful accounts  . . . . . . . . . . . . .             5,760          12,145          12,050
   Investment securities gains (losses) . . . . . . .             1,213             632             106
   Other noninterest income . . . . . . . . . . . . .            40,735          39,567          35,005
   Noninterest expense (1)  . . . . . . . . . . . . .            74,459          67,713          60,934
                                                            -------------   ------------    ------------
   Earnings before income taxes,
     extraordinary items, and accounting
     changes  . . . . . . . . . . . . . . . . . . . .            21,178          17,137          10,821
   Applicable income taxes  . . . . . . . . . . . . .             7,974           5,368           2,631
                                                            -------------   ------------    ------------
   Earnings before  extraordinary items
      and accounting  changes . . . . . . . . . . . .            13,204          11,769           8,190
   Accounting changes, net of taxes . . . . . . . . .                --              --              --
                                                            -------------   ------------    ------------
   Net earnings . . . . . . . . . . . . . . . . . . .       $    13,204     $    11,769      $    8,190
                                                            =============   ============    ============

PER COMMON SHARE DATA
   Primary
      Earnings before accounting
        changes . . . . . . . . . . . . . . . . . . .             $1.83           $1.64           $1.20
      Net earnings  . . . . . . . . . . . . . . . . .              1.83            1.64            1.20
   Fully diluted
      Earnings before accounting
       changes  . . . . . . . . . . . . . . . . . . .              1.80            1.61            1.16
      Net earnings  . . . . . . . . . . . . . . . . .              1.80            1.61            1.16
   Cash dividends . . . . . . . . . . . . . . . . . .               .33             .33             .27
   Book value . . . . . . . . . . . . . . . . . . . .             12.85           12.25           10.63

BALANCE SHEET DATA (AT PERIOD END)

   Total assets . . . . . . . . . . . . . . . . . . .        $1,317,081      $1,204,467      $1,271,015
   Loans, net of unearned income  . . . . . . . . . .           645,421         565,046         567,316
   Allowance for losses on loans  . . . . . . . . . .             9,210          18,423          15,243
   Investment securities  . . . . . . . . . . . . . .           221,049         179,813         176,286
   Deposits . . . . . . . . . . . . . . . . . . . . .           876,793         915,848         934,356
   Short-term borrowings  . . . . . . . . . . . . . .            87,236          59,566         116,595
   Long-term debt
      Subsidiary bank (2) . . . . . . . . . . . . . .           125,000              --              --
   Total shareholders' equity . . . . . . . . . . . .            91,363          84,673          74,549
   Average assets . . . . . . . . . . . . . . . . . .         1,273,079       1,230,817       1,186,707
   Average shareholders' equity . . . . . . . . . . .            87,433          80,082          70,757
   Average shares outstanding (in thousands)

      Primary . . . . . . . . . . . . . . . . . . . .             7,210           7,190           6,820
      Fully diluted . . . . . . . . . . . . . . . . .             7,347           7,298           7,048

                                                      Six Months Ended
                                                         June 30,          Years Ended December 31,
                                                  -------------------------------------------------
                                                     1997         1996        1996         1995
                                                  ---------   ----------   ---------   ------------
                                                   (Dollars in thousands, except per share data)

PROFITABILITY AND CAPITAL RATIOS

   Return on average assets (3) . . . . . .        1.28%          1.22%       1.22%       1.20%
   Return on average common
     equity (3) . . . . . . . . . . . . . .       16.38          16.45       16.34       16.71
   Net interest income/average earning
      assets, taxable equivalent (3)  . . .        5.40           5.34        5.45        5.84
   Loans/deposits . . . . . . . . . . . . .       69.93          71.26       74.58       68.69
   Common and preferred dividend
      payout ratio  . . . . . . . . . . . .       11.05          13.00       12.35       15.00
   Equity/assets (period end) . . . . . . .        7.66           7.37        7.70        7.15
   Average shareholders' equity/
      average total assets  . . . . . . . .        7.82           7.42        7.49        7.18
   Capital ratio  . . . . . . . . . . . . .        8.57           7.50        8.38        7.25
   Tier 1 capital/risk-weighted assets  . .       10.71           9.89       10.84        9.99
   Total capital/risk-weighted assets . . .       11.66          10.85       11.75       11.24

ASSET QUALITY RATIOS
   Allowance/period-end loans (4) . . . . .        1.27%          1.20%       1.13%       1.63%
   Nonperforming loans/total loans(5) . . .        1.89            .69         .68         .97
   Allowance/nonperforming loans  . . . . .       67.26         174.99      164.86      168.01
   Nonperforming assets/loans and
      foreclosed properties . . . . . . . .        2.22           1.32        1.12        1.89
   Provision/average loans (3)  . . . . . .         .88            .63         .70         .53
   Net charge-offs/average loans(3) . . . .         .53           1.41        1.02         .15


                                                        Years Ended December 31,
                                                  ---------------------------------
                                                     1994         1993       1992
                                                  ----------   ---------   --------
                                             (Dollars in thousands, except per share data)

PROFITABILITY AND CAPITAL RATIOS

   Return on average assets (3) . . . . . .        1.04%           .96%        .69%
   Return on average common
     equity (3) . . . . . . . . . . . . . .       15.10          14.70       11.57
   Net interest income/average earning
      assets, taxable equivalent (3)  . . .        5.91           6.03        5.52
   Loans/deposits . . . . . . . . . . . . .       72.56          59.68       59.09
   Common and preferred dividend
      payout ratio  . . . . . . . . . . . .       18.52          20.66       22.99
   Equity/assets (period end) . . . . . . .        6.94           7.03        5.87
   Average shareholders' equity/
      average total assets  . . . . . . . .        6.87           6.51        5.96
   Capital ratio  . . . . . . . . . . . . .        7.58           7.30        6.18
   Tier 1 capital/risk-weighted assets  . .        9.68           9.23        8.21
   Total capital/risk-weighted assets . . .       10.82          10.48        9.46

ASSET QUALITY RATIOS
   Allowance/period-end loans (4) . . . . .        1.43%          3.26%       2.69%
   Nonperforming loans/total loans(5) . . .        1.20           2.18        4.98
   Allowance/nonperforming loans  . . . . .      119.07         149.65       53.97
   Nonperforming assets/loans and
      foreclosed properties . . . . . . . .        3.40           5.23        9.81
   Provision/average loans (3)  . . . . . .         .60           1.63        1.56
   Net charge-offs/average loans(3) . . . .        2.15           1.08        1.91


------------------------------

  (1) Includes minority interests in net income of consolidated subsidiary of $1.0 million and $1.1 million for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively.

  (2)     Represents long-term debt of Factors and subsidiaries.

  (3)     Annualized for the six months ended June 30, 1997 and 1996.

  (4)     Allowance divided by loans, net of unearned income.

  (5)     Nonperforming loans divided by loans, net of unearned income.

                    SPECIAL MEETING OF CAPITAL SHAREHOLDERS


DATE, PLACE, TIME, AND PURPOSE


         This Proxy Statement is being furnished to the holders of Capital Common Stock in connection with the solicitation by the Capital Board of proxies for use at the Special Meeting and at any adjournments or postponements thereof at which Capital shareholders will be asked to vote upon a proposal to approve the Agreement and the Plan of Merger. The Special Meeting will be held at The Grand Bay Hotel located at 2669 South Bayshore Drive, Miami, Florida 33133, at 10:00 a.m., local time, on November 24, 1997. See "DESCRIPTION OF TRANSACTION."


RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES


         The close of business on October 6, 1997, has been fixed as the Capital Record Date for determining holders of outstanding shares of Capital Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of Capital Common Stock of record on the books of Capital at the close of business on the Capital Record Date are entitled to notice of and to vote at the Special Meeting. As of the Capital Record Date, there were 7,623,671 shares of Capital Common Stock issued and outstanding held by approximately 489 holders of record.


         Each holder of record of shares of Capital Common Stock on the Capital Record Date is entitled to cast one vote per share on the proposal to approve the Agreement and the Plan of Merger, and on any other matter properly submitted for the vote of the Capital shareholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Capital Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.


         Capital intends to count shares of Capital Common Stock present in person at the Special Meeting but not voting, and shares of Capital Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Pursuant to Capital's Articles, approval of the Agreement and Plan of Merger requires the affirmative vote of at least two-thirds of the issued and outstanding shares of Capital Common Stock entitled to vote at the Special Meeting. Pursuant to the Agreement, shares which are voted pursuant to Disputed Irrevocable Proxies will not be counted, unless (i) the underlying owner has given written instructions with respect to the voting of such shares in connection with the Agreement or (ii) the parties to the Agreement have waived this requirement. See "-- Irrevocable Proxies"). In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval of the Agreement and the Plan of Merger without specific instructions from such customers. Given that the approval of the Agreement and the Plan of Merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Capital Common Stock entitled to vote thereon, any abstention, non-voting share or "broker non-vote" with respect to such shares of Capital Common Stock will have the same effect as a vote AGAINST the approval of the Agreement and the Plan of Merger.



         Shares of Capital Common Stock represented by properly executed proxies, if such proxies are received prior to or at the Special Meeting and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER AND IN THE DISCRETION OF THE PROXYHOLDER AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXYHOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXYHOLDER WILL VOTE ANY

PROXIES VOTED AGAINST APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER FOR A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

         A Capital shareholder who has given a proxy solicited by the Capital Board may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of Capital,
(ii) properly submitting to Capital a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Capital Bancorp, 1221 Brickell Avenue, Miami, Florida 33131; Attention: Timothy E. Kish, Senior Vice President, General Counsel, and Corporate Secretary.


         The directors and executive officers of Capital (including immediate family members and affiliated entities) owned, as of the Capital Record Date, 2,912,871 shares (excluding shares underlying Capital Options), or approximately 38.2% of the outstanding shares of Capital Common Stock. A director and an executive officer of Capital also control, as of the Capital Record Date, irrevocable proxies covering an additional 1,202,898 shares of Capital Common Stock, or approximately 15.8% of the outstanding shares of Capital Common Stock, and which provide the proxyholder the power to vote such shares of Capital Common Stock. The validity of certain of these irrevocable proxies is currently the subject of litigation. Pursuant to the Agreement, any shares subject to Disputed Irrevocable Proxies will not be counted in the vote to approve the Agreement, unless (i) the underlying owner has given written instructions with respect to the voting of such shares in connection with the Agreement or (ii) the parties to the Agreement have waived this requirement. See "-- Irrevocable Proxies" and "BUSINESS OF CAPITAL -- Legal Proceedings."


         As an inducement and a condition to UPC entering into the Agreement, the directors of Capital each individually entered into a Support Agreement with UPC, pursuant to which such persons agreed, among other things, to vote all shares of Capital Common Stock which they are entitled to vote (not including shares over which such director has voting authority in a fiduciary capacity) in favor of the Agreement. See "DESCRIPTION OF TRANSACTION -- Support Agreements."


         The directors and executive officers of UPC owned, as of the Capital Record Date, no shares of Capital Common Stock. As of the Capital Record Date, UPC held no shares of Capital Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and Capital held 1,500 shares of Capital Common Stock in a fiduciary capacity for others.


         For information with respect to beneficial owners of 5.0% or more of the outstanding shares of Capital Common Stock, see "BUSINESS OF CAPITAL -- Beneficial Ownership of Capital Common Stock."

IRREVOCABLE PROXIES

         Irrevocable proxies have been granted with respect to 1,202,898 shares of Capital Common Stock, or approximately 15.8% of the shares of Capital Common Stock outstanding on the Capital Record Date, including certain Disputed Irrevocable Proxies, the validity of which is currently the subject of litigation as described under "BUSINESS OF CAPITAL -- Legal Proceedings." Irrevocable proxies covering 1,202,477 shares of Capital Common Stock are held by Fana Holtz, Vice Chairman of the Board of Capital, and irrevocable proxies covering 421 shares of Capital Common Stock are held by Javier J. Holtz, Senior Vice President of Capital. Pursuant to the Agreement, any shares subject to Disputed Irrevocable Proxies voted by the proxyholder without the written agreement of the underlying owner will not be counted in the vote to approve the Agreement (except as provided below). Therefore, absent such written agreement, any shares subject to the Disputed Irrevocable Proxies which are voted to approve the Agreement by the holders of such proxies will not be voted, which has the same effect as a vote against the approval of the Agreement. As of the date of this Proxy Statement, 168,973 shares of Capital Common Stock, or approximately 2.2% of the shares of Capital Common Stock outstanding on the Capital Record Date, were subject to Disputed Irrevocable Proxies.


         Alex Halberstein ("Halberstein") and members of his family (collectively, the "Halberstein Group") are collectively the owners of approximately 11% of the outstanding shares of Capital Common Stock, which are subject to irrevocable proxies held by Fana Holtz. Halberstein, on behalf of himself and other members of the Halberstein Group, has entered into an agreement, dated as of October 8, 1997 ("the Halberstein Agreement"), with Fana Holtz, Daniel M. Holtz (the successor proxyholder in the event of Fana Holtz's death), Capital Bank, and Capital Bancorp whereby each member of the Halberstein Group consents and instructs Fana Holtz to vote all of such member's shares subject to irrevocable proxies in favor of the Agreement and the Merger and to vote against any other proposal or transaction that would in any manner impede, frustrate, prevent, or nullify the Merger, the Agreement or any of the other transactions contemplated thereby.



         The Halberstein Agreement also provides for the termination of the irrevocable proxies over shares held by the Halberstein Group upon consummation of the Merger, subject to certain terms and conditions set forth in the Halberstein Agreement.

         UPC and Capital reserve the right to waive the provision in the Agreement providing that any vote with respect to shares that are subject to Disputed Irrevocable Proxies will be disregarded absent written instructions by the underlying owner of the shares. Any such decision to waive this provision will be based on the facts and circumstances existing at the time of the Special Meeting, including, without limitation, the status of the pending litigation described under "BUSINESS OF CAPITAL -- Legal Proceedings."

SOLICITATION OF PROXIES


         Proxies may be solicited by the directors, officers, and employees of Capital by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. Capital may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Capital Common Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the Special Meeting, and expenses related to the printing and mailing of this Proxy Statement, will be shared by UPC and Capital as provided in the Agreement. Capital is using the services of a proxy soliciting firm in connection with the solicitation of proxies for the Special Meeting. See "DESCRIPTION OF TRANSACTION -- Expenses and Fees."


RECOMMENDATION

         THE CAPITAL BOARD (WITH ONE DIRECTOR ABSENT) HAS UNANIMOUSLY APPROVED THE AGREEMENT, THE PLAN OF MERGER, AND THE MERGER CONTEMPLATED THEREBY, BELIEVES THAT THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER IS IN THE BEST INTERESTS OF CAPITAL AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE CAPITAL SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.


                           DESCRIPTION OF TRANSACTION

         The following information describes material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan of Merger, which are attached as Appendices A and B, respectively, to this Proxy Statement and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL


         The Agreement provides for the acquisition of Capital by UPC pursuant to the merger of Capital with and into UPC Merger Subsidiary, a corporation to be organized under the laws of the State of Tennessee, which will exist as a wholly-owned subsidiary of UPC, with the effect that UPC Merger Subsidiary will be the surviving corporation resulting from the Merger. At the Effective Time, each share of Capital Common Stock then issued and outstanding (excluding shares held by Capital, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive .8525 shares of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio").


         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share to which any Capital shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of such common stock on the NYSE
(as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by UPC) on the last trading day preceding the Effective Time.


         As of the Capital Record Date, Capital had 7,623,671 shares of Capital Common Stock issued and outstanding and 1,260,974 additional shares of Capital Common Stock subject to Capital Options. Based upon an Exchange Ratio of .8525, upon consummation of the Merger, UPC would issue approximately 6,499,179 shares of UPC Common Stock, excluding shares subject to assumed Capital Options. Accordingly, UPC would then have outstanding approximately 73,710,821 shares of UPC Common Stock based on the number of shares of UPC Common Stock outstanding on September 30, 1997 (and excluding shares to be issued pursuant to Other Pending Acquisitions and shares to be issued pursuant to the exercise of stock options and for other purposes).


POSSIBLE ADJUSTMENT OF EXCHANGE RATIO


         Under certain circumstances described below, the Exchange Ratio could be adjusted pursuant to certain provisions of the Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN .8525 SHARES OF UPC COMMON STOCK FOR EACH SHARE OF CAPITAL COMMON STOCK. An adjustment could occur only if the Capital Board elects by a majority vote to terminate the Agreement pursuant to the provisions of the Agreement described below, and if UPC then elects to avoid termination of the Agreement by adjusting the Exchange Ratio.



         If:

                 (i) the Average Closing Price (as defined below) is less than $39.90; and


                 (ii) (a) the number obtained by dividing the Average Closing Price by $49.875 is less than (b) the number obtained by dividing the weighted average of the closing prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement (the "Index Price") on the Determination Date by the Index Price on August 18, 1997, less 15%


Capital may elect to terminate the Agreement (the "Stock Price Termination Right") unless UPC increases the Exchange Ratio such that the shares of UPC Common Stock issued in exchange for each share of Capital Common Stock have a value (based on the Average Closing Price) equal to the lesser of (i) $34.01 and
(ii) the value (based on the Average Closing Price) of the shares of UPC Common Stock that would have been exchanged for each share of Capital Common Stock if the relative performance of UPC Common Stock as determined above was 15% lower than the relative performance of the Index Group. If the Merger is approved by the Capital shareholders, the Capital Board may elect not to terminate the Agreement and to consummate the Merger without resoliciting the Capital shareholders even if Capital's Stock Price Termination Right is triggered and as a result of the Exchange Ratio, the value of the shares of UPC Common Stock (valued at the Average Closing Price) issued in exchange for each share of Capital Common Stock would be less than the lesser of (i) $34.01 and (ii) the value (based on the Average Closing Price) of the shares of UPC Common Stock that would have been exchanged for each share of Capital Common Stock if the relative performance of UPC Common Stock as determined above was 15% lower than the relative performance of the Index Group.



         The Average Closing Price is the average of the daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by
UPC) for 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.


         The Determination Date is the later of the date of the Special Meeting and the date on which consent of the Federal Reserve shall be received (without regard to any requisite waiting period thereof).




         These conditions reflect the parties' agreement that Capital's shareholders will assume the risk of declines in the value of UPC Common Stock to $39.90. Any adjustment of the Exchange Ratio below a decline in the price of UPC Common Stock to $39.90 would be dependent on whether the Average Closing Price of UPC Common Stock lags behind a market basket of comparable bank holding company common stocks (the Index Group referenced above) by more than 15%.

         In making its determination of whether to terminate the Agreement, the Capital Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of UPC (including the recent performance of UPC Common Stock, the historical financial data of UPC, customary statistical measurements of UPC's financial performance, and the future prospects for UPC Common Stock following the Merger), and the advice of its financial advisor and legal counsel. If the Capital Board elects to terminate the Agreement, UPC would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors UPC will consider include the projected effect of the Merger on UPC's pro forma earnings per share and whether UPC's assessment of Capital's earning potential as part of UPC justifies the issuance of an increased number of UPC's shares. If UPC declines to adjust the Exchange Ratio, Capital may elect to proceed without the adjustment, provided it does so within 12 days of the Determination Date. UPC IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO.

         The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is .8525, the Starting Price of UPC Common Stock is $49.875, and the Index Price, as of the Starting Date, is $100.)


    (1) The first scenario occurs if the Average Closing Price is not less than $39.90. Under this scenario, regardless of any comparison between the UPC Ratio and the Index Ratio, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Capital shareholders could have fallen from a pro forma $42.52 per share, as of the Starting Date, to $34.01 per share, as of the Determination Date.



    (2) The second scenario occurs if the Average Closing Price is less than $39.90, but does not represent a decline from the Starting Price of more than 15% than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Capital shareholders would have fallen from a pro forma $42.52 per share, as of the Starting Date, to an amount based on the then lower Average Closing Price of UPC Common Stock, as of the Determination Date.


    (3) The third scenario occurs if the Average Closing Price declines below $39.90 and the UPC Ratio is below the Index Ratio. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the Capital shareholders receive shares of UPC Common Stock having a value (based upon the Average Closing Price) that corresponds to at least $34.01 or a 15% decline from the stock price performance reflected by the Index Group, whichever is less.

         For example, if the Average Closing Price were $39.00, and the ending Index Price, as of the Determination Date, were $95, the UPC Ratio (.7820) would be below the Index Ratio (.80, or .95 minus .15), Capital could terminate the Agreement unless UPC elected within five days to increase the Exchange Ratio to equal .8721, which represents the lesser of (a) .8721 [the result of dividing $34.01 (the product of $39.90 and the .8525 Exchange Ratio) by the Average Closing Price ($39.00), rounded to the nearest thousandth] and (b) .8722 [the result of dividing the Index Ratio (.80) times .8525 by the UPC Ratio (.7820), rounded to the nearest thousandth]. Based upon the assumed $39.00 Average Closing Price, the new Exchange Ratio would represent a value to the Capital shareholders of $34.01 per share.

         If the Average Closing Price were $39.00, and the ending Index Price, as of the Determination Date, were $100, the UPC Ratio (.7820) would be below the Index Ratio (.85, or 1.00 minus .15), Capital could terminate the Agreement unless UPC elected within five days to increase the Exchange Ratio to equal .8721, which represents the lesser of (a) .8721 [the result of dividing $34.01 (the product of $39.50 and the .8525 Exchange Ratio) by the Average Closing Price ($39.00), rounded to the nearest thousandth] and (b) .9266 [the result of dividing the Index Ratio (.85) times .8525 by the UPC Ratio

         (.7820), rounded to the nearest thousandth]. Based upon the assumed $39.00 Average Closing Price, the new Exchange Ratio would represent a value to the Capital shareholders of $34.01 per share.

         The actual market value of a share of UPC Common Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of Certificates for shares of Capital Common Stock may be more or less than the Average Closing Price. Capital shareholders are urged to obtain current market quotations for UPC Common Stock. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

EFFECT OF THE MERGER ON CAPITAL OPTIONS


         At the Effective Time, each Capital Option granted by Capital under the Capital Stock Plans, as defined in the Agreement, that is outstanding at the Effective Time, whether or not exercisable, will be converted into and become an option with respect to UPC Common Stock, and UPC will assume each Capital Option, in accordance with the terms of the Capital Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee will be substituted for Capital and the Committee of the Capital Board (including, if applicable, the entire Capital Board) administering such Capital Stock Plan,
(ii) each Capital Option assumed by UPC may be exercised solely for or converted into shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Capital Option will be equal to the number of shares of Capital Common Stock subject to such Capital Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price under each such Capital Option will be adjusted by dividing the per share exercise price under each such Capital Option by the Exchange Ratio and rounding up to the nearest cent.



         In lieu of having the Capital Options assumed by UPC, each holder of a Capital Option that is not an "incentive stock option" (as such term is defined in Section 422 of the Code), whether or not then vested, will have the right to elect to convert, at the Effective Time, all or a portion of his or her Capital Options that are not "incentive stock options" and that have not expired prior to the Effective Time into the right to receive such number of shares (rounded to the nearest whole share) of UPC Common Stock as are equal in value (determined by valuing each share of UPC Common Stock at the Average Closing Price) to the excess of (i) the product of the number of shares of Capital Common Stock subject to such option times the Exchange Ratio times the Average Closing Price of the UPC Common Stock over (ii) the product of (A) the exercise price per share of Capital Common Stock subject to such option and (B) the number of shares of Capital Common Stock subject to such option. To make this election, a holder of such Capital Options must deliver to UPC written notice of election (specifying the number of Capital Options covered by such election) not later than two business days prior to the Effective Time.


         For information with respect to Capital Options held by the Capital Board and management, see "-- Interests of Certain Persons in the Merger."

BACKGROUND OF AND REASONS FOR THE MERGER


         BACKGROUND OF THE MERGER. In November 1996, the Capital Board established the Strategic Planning and Corporate Finance Committee (the "Committee") for the purpose of working with management of Capital and an investment banking firm to be retained by Capital in evaluating the strategic alternatives available to Capital. In forming the Committee, the Capital Board was mindful of the increasing competition and rapid consolidation taking place in the banking industry and deemed it advisable for the Committee to review such consolidation and consider its potential implications for Capital. The Committee initially consisted of directors Daniel M. Holtz, the Chairman of the Board, and Jeffrey H. Porter, Leon J. Simkins, and Gerald M. Stern.


         In March 1997, the Committee retained Sandler O'Neill to act as financial advisor to Capital in connection with the evaluation of strategic alternatives available to Capital and any transaction arising as a result of such review. At a meeting of the Committee held that month, Sandler O'Neill made a financial presentation of the strategic alternatives available to Capital, including remaining independent and affiliating with a larger banking organization. Following this presentation, the Committee authorized Sandler O'Neill to contact third par-ties for the purpose of ascertaining levels of interest by any of such third parties in pursuing a business combination with Capital.

         Over the course of the next few months, Sandler O'Neill contacted 28 financial institutions to solicit indications of interest. Capital entered into confidentiality agreements with those institutions that expressed interest in receiving confidential information concerning Capital. While certain of these institutions expressed interest in acquiring only Capital's factoring operations or Capital's banking operations, two institutions, UPC and BankAtlantic Bancorp, Inc. ("BA"), were interested in pursuing a merger with Capital whereby such parties would acquire Capital in its entirety.

         During this process, the Committee, with the assistance of Sandler O'Neill and Skadden, Arps ("Skadden, Arps"), special counsel to Capital, also analyzed the possible spin-off of Capital's factoring operations in connection with the sale of Capital Bank. However, in April 1997, the Joint Committee's Report of Revenue Provisions in President Clinton's 1998 Budget Proposal described proposed legislation (which legislation was subsequently enacted by Congress and signed by President Clinton in July 1997) which called for the elimination of the tax-free nature of transactions structured in the manner of the transaction then being considered by the Committee. Consequently, the Committee chose not to pursue this transaction structure.


         On June 16, 1997, the Comptroller of the State of Florida (the "Florida Comptroller") issued an order (the "Order") denying the application filed by Fana Holtz, the Vice Chairman of the Board of Capital, Daniel M. Holtz, the Chairman, President and Chief Executive Officer of Capital, and Javier J. Holtz, a Senior Vice President of Capital (collectively, the "Applicants"), individually and as a group, to acquire and/or maintain a controlling interest in Capital Bank. The Order, among other things, required that the Applicants submit a plan for divestiture of all "indicia of control" of Capital. Shortly following the issuance of the Order, Daniel M. Holtz resigned from the Committee although he, along with certain other directors of Capital who were not members of the Committee, participated in certain subsequent meetings of the Committee. See "BUSINESS OF CAPITAL -- Administrative Proceedings."


         Throughout the course of the process of contacting third parties, Sandler O'Neill regularly reported to the Committee the status of all indications of interest received from third parties and the potential values that such indications could yield to Capital's shareholders. After reporting such preliminary indications in May 1997, including UPC's preliminary offer of approximately $40 per share, the Committee instructed Sandler O'Neill to continue its dialogue with all interested parties. In early July 1997, UPC engaged in a limited on-site due diligence examination of Capital.


         On July 21, 1997, the Committee held a telephonic meeting. During the meeting, Sandler O'Neill described the separate bids that had been received for either Factors or Capital Bank and the potential value that could be achieved by pairing the highest bidder for Factors with the highest bidder for Capital Bank (a "Joint Bid"). Sandler O'Neill reported that, based on the values that such parties indicated they would be willing to pay, a Joint Bid did not indicate a greater value to the Capital shareholders than the bids for Capital in its entirety. Sandler O'Neill believed that the lower potential value was principally attributable to the fact that the initial buyer of Capital would incur a substantial tax liability upon the subsequent sale of Capital Bank or Factors, as applicable, to the other bidder in the Joint Bid. Sandler O'Neill and Skadden, Arps also explained that, because a Joint Bid would involve two buyers, such bids would necessarily involve additional contingencies to closing.



         Sandler O'Neill also reported that UPC had increased its indication of interest such that it would be willing to pursue a merger with Capital where each Capital shareholder would receive UPC Common Stock with an indicated value in the range of $43 to $44 per share. Sandler O'Neill further reported that BA had indicated that it would be willing to pay in the range of $45 to $46 per share of Capital Common Stock, which would be payable in the form of 55% non-voting common stock and 45% cash. The initial offer of BA contemplated that, in order to provide the necessary capital to consummate the merger, BA would undertake an exchange offer of BA common stock for its outstanding convertible debt. At this meeting, the Committee authorized Skadden, Arps to deliver a draft merger agreement to Alston & Bird, UPC's legal advisors, and to continue discussions with all interested parties including, in particular, UPC and BA. Later that week, Skadden, Arps delivered a draft merger agreement to UPC and its legal advisors.

         During the week of July 28, 1997, Alston & Bird and Skadden, Arps discussed the preliminary issues raised by the draft merger agreement, including, in particular, UPC's request for the Option Agreement, Support Agreements (see "-- Option Agreement" and "-- Support Agreements"), and a due diligence termination right. On July 31, in response to a press report speculating on the status of merger negotiations involving Capital, Capital issued a press release confirming that it was in discussions with several parties concerning a possible merger transaction.

         On August 1, 1997, the Committee and directors Russell Galbut and Craig Platt met at the offices of Sandler O'Neill for an update and for a financial presentation by Sandler O'Neill relating to the competing proposals. Sandler O'Neill indicated that there had been no change in the status of the Joint Bids or in the UPC proposal. The Committee was informed that BA had reiterated its proposal but had revised the form of the merger consideration to 75% non-voting common stock and 25% cash. As part of the revised BA proposal, BA indicated that it would no longer undertake an exchange offer for its outstanding debt but rather would propose that Capital Bank sell a portion of its investment in Factors representing approximately 32% of the outstanding Factors stock to an unrelated third party where the proceeds of such sale, when combined with a proposed write-up to fair market value of the remaining ownership interest in Factors, would provide necessary capital to effectuate the merger.

         Following the Sandler O'Neill presentation, the Committee and the additional directors discussed the relative merits of the UPC and BA proposals. While the Committee concurred that both proposals provided Capital's shareholders with significant value and long-term growth opportunities, the Committee determined that the UPC proposal had certain advantages relative to the BA proposal including the expectation that: the UPC transaction would be entirely tax-free as opposed to the BA proposal which would have been taxable to Capital shareholders with respect to the cash portion of that proposed transaction; the UPC Common Stock is a more liquid investment than the non-voting common stock of BA; UPC offered Capital shareholders voting common stock, whereas under the BA proposal Capital shareholders would have received non-voting common stock, which effectively would have maintained substantial voting control in the resulting entity in the hands of BA's current chairman; UPC would provide a higher pro forma dividend for the Capital shareholders than BA; and the UPC proposal appeared to have a higher certainty of consummation. Following these discussions, the Committee authorized Mr. Stern, the Chairman of the Committee, to propose a fixed exchange ratio of .8525 shares of UPC Common Stock for each share of Capital Common Stock (which, based on the closing price of UPC Common Stock on the preceding day, represented an indicated value of $45.07). The Committee also instructed Sandler O'Neill to continue its discussions with other interested parties, including BA. That afternoon, Mr. Stern informed Benjamin W. Rawlins, Jr., the Chairman and
Chief Executive Officer of UPC, that, subject to the resolution of other outstanding issues, the Committee would be prepared to recommend that the Capital Board approve a merger with UPC at a fixed exchange ratio of .8525 shares of UPC Common Stock for each share of Capital Common Stock. Mr. Rawlins indicated that, subject to the resolution of such issues, UPC would be willing to pay the proposed exchange ratio.

         Over the course of the next few days, Skadden, Arps and Alston & Bird continued to negotiate the draft merger agreements. On August 6, 1997, the Capital Board met at the offices of Sandler O'Neill. At such meeting, Sandler O'Neill described the process undertaken by it over the previous months at the direction of the Committee and explained that the process had yielded the Joint Bids and the BA and the UPC proposals, which were all described in detail to the Capital Board. Sandler O'Neill explained that BA was unwilling to revise its proposal to issue voting common stock rather than nonvoting common stock as merger consideration. Skadden, Arps described the draft agreements and the
status of negotiations with respect thereto.   Based on the factors described
in the previous paragraph, the opinion of Sandler O'Neill described below as to the fairness of the Exchange Ratio as well as those factors set forth below in " -- Recommendation of the Capital Board; Reasons for the Merger," the Capital Board (with one director absent) unanimously authorized and approved the execution of the Agreement with UPC, subject to the satisfactory resolution of any remaining issues relating to the Agreement, including issues relating to the scope of UPC's due diligence termination right.

         On August 12, 1997, after resolution of the remaining issues, the Capital Board held a telephonic meeting at which the Capital Board ratified its earlier approval of the Agreement. On the evening of August 12, 1997, the Agreement and the Option Agreement were executed by the parties and the directors of Capital entered into the Support Agreements. See "-- Option Agreement" and "-- Support Agreements."


         RECOMMENDATION OF THE CAPITAL BOARD; REASONS FOR THE MERGER. The Capital Board believes that the Merger is fair to, and in the best interests of, Capital and its shareholders. ACCORDINGLY, THE CAPITAL BOARD HAS UNANIMOUSLY APPROVED (WITH ONE DIRECTOR ABSENT) THE AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF CAPITAL COMMON STOCK VOTE FOR THE APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY. See "-- Background of and Reasons for the Merger -- Background of the Merger" and "-- Opinion of Capital's Financial Advisor" below.



         The terms of the Merger, including the Exchange Ratio, are the result of arm's-length negotiations between representatives of Capital and UPC. In reaching its decision to approve the Agreement, the Capital Board consulted with its legal advisors regarding the terms of the transaction, with its financial advisor regarding the financial aspects of the proposed transaction and the fairness of the Exchange Ratio, and with management of Capital, and, without assigning any relative or specific weights, considered a number of factors, both from a short-term and long-term perspective, including, without limitation, those set forth in "-- Background of and Reasons for the Merger -- Background of the Merger," and the following:


                 (a) the Capital Board's familiarity with and review of Capital's business, financial condition, results of operations, and prospects, including, without limitation, its potential growth and profitability and the business risks associated therewith;

                 (b) the current and prospective environment in which Capital operates, including national and local economic conditions, the competitive environment for commercial banks and other financial institutions generally and the increasing consolidation in the financial services industry and the competitive effects of such increased consolidation on smaller financial institutions such as Capital;

                 (c) information concerning the business, financial condition, results of operations, and prospects of UPC, including the recent performance of UPC Common Stock, the historical financial data of UPC, customary statistical measurements of UPC financial performance, and the future prospects for UPC Common Stock following the Merger;

                 (d) the value to be received by holders of Capital Common Stock pursuant to the Agreement in relation to the historical trading prices of Capital Common Stock;

                 (e) the information presented by Sandler O'Neill to the Capital Board with respect to the Merger and the opinion of Sandler O'Neill that, as of the date of such opinion, the Exchange Ratio was fair to the holders of Capital Common Stock from a financial point of view (see "-- Opinion of Capital's Financial Advisor");

                 (f) the financial and other significant terms of the proposed Merger with UPC, and the review by Capital with its legal and financial advisors of the provisions of the Agreement and the Option Agreement;

                 (g) the Capital Board's belief that the receipt of UPC Common Stock in the Merger generally will permit holders of Capital Common Stock to defer any federal income tax liability associated with the increase in the value of their stock as a result of the Merger (see "-- Certain Federal Income Tax Consequences of the Merger") and to become shareholders of UPC, an institution with strong operations, earnings performance, dividend payments, and share liquidity; and

                 (h) the alternative strategic courses available to Capital, including remaining independent and exploring other potential business combination transactions, including, in particular, the Joint Bids and the proposal by BA, and the potential values that could be derived therefrom (see "-- Background of and Reasons for the Merger-- Background of the Merger").

         UPC'S REASONS FOR THE MERGER. In adopting the Agreement, the Plan of Merger, and the Merger, the UPC Board considered a number of additional factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the UPC Board considered the following additional material factors:


                 (a) a review, based in part on a presentation by UPC's management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Capital on historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which Capital operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on historical and prospective basis, (iii) the status of the litigation then pending as described under "BUSINESS OF CAPITAL-- Legal Proceedings," including the merits and value of the claims, and (iv) the results of UPC's due diligence review of Capital; and



                 (b) a variety of factors affecting and relating to the overall strategic focus of UPC, including UPC's desire to expand into markets in the Southeast and the business lines pursued by Capital.


         The UPC Board determined that the Merger was in the best interests of UPC and its shareholders and unanimously approved the proposed Merger on July 22, 1997.

OPINION OF CAPITAL'S FINANCIAL ADVISOR

         Capital retained Sandler O'Neill to, among other things, assist the Committee and the Capital Board in an analysis of the various strategic alternatives available to Capital and, ultimately, to act as independent financial advisor to Capital in connection with the Merger. Sandler O'Neill is a nationally-recognized investment banking firm whose principal business specialty is banks and savings institutions and, in that connection, is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

         In connection with Sandler O'Neill's engagement as independent financial advisor to Capital, at the August 6, 1997 meeting at which the Capital Board approved and adopted the Agreement, Sandler O'Neill delivered an oral opinion to the Capital Board that, as of August 6, 1997, the Exchange Ratio was fair, from a financial point of view, to such shareholders. Sandler O'Neill also delivered to the Capital Board a written opinion (the "Sandler O'Neill Fairness Opinion"), dated the date of this Proxy Statement, which states that the Exchange Ratio is fair, from a financial point of view, to such shareholders. THE FULL TEXT OF THE SANDLER O'NEILL FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE.
THE DESCRIPTION OF SUCH OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. HOLDERS OF CAPITAL COMMON STOCK ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER. THE SANDLER O'NEILL FAIRNESS OPINION SHOULD NOT BE CONSTRUED BY THE HOLDERS OF THE SHARES OF CAPITAL COMMON STOCK AS A RECOMMENDATION AS TO HOW THEY SHOULD VOTE AT THE SPECIAL MEETING.

         In connection with rendering its oral opinion on August 6, 1997, Sandler O'Neill performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of Sandler O'Neill's analyses. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying the Sandler O'Neill Fairness Opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions, and various other matters, many of which cannot be predicted and are beyond the control of Capital, UPC, and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, none of Capital, UPC, or Sandler O'Neill assumes responsibility for their accuracy.


         STOCK TRADING HISTORY. Sandler O'Neill examined the history of the trading prices and the volume of Capital Common Stock, the common stock of Factors, and UPC Common Stock, and the relationship between the movements in the prices of Capital, Factors, and UPC Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Banking Index and, in the case of Capital and UPC, composite groups of publicly traded commercial banks in geographic proximity and of similar asset size.



         ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. In preparing its presentation, Sandler O'Neill used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and efficiency ratios, of Capital and two different groups of selected institutions. The first group consisted of the following 14 publicly-traded regional commercial banks (the "Regional Commercial Group") of comparable size: Trustmark Corp.; National Commerce Bancorp.; One Valley Bancorp Inc.; BancorpSouth Inc.; Hancock Holding Co.; F & M National Corp.; United Bankshares Inc.; WesBanco Inc.; Carolina First Corp.; First United Bancshares Inc.; MainStreet BankGroup Inc.; City Holding Co.; Triangle Bancorp Inc.; and Capital City Bank Group Inc. Sandler O'Neill also compared Capital to a group of ten publicly-traded commercial banks of comparable size which were considered to be highly valued (the "Highly-Valued Group") by investors. The Highly-Valued Group was comprised of: TrustCo Bank Corp. NY; Silicon Valley Bancshares; Corus Bankshares Inc.; Mid Am Inc.; Chittenden Corp.; Park National Corp.; Santa Barbara Bancorp; National Penn Bancshares Inc.; Texas Regional Bancshares Inc.; and Independent Bank Corp. The analysis compared publicly available financial information as of and for the periods ended December 31, 1992 through June 30, 1997 (although in some cases, the information was as of or for the period ended March 31, 1997).



         Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for UPC and two different groups of selected institutions. The first group consisted of the following ten publicly-traded commercial banks (the "Regional Bank Group"): SouthTrust Corp; BB&T Corp.; Crestar Financial Corp.; Regions Financial Corporation; AmSouth Bancorp.; First Tennessee National Corp.; Compass Bancshares Inc.; First American Corp.; First Virginia Banks Inc.; and Synovus Financial Corp. Sandler O'Neill also compared UPC to a group of 12 publicly-traded commercial banks of comparable size which were considered to be highly-valued (the "Highly-Valued Bank Group") by investors. The Highly-Valued Bank Group was comprised of: BB&T Corp.; First of America Bank Corp.; Fifth Third Bancorp; Firstar Corp.; First Security Corp.; Marshall & Ilsley Corp.; Old Kent Financial Corp.; Star Banc Corp.; First American Corp.; Synovus Financial Corp.; Zions Bancorp.; and TCF Financial Corp. The analysis compared publicly available financial information as of and for the periods ended December 31, 1992 through June 30, 1997.



         ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed 212 transactions announced from January 1, 1996 to July 31, 1997 (the "Analysis Period") involving public commercial banking institutions nationwide as acquired institutions with transaction values over $15 million ("All Transactions"), 59 transactions announced during the Analysis Period involving public commercial banking institutions in the Southeast ("Regional Transactions"), and 17 transactions announced during the Analysis Period involving public commercial banking institutions in Florida ("Florida Transactions"). Sandler O'Neill also reviewed transactions with transaction values greater than $15 million where the acquired bank's return on average equity was greater than 15%: 64 transactions announced during the Analysis Period involving public commercial banking institutions nationwide as targets ("Nationwide High Performing Transactions"), 18 transactions announced during the Analysis Period involving public commercial banking institutions in the Southeast ("Regional High Performing Transactions"), and four transactions announced during the Analysis Period involving public commercial banking institutions in

Florida ("Florida High Performing Transactions"). In addition, Sandler O'Neill reviewed 43 transactions announced during the Analysis Period involving public commercial banking institutions nationwide as acquired institutions with transaction values over $100 million ("Nationwide Large Transactions") and nine transactions announced during the Analysis Period with transaction values over $100 million involving public commercial banking institutions in the Southeast ("Regional Large Transactions").

         Sandler O'Neill reviewed the ratios of price to net income, price to tangible book value, price to book value, tangible book premium to core deposits, price to total assets, and price to total deposits in each transaction and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. Based upon the median multiples for All Transactions, Sandler O'Neill derived an imputed range of values per share of Capital Common Stock of $36.80 to $50.72. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of Capital Common Stock of $39.81 to $54.95. Based upon the median multiples for Florida Transactions, Sandler O'Neill derived an imputed range of values per share of Capital Common Stock of $34.40 to $57.37. Based upon the median multiples for Nationwide High Performing Transactions, Sandler O'Neill derived an imputed range of values per share of Capital Common Stock of $34.84 to $50.01. Based upon the median multiples for Regional High Performing Transactions, Sandler O'Neill derived an imputed range of values per share of Capital Common Stock of $34.83 to $49.99. Based upon the median multiples for Florida High Performing Transactions, Sandler O'Neill derived an imputed range of values per share of Capital Common Stock of $38.01 to $54.42. Based upon the median multiples for Nationwide Large Transactions, Sandler O'Neill derived an imputed range of values per share of Capital Common Stock of $42.01 to $56.56. Based upon the median multiples for Regional Large Transactions, Sandler O'Neill derived an imputed range of values per share of Capital Common Stock of $45.36 to $57.32.


         DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Capital through 2001 under various circumstances, assuming that Capital performed in accordance with the earnings forecasts of its management and certain variations thereof and assuming that Capital grew at a rate more consistent with the growth rate of the banking industry (the "Moderate Growth Scenario"). To approximate the terminal value of Capital Common Stock at the end of the five-year period, Sandler O'Neill applied price to earnings multiples ranging from 12x to 24x and applied multiples of tangible book value ranging from 150% to 300%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 10% to 18%) chosen to reflect different assumptions regarding required rates of return of holders of prospective buyers of Capital Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of Capital Common Stock of between $29.84 and $79.89 based on management's projections and $21.04 to $55.99 based on the Moderate Growth Scenario when applying the price to earnings multiples, and an imputed range of values per share of Capital Common Stock between $25.01 and $66.64 based on management's projections and $22.30 and $59.44 based on the Moderate Growth Scenario when applying multiples of tangible book value. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions (including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense, and dividend payout ratio) would have on the resulting present value, and discussed these changes with the Capital Board.

         PRO FORMA MERGER ANALYSIS. Sandler O'Neill performed pro forma merger analyses that combined UPC's and Capital's current and projected income statements and balance sheets based on projections provided by management of UPC and management of Capital. Assumptions and analyses of the economic environment, accounting treatment, acquisition adjustments, operating efficiencies, balance sheet enhancements, and other adjustments were used to arrive at a base case pro forma analysis to determine the pro forma effect of the Merger on UPC. Sandler O'Neill used an exchange ratio of .8525 shares of UPC Common Stock for each share of Capital Common Stock in analyzing the projections of UPC's earnings per share and tangible book value per share.
This analysis indicated that the Merger could be accretive to UPC's earnings per share and tangible book value per share in each of the years 1998 through 2002. This analysis was based on estimates of expected cost savings and other consolidation efficiencies to be achieved following the Merger, and numerous other assumptions, including assumptions with respect to the anticipated expenses and non-recurring charges to be incurred by UPC in connection with the Merger. The actual results achieved by the combined company will vary from the projected results and the variations may be material.



         In connection with rendering its oral opinion on August 6, 1997, Sandler O'Neill reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Option Agreement; (iii) UPC's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the year ended December 31, 1996; (iv) Capital's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the fiscal year ended December 31, 1996; (v) UPC's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (vi) Capital's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (vii) preliminary financial information prepared by the senior management of Capital concerning Capital's financial condition and results of operations for the quarter ended June 30, 1997; (viii) a draft of UPC's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its draft Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (ix) certain financial analyses and forecasts of Capital prepared by and reviewed with management of Capital and the views of senior management of Capital regarding Capital's past and current business operations, results thereof, financial condition, and future prospects; (x) certain financial analyses and forecasts of UPC prepared by and reviewed with management of UPC and the views of senior management of UPC regarding UPC's past and current business operations, results thereof, financial condition, and future prospects; (xi) the pro forma impact of the Merger on UPC; (xii) the historical reported price and trading activity for UPC Common Stock, Capital Common Stock, and the Factors common stock, including a comparison of certain financial and stock market information for UPC and Capital with similar information for certain other companies the securities of which are publicly traded; (xiii) the financial terms of recent business combinations in the banking industry; (xiv) the current market environment generally and the banking environment in particular; and (xv) such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as Sandler O'Neill considered relevant.


         In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its August 6, 1997 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

         In performing its reviews, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses, and other information reviewed by and discussed with it, and Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets, or the liabilities of Capital or UPC or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Capital and UPC). With respect to the financial projections reviewed with each company's management, Sandler O'Neill assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Capital and UPC and that such performances will be achieved. Sandler O'Neill also assumed that there has been no material change in Capital's and UPC's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements noted above. Sandler O'Neill assumed that the Merger will qualify for pooling of interests accounting treatment and has further assumed that UPC will remain as a going concern for all periods relevant to its analyses and that the conditions precedent in the Agreement are not waived.


         Under the letter agreement between Capital and Sandler O'Neill, dated as of August 6, 1997, (the "Letter Agreement") Capital will pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Letter Agreement, Capital will pay Sandler O'Neill a transaction fee equal to a percentage of the aggregate purchase price paid in the transaction. The percentage to be paid ranges from 0.40% to 0.75% of the aggregate transaction value and is dependent on the per share transaction value. As of October 9, 1997 (the date of this Proxy Statement), Capital would pay Sandler O'Neill a transaction fee equal to 0.55% of the aggregate purchase price paid in the transaction, or approximately $2.2 million, of which approximately 25% will be paid prior to the Effective Time and 75% will be paid if the Merger is consummated. Capital will also have paid Sandler O'Neill a fee of $200,000 for rendering the Sandler O'Neill Fairness Opinion, all of which amount will be credited towards the fee payable to Sandler O'Neill upon consummation of the Merger. Capital has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.


EFFECTIVE TIME OF THE MERGER


     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Florida Articles of Merger reflecting the Merger become effective with the Secretary of State of the State of Florida and the Tennessee Articles of Merger reflecting the Merger become effective with the Secretary of State of the State of Tennessee. Subject to the terms and conditions of the Agreement, unless otherwise agreed upon in writing by UPC and Capital, the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the Merger (without regard to any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Capital approve the matters relating to the Agreement to the extent such shareholder approval is required by applicable law or the Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable by such party).


         No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Capital and UPC anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated on or before December 31, 1997. However, delays in the consummation of the Merger could occur.

         The Board of Directors of either Capital or UPC generally may terminate the Agreement and the Plan of Merger if the Merger is not consummated by April 30, 1998, unless the failure to consummate the transactions contemplated by the Agreement on or before such date is caused by any willful breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISSENTERS' RIGHTS


         Pursuant to FBCA Section 607.1302, because the Capital Common Stock was listed on the Nasdaq National Market as of the Capital Record Date, the holders of Capital Common Stock do not have dissenters' rights with respect to the Merger.


DISTRIBUTION OF UPC STOCK CERTIFICATES

         Promptly after the Effective Time, UPC and Capital will cause Union Planters National Bank, Memphis, Tennessee, acting in its capacity as Exchange Agent, to mail to the former shareholders of Capital a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of Capital Common Stock for certificates representing shares of UPC Common Stock.

         CAPITAL SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.


         Upon surrender to the Exchange Agent of Certificates for Capital Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Capital Common Stock surrendering such items a certificate or certificates representing the number of shares of UPC Common Stock to which such holder is entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of such shares (without interest thereon), if any. UPC will not be obligated to deliver the consideration to which any former holder of Capital Common Stock is entitled as a result of the Merger until the holder surrenders such holder's Certificates representing the shares of Capital Common Stock. Whenever a dividend or other distribution is declared by UPC on UPC Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but no dividend or other distribution payable after the Effective Time with respect to UPC Common Stock will be paid to the holder of any unsurrendered Capital Common Stock Certificate until the holder duly surrenders such Certificate. Upon surrender of such Capital Common Stock Certificate, however, both the UPC Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payment to be paid in lieu of a fractional share (without interest), will be delivered and paid with respect to the shares represented by such Certificate. In the event any Capital Common Stock Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen, or destroyed and, if required by UPC, the posting by such person of a bond in such amount as UPC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of UPC Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to the Agreement.



     At the Effective Time, the stock transfer books of Capital will be closed to holders of Capital Common Stock and no transfer of shares of Capital Common Stock by any such holder will thereafter be made or recognized. If Certificates representing shares of Capital Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for shares of UPC Common Stock and a check for the amount due in lieu of fractional shares and undelivered dividends, if any, deliverable in respect thereof.


CONDITIONS TO CONSUMMATION OF THE MERGER


     Consummation of the Merger is subject to various conditions, including (i) receipt of the approval of the shareholders of Capital of the Agreement and the Plan of Merger, and the consummation of the transactions contemplated thereby, including the Merger, as and to the extent required by the law or by the provisions of any governing instrument (without regard to any shares voted pursuant to Disputed Irrevocable Proxies, unless (a) the underlying owner has given written instructions with respect to the voting of such shares in connection with the Agreement, or (b) the parties to the Agreement have waived this requirement), (ii) receipt of certain regulatory approvals required for consummation of the Merger, (iii) receipt by UPC of a written opinion of counsel from Alston & Bird and by Capital of a written opinion of counsel from Skadden, Arps as to the tax-free nature of the Merger (except to the extent of cash received), (iv) receipt of approval of the shares of UPC Common Stock issuable pursuant to the Merger for listing on the NYSE, subject to official notice of issuance, (v) the Registration Statement being declared effective under the Securities Act, (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of Capital and UPC as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of Capital and UPC as set forth in the Agreement,
(viii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Capital or UPC, (ix) receipt by UPC and Capital of a letter from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment, (x) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the Agreement (xi) receipt by UPC of agreements from each affiliate of Capital, and (xii) satisfaction of certain other conditions, including the receipt of certain legal opinions and various certificates from the officers of Capital and UPC. See "-- Regulatory Approval" and "-- Waiver, Amendment, and Termination."


         No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before April 30, 1998, the Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either Capital or UPC. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL

         THE MERGER MAY NOT PROCEED IN THE ABSENCE OF RECEIPT OF THE REQUISITE REGULATORY APPROVAL. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVAL WILL BE OBTAINED OR AS TO THE TIMING OF SUCH APPROVAL. APPLICATIONS FOR THE APPROVAL DESCRIBED BELOW HAVE BEEN SUBMITTED TO THE APPROPRIATE REGULATORY AUTHORITIES.


     It is a condition to the consummation of the Merger that UPC and Capital shall have received all applicable regulatory approvals to consummate the transactions contemplated by the Agreement, without the imposition of any condition which in the reasonable judgment of the UPC Board would so materially adversely impact the financial or economic benefits of the transactions contemplated by the Agreement and the Plan of Merger that, had such condition or requirement been known, UPC would not, in its reasonable judgment, have entered into the Agreement. There can be no assurance that such approvals will not contain terms, conditions or requirements which cause such approvals to fail to satisfy such condition to the consummation of the Merger.


         Capital and UPC are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.


         The Merger is subject to the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act. In evaluating the Merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise. By letter dated October 8, 1997, the Federal Reserve advised UPC that the Merger had been approved.


         The Merger also is subject to the approval of the Florida Department . In its evaluation, this regulatory authority will take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION


     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after shareholder approval of the Agreement and the Plan of Merger has been obtained; provided however, that after any such approval by the holders of Capital Common Stock, except as contemplated by the Agreement, there shall be made no amendment that has any of the effects set forth in

Section 607.1103 of the FBCA without the further approval of the holders of Capital Common Stock. In addition, prior to or at the Effective Time, either Capital or UPC, or both, acting through their respective Boards of Directors, chief executive officers, or other authorized officers, may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of Capital or UPC, as the case may be.

         The Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of Capital and UPC; (ii) by the Capital Board or the UPC Board (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (c) if (1) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the shareholders of Capital fail to vote their approval of the Agreement and the transactions contemplated thereby as required by the FBCA and the Agreement at the Special Meeting, or (d) if the Merger is not consummated by April 30, 1998, provided that the failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate; or (iii) by the Capital Board pursuant to the relevant provisions of the Agreement described in " -- Possible Adjustment of Exchange Ratio."

         If the Merger is terminated as described above, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive. In addition, termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Option Agreement will be governed by its own terms as to its termination. See "-- Expenses and Fees" and "-- Option Agreement."

CONDUCT OF BUSINESS PENDING THE MERGER


         Pursuant to the Agreement, Capital has agreed that unless the prior written consent of UPC has been obtained, and except as otherwise expressly contemplated in the Agreement, each of Capital and its subsidiaries will (i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences of the Merger"), or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement.



         In addition, Capital has agreed that, except as specifically permitted by the Agreement or other documents or instruments executed in connection with the Agreement, prior to the earlier of the Effective Time or termination of the Agreement, Capital will not, except with the prior written consent of the chief executive officer, president, or chief financial officer of UPC (which consent shall not be unreasonably withheld), agree or commit to do, or permit any of its subsidiaries to agree or commit to do, any of the following: (i) amend the Articles of Incorporation, Bylaws, or other governing instruments of Capital or any Capital subsidiary (each a "Capital company" and together, the "Capital companies"); (ii) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Capital company to another Capital company) in excess of an aggregate of $500,000 (for the Capital companies on a consolidated basis) except in the ordinary course of business of the Capital subsidiaries consistent with past practices (which shall include, for Capital subsidiaries that are depository institutions, the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material asset of any Capital company of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Agreement that were previously disclosed to UPC by Capital); (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Capital company, or declare or pay any dividend or make any other distribution in respect of any Capital capital stock, provided that Capital may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Capital Common Stock at a rate not in excess of $.08 per share with usual and regular record and payment dates in accordance with past practice, provided, that, notwithstanding the provisions of the Agreement, the parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Capital Common Stock do not become entitled to receive both a dividend in respect of their Capital Common Stock and a dividend in respect of UPC Common Stock or fail to be entitled to receive any dividend; (iv) except (A) for the Agreement, or (B) pursuant to the exercise of stock options outstanding as of the date of the Agreement and pursuant to the terms thereof in existence on the date of the Agreement under the Capital Stock Plans or (C) pursuant to the exercise of stock options granted by Factors, or
(D) pursuant to the Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Capital Common Stock, or any other capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of any Capital company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Capital Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Capital subsidiary (unless any such shares of stock are sold or otherwise transferred to another Capital company) or any assets having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; (vi) except for purchases of investment securities acquired in the ordinary course of business consistent with past practices, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly-owned Capital subsidiary, or otherwise acquire direct or indirect control over any person, with certain exceptions; (vii) grant any increase in compensation or benefits to the employees or officers of any Capital company, except in the ordinary course of business consistent with past practices as previously disclosed to UPC by Capital or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Agreement and previously disclosed to UPC by Capital; enter into or amend any severance agreements with officers of any Capital company; grant any material increase in fees or other increases in compensation or other benefits to directors of any Capital company or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Capital); (viii) enter into or amend any employment contract between any Capital company and any person (unless such amendment is required by law) that the Capital company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (ix) adopt any new employee benefit plan of any Capital company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Capital company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distribution from such employee benefit plans, except as required by law, the terms of the plans, or consistent with past practices; (x) make any material change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; (xi) commence any litigation other than in accordance with past practice or settle any litigation involving any liability of any Capital company for material money damages or restrictions upon the operations of any Capital company; or (xii) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material contract (excluding any loan contract) or waive, release, compromise, or assign any material rights or claims.



         Capital has also agreed that, except with respect to the Agreement, the Plan of Merger, and the transactions contemplated thereby, no Capital company or any representative thereof shall directly or indirectly solicit any acquisition proposal or, except to the extent necessary to comply with the fiduciary duties of the Capital Board as advised by counsel, furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any acquisition proposal, but Capital may communicate information about such an acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel.


         The Agreement also provides that from the date of the Agreement until the earlier of the Effective Time or the termination of the Agreement, UPC covenants and agrees that it will (i) continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the UPC Common Stock and the business prospects of UPC or its subsidiaries and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences of the Merger"), (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement, or (c) result in UPC entering into an agreement with respect to an Acquisition Proposal, as defined in the Agreement, with a third party which could be reasonably expected to result in the Merger not being consummated; provided, that the foregoing shall not prevent UPC or any UPC subsidiary from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the reasonable judgment of UPC, desirable in the conduct of the business of UPC and the UPC subsidiaries and would not, in the reasonable judgment of UPC, likely delay the Effective Time to a date subsequent to April 30, 1998.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Consummation of the Merger will not alter the present management team of UPC or the UPC Board. Information concerning the management of UPC is included in the documents incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE." In connection with consummating the Merger, Fana Holtz, the Vice Chairman of the Board of Capital, and Daniel M. Holtz, the Chairman, President, and Chief Executive Officer of Capital, will resign or be terminated from all management positions with Capital and will have no continuing role in the management of UPC or Capital. For additional information regarding the interests of certain persons in the Merger, see
"-- Interests of Certain Persons in the Merger."

         UPC and Capital have agreed that to the extent UPC determines to appoint a director to the UPC Board to represent the interest of Capital shareholders, Capital will have the right to propose a nominee for such directorship. UPC may, but will have no obligation to, cause the UPC Board to be expanded by one member and appoint such person as a nominee to fill the vacancy on the UPC Board created by such increase as of the Effective Time. As of the date of this Proxy Statement, no decision has been made by UPC to appoint a director to the UPC Board.

         UPC Merger Subsidiary will be the surviving corporation resulting from the Merger and shall continue to be governed by the laws of the State of Tennessee and operate in accordance with its Charter and Bylaws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of Capital's management and the Capital Board may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of Capital generally. The Capital Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.


         EMPLOYMENT AGREEMENTS. Capital Bank has entered into employment agreements with Daniel M. Holtz, Javier J. Holtz, Thomas J. Flood, Timothy E. Kish, Charles R. Boyce, Lucious T. Harris, and David Konfino. The employment agreements are for the period from January 1, 1996 to May 31, 1998 and provide for annual base salaries, subject to adjustment in the discretion of the Capital Board. Upon the execution of the employment agreements, each such officer, except Daniel M. Holtz, received a $50,000 loan from Capital payable in five equal annual installments of principal plus all accrued interest through the date of payment, which must be repaid if the executive officer terminates his employment prior to the end of the loan period. Such officers (other than Daniel M. Holtz) receive bonuses on June 1 of each year during the term of the employment agreements in an amount equal to the amount of principal and interest then due under their loan (a "Loan Bonus"). The employment agreements also provide for annual incentive compensation pursuant to an incentive compensation plan adopted annually by the Board of Directors of Capital Bank (the "Capital Bank Board"). The bonus amounts payable pursuant to such plan are based on the achievement of (i) a specific earnings goal by Capital Bank (excluding the earnings of Factors) set by the Capital Bank Board, and (ii) certain other individual goals related to such executive officer's job responsibilities. Daniel M. Holtz's incentive-related compensation also includes a specific Capital Bank consolidated earnings goal, which includes the operations of Capital Bank and Factors. Upon the termination of an executive officer's employment without cause, such officer will be entitled to receive, among other things, (i) his base salary and incentive compensation through the date of termination of the employment agreement and (ii) a bonus equal to the amount necessary to repay in full the outstanding principal and accrued interest on the $50,000 signing loan (other than Daniel M. Holtz).



     In the event of a change in control (which will occur upon consummation of the Merger), if, within one year after the change in control, the executive officer, other than Daniel M. Holtz, terminates his employment because of certain specified changes in his employment situation or if he is terminated by Capital Bank (or any successor) without cause, he shall be entitled to receive (in addition to salary and incentive compensation earned prior to termination) a single lump sum payment in an amount equal to (i) his annual base salary, incentive compensation, and value of the annual fringe benefits for the year immediately preceding the year in which his employment terminates, plus (ii) the value of the portion of his benefits under any savings, pension, profit sharing, or deferred compensation plans that are forfeited under those plans by reason of the termination of employment. If Daniel M. Holtz were to terminate his employment in the manner described, he would have been entitled to receive in a single lump sum payment an amount equal to (i) two times his annual base salary, incentive compensation, and value of the annual fringe benefits for the year immediately preceding the year in which his employment terminates plus (ii) the value of the portion of his benefits under any savings, pension, profit sharing, or deferred compensation plans that are forfeited under those plans by reason of the termination of employment. Such officers (including Daniel M. Holtz and Javier J. Holtz) would also receive a gross-up payment for any excise tax payable under Section 4999 of the Code. As described below, Daniel M. Holtz and Javier J. Holtz have each agreed to waive the severance benefits that would be triggered by a change in control, as described above.


         Certain provisions of the Order call for the repudiation by Daniel M. Holtz and Javier J. Holtz of their severance arrangements described above that would be triggered by a change in control of Capital (see "BUSINESS OF CAPITAL -- Administrative Proceedings"). As part of submitting the Second Revised Compliance Plan (as defined herein), Daniel M. Holtz and Javier J. Holtz unconditionally waived any right to receive payments of any amounts under their respective employment agreements that would be triggered by a change in control of Capital. Accordingly, Daniel M. Holtz and Javier J. Holtz will not receive any payment as described above under their respective employment agreements that would be triggered by a change in control of Capital which will occur upon consummation of the Merger.



          Factors has entered into an employment agreement with John W. Kiefer, a Senior Vice President of Capital and the President and Chief Executive Officer of Factors. The employment agreement, which has a term of five years expires in December 2000 and provides for an annual base salary, subject to a limited adjustment in the discretion of Factors' Board of Directors (the "Factors Board") or Compensation Committee. Upon execution of his agreement, Mr. Kiefer received a $250,000 bonus and a $100,000 loan from Factors payable in five equal annual installments of principal, plus all accrued interest through the date of payment, which loan must be repaid if Mr. Kiefer terminates his employment prior to the end of the loan period. Mr. Kiefer receives a Loan Bonus on December 31 of each year during the term of the employment agreement.



          The employment agreement provides for an annual bonus based on specific earnings goals of Factors set by the Factors Board or Compensation Committee. Mr. Kiefer's employment agreement also provides for Mr. Kiefer to receive certain deferred compensation equal to 67% of his salary for each year that Factors achieves certain earnings goals set forth in the employment agreement. This deferred compensation vests at the rate of 50% after three years, and at 25% after each of the fourth and fifth years.


         Upon Factors' termination of Mr. Kiefer's employment without cause, Mr. Kiefer shall be entitled to receive, among other things, (i) his base salary through the date of such termination, (ii) all previous bonuses and a pro rata portion of the bonus payable, if any, for the year in which termination occurs, (iii) an acceleration of the vesting of all deferred compensation, and
(iv) subject to mitigation if he obtains subsequent employment, his base salary through the expiration date of the employment agreement. In the event of a change in control (which would occur upon the consummation of the Merger), Mr. Kiefer shall receive the same compensation as if terminated without cause except that in lieu of the compensation payable in (iv) above, Mr. Kiefer shall be entitled to receive a lump sum payment equal to two times the sum of his base salary and prior year's bonus if he terminates his employment because of changes in his employment situation and an additional amount equal to two times his prior year's deferred compensation, if any, if he is terminated by Factors without cause within one year after a change in control. Upon termination for "cause" or upon voluntary resignation, Mr. Kiefer shall be entitled to receive his base salary through the date of such termination.

         All of the executive officers' employment agreements also provide for the usual benefits afforded to employees of Capital Bank or Factors, such as medical, disability, and life insurance benefits. Each of the executive officers is also entitled to the use of an automobile, along with reimbursement of the operating expenses thereof, and stock options under the Capital or Factors stock option plan, in amounts and under the terms as determined by the applicable Board Committee.


          Although the Agreement does not provide for the termination of employment of the executive officers, the Merger will constitute a change in control under the terms of the employment agreements. Therefore, assuming that an executive officer is terminated without cause or experiences certain specified changes in his employment situation, such executive officer would be entitled to a lump sum severance payment pursuant to his employment agreement. The estimated lump sum severance amounts payable under the terms of the employment agreements (based on a termination date of December 31, 1997 and based on the achievement of incentive compensation goals for certain officers) would be as follows: Charles R. Boyce ($259,438); Thomas J. Flood ($362,377); Lucious T. Harris ($284,567); John W. Kiefer ($2,277,750 if he is terminated without cause or $1,842,750 if he terminates his employment because of changes in his employment situation); Timothy E. Kish ($301,252); and David Konfino ($297,927); (collectively, with Daniel M. Holtz and Javier J. Holtz, the "Executive Officers"). Absent the waiver described above, Daniel M. Holtz and Javier J. Holtz would have received approximately $1,106,985 and $318,758, respectively. Because the severance payments are based on elements which vary from year to year, if termination occurs after December 31, 1997, such payments could be more or less than the estimated lump sum payments set forth above.



          STOCK OPTIONS. Capital has granted Capital Options to executive officers and directors under the Capital Stock Plans. Such options, whether or not vested prior to the Effective Time, will become fully vested at the Effective Time, as the Merger will constitute a change-of-control for purposes of such plan. Further, Capital's repurchase rights with respect to shares of Capital Common Stock previously acquired by such employees upon exercise of options will terminate at the Effective Time, as the Merger will constitute a change-of-control for purposes of such plan. The Agreement provides that UPC will assume any outstanding Capital Options, that are outstanding at the Effective Time, whether or not then vested, on a basis adjusted to reflect the Exchange Ratio. In lieu of having the Capital Options assumed by UPC, each holder of a Capital Option that is not an "incentive stock option," whether or not then vested, will have a right to elect to convert, at the Effective Time, all or a portion of his or her Capital Options that are not "incentive stock options" and that have not expired prior to the Effective Time, into the right to receive a number of shares of UPC Common Stock equal to the fair value of the option. See "DESCRIPTION OF TRANSACTION -- Effect of the Merger on Capital Options."

         The following table sets forth, with respect to (i) each Executive Officer, (ii) a group consisting of all the Executive Officers (the "Executive Officer Group"), and (iii) the Capital Board as a group (the "Non-Executive Officer Director Group"), the number of shares of Capital Common Stock covered by outstanding Capital Options held by such persons as of the Capital Record
Date:




                                                         Options Currently      Weighted Average     Aggregate Value of
                                     Options Held          Exerciseable       Exercise Per Option        Option(1)
                                     ------------        -----------------    -------------------    ------------------
Daniel M. Holtz . . . . . . .          174,751               156,751                 $16.45            $ 5,557,082
Javier J. Holtz . . . . . . .           90,751                84,751                  15.03              3,014,748
Thomas J. Flood . . . . . . .           79,502                73,502                  15.09              2,636,286
Timothy E. Kish . . . . . . .           32,501                27,501                  19.35                939,279
Charles R. Boyce  . . . . . .           25,001                20,001                  21.55                667,527
Lucious T. Harris . . . . . .           55,002                50,002                  16.70              1,735,313
David Konfino . . . . . . . .           42,001                36,001                  19.11              1,223,909
John W. Kiefer  . . . . . . .           59,501                54,501                  18.90              1,746,354
Executive Officer Group
   (eight persons)  . . . . .          559,010               503,010                  16.91            $17,519,373
                                                                                                       ===========
Non-Executive Officer
  Director Group (seven
     persons) . . . . . . . .          149,750               149,750                  21.45            $ 4,013,300


-----------------------


(1) Based on the closing price of Capital Common Stock of $48.25 as quoted on the Nasdaq National Market on the Capital Record Date.


         INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Agreement provides that UPC will, subject to the conditions set forth therein, indemnify the present and former directors, officers, employees, and agents of Capital and its subsidiaries against all Liabilities (as defined in the Agreement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Agreement and the Option Agreement and the legal proceedings described under "BUSINESS OF CAPITAL -- Legal Proceedings" to the full extent permitted under any of Florida law, Capital's Articles and Bylaws, and any indemnity agreements previously entered into by Capital or any of its subsidiaries and any director, officer, employee, or agent of Capital or any of its subsidiaries. This provision of the Agreement is consistently included in UPC's standard form merger agreement and is not intended to broaden in any manner the scope of indemnification to which the present and former directors, officers, employees, and agents of Capital and its subsidiaries are entitled, but serves to ratify the legal obligations of Capital and its subsidiaries (to be assumed by UPC Merger Subsidiary upon consummation of the Merger) to provide indemnification in accordance with Florida law, Capital's Articles and Bylaws, and any indemnification agreements to which Capital or its subsidiaries is a party with an indemnified person.
The indemnification provided under the provisions of such instruments will be subject to the same standards that are currently applicable for determining whether indemnified parties are entitled to indemnification under such instruments.


         In connection with the Merger, each of Abel Holtz, Fana Holtz, Daniel
M. Holtz, and Javier J. Holtz have agreed not to seek indemnification to which they otherwise may have been entitled pursuant to Florida law, the Agreement, certain indemnification agreements, or the Articles and Bylaws of Capital, Capital Bank and their subsidiaries in connection with certain litigation matters referred to under "BUSINESS OF CAPITAL -- Legal Proceedings," except to the extent of the portion, if any, of the aggregate liability, cost, and expense associated with such litigation matters incurred by all of such persons after the date of the Agreement exceeds $4.0 million, provided such liability, cost, or expense is otherwise indemnifiable under Florida law or any of such instruments.


         The Agreement further provides that UPC will, subject to the conditions set forth in the Agreement, use its reasonable efforts to cause the persons serving as officers and directors of Capital immediately prior to the Merger to be covered for a period of three years following the Effective Time by Capital's directors and officers liability insurance policy (or any equivalent substitute therefor), provided that UPC will not be required to expend on an annual basis more than 150% of the current annual amount expended by Capital to procure such insurance.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         THE FOLLOWING IS A SUMMARY OF THE MATERIAL ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CAPITAL SHAREHOLDERS WHO HOLD THEIR CAPITAL COMMON STOCK AS A CAPITAL ASSET (GENERALLY, PROPERTY HELD FOR INVESTMENT). THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS AS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING

AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CAPITAL SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (INCLUDING, FOR EXAMPLE, FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, CORPORATIONS, HOLDERS WHO ACQUIRED CAPITAL COMMON STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR RIGHT OR OTHERWISE AS COMPENSATION, AND HOLDERS WHO HOLD CAPITAL COMMON STOCK AS PART OF A HEDGE, STRADDLE, OR CONVERSION TRANSACTION). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. CAPITAL SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.


         Each party's obligation to consummate the Merger is conditioned upon the receipt by UPC of the opinion of Alston & Bird, counsel to UPC, and upon the receipt by Capital of the opinion of Skadden, Arps, counsel to Capital (collectively, the "Tax Opinions"), each dated the Effective Time, in form and substance reasonably satisfactory to its client, on the basis of facts, representations and assumptions set forth or referred to in such opinions which are consistent with the state of facts existing at the Effective Time, substantially to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly, for federal income tax purposes:


                 (a) No gain or loss will be recognized by the Capital shareholders who exchange all of their Capital Common Stock solely for UPC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in UPC Common Stock).

                 (b) The aggregate tax basis of the UPC Common Stock received by Capital shareholders who exchange all of their Capital Common Stock solely for UPC Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Capital Common Stock surrendered in exchange therefor (reduced by any amount allocable to the fractional share interest in UPC Common Stock for which cash is received).

                 (c) The holding period of UPC Common Stock received by Capital shareholders in the Merger will include the period during which the shares of Capital Common Stock surrendered in exchange therefor were held.

                 (d) Neither Capital nor UPC will recognize gain or loss as a consequence of the Merger.

         In rendering the Tax Opinions, such counsel shall require and be entitled to rely upon representations and covenants contained in certificates of officers of Capital, UPC, and others. The Tax Opinions do not address any state, local, or other tax consequences of the Merger. In addition, the Tax Opinions do not bind the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position.

         Based upon the current ruling position of the IRS, cash received by a holder of Capital Common Stock in lieu of a fractional share interest in UPC Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Capital Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if the holding period for such share of Capital Common Stock is greater than one year at the Effective Time. In certain circumstances, holders of Capital Common Stock that are individuals may be entitled to preferential treatment for net long-term capital gains, including, as a result of recently enacted legislation, in the case of a capital asset held for more than 18 months at the time of the disposition.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Capital will be carried forward at their previously recorded amounts, and current and prior period financial statements will be restated for all periods as though Capital and UPC had been combined at the beginning of the earliest period presented.

         In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Capital Common Stock must be exchanged for UPC Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Time. In addition, it is a condition to closing that Price Waterhouse LLP deliver a letter to the parties to the effect the Merger will qualify for pooling-of-interests accounting treatment.

         For information concerning certain conditions to be imposed on the exchange of Capital Common Stock for UPC Common Stock in the Merger by affiliates of Capital and certain restrictions to be imposed on the transferability of the UPC Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of UPC Common Stock."

EXPENSES AND FEES

         The Agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of UPC and Capital will bear and pay the filing fees payable in connection with the Registration Statement and this Proxy Statement and the printing costs and certain other third-party costs in connection with the Registration Statement and this Proxy Statement based on the relative asset sizes of the parties at December 31, 1996.

RESALES OF UPC COMMON STOCK

         UPC Common Stock to be issued to shareholders of Capital in connection with the Merger will be registered under the Securities Act. All shares of UPC Common Stock received by holders of Capital Common Stock and all shares of UPC Common Stock issued and outstanding immediately prior to the Effective Time, will be freely transferable upon consummation of the Merger by those shareholders of Capital not deemed to be "Affiliates" of Capital or UPC. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Capital or UPC at the time of the Special Meeting (generally, executive officers, directors, and 10% shareholders).

         Rule 145 promulgated under the Securities Act restricts the sale of UPC Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Under the rule, during the one year following the Effective Time, Affiliates of Capital or UPC may resell publicly the UPC Common Stock received by them in the Merger within certain limitations as to the amount of UPC Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates of Capital who are not Affiliates of UPC may resell their shares without restriction. The ability of Affiliates to resell shares of UPC Common Stock received in the Merger under Rule 145 will be subject to UPC having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell UPC Common Stock received in the Merger. Affiliates also would be permitted to resell UPC Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement does not cover any resales of UPC Common Stock received by persons who may be deemed to be Affiliates of Capital or UPC.

         Capital has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of Capital to execute and deliver to UPC not later than 40 days prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any Capital Common Stock held by such Affiliate except as contemplated by the Agreement or the Affiliate Agreement, and will not sell, pledge, transfer or otherwise dispose of any UPC Common Stock received by such Affiliate upon consummation of the Merger (i) except in compliance with the Securities Act and the rules and regulations thereunder and
(ii) until such time as financial results covering 30 days of combined operations of UPC and Capital have been published. If the Merger will qualify for pooling-of-interests accounting treatment, shares of UPC Common Stock issued to such Affiliates of Capital in exchange for shares of Capital Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and Capital have been published, regardless of whether each such Affiliate has provided an Affiliate Agreement (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to Affiliates of Capital). Certificates representing shares of Capital Common Stock surrendered for exchange by any person who is an Affiliate of Capital for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of UPC Common Stock until UPC has received such a written agreement from such person. Prior to publication of such results, UPC will not transfer on its books any shares of UPC Common Stock received by an Affiliate pursuant to the Merger. The stock certificates representing UPC Common Stock issued to Affiliates in the Merger may bear a legend summarizing the foregoing restrictions. See "-- Conditions to Consummation of the Merger."

OPTION AGREEMENT


         As an inducement and a condition to UPC entering into the Agreement, Capital and UPC entered into the Option Agreement which became effective at the end of the due diligence period on September 11, 1997, pursuant to which Capital granted UPC an option (the "Option") entitling it to purchase up to 1,510,500 shares (representing approximately 19.9% of the shares issued and outstanding before giving effect to the issuance of additional shares of Capital Common Stock pursuant to the exercise of such option) of Capital Common Stock under the circumstances described below, at a cash price per share equal to $40.50, subject to possible adjustment in certain circumstances (the "Purchase Price"). This description of the Option Agreement and the Option does not purport to be complete and is qualified in its entirety by reference to the Option Agreement, which is filed as an exhibit to the Registration Statement and incorporated herein by reference.



         Notwithstanding anything to the contrary contained in the Option Agreement, in no event may the Total Profit (as defined below) of UPC exceed $18.0 million and, if it otherwise would exceed such amount, UPC, at its sole election, shall either (a) reduce the number of shares of Capital Common Stock subject to the Option, (b) deliver to Capital for cancellation, without consideration, the shares of Capital Common Stock previously purchased pursuant to the Option, (c) pay cash to Capital or (d) any combination thereof, so that UPC will not actually realize Total Profit (together with the Total Profit realized by all other holders) in excess of $18.0 million after taking into account the foregoing actions. In addition, the Option may not be exercised for a number of shares of Capital Common Stock as would, as of the date of exercise, result in UPC's (taking into account all other holders)
Notional Total Profit (as defined below) exceeding $18.0 million; provided, however, that this limitation will not restrict any exercise of the Option permitted by the Option Agreement on any subsequent date.



         "Total Profit" means the aggregate sum (prior to payment of taxes) of the following: (a) the amount received by UPC pursuant to Capital's repurchase of the Option (or any portion thereof); (b)(i) the amount received by UPC pursuant to Capital's repurchase of shares of Capital Common Stock purchased pursuant to the Option Agreement, less (ii) UPC's purchase price for such shares; (c)(i) the net cash amounts received by UPC pursuant to the sale of Capital Common Stock purchased pursuant to the Option (or any other securities into which such shares may be converted or exchanged) to any unaffiliated party, less (ii) UPC's purchase price of such shares; and (d) any amounts received by UPC on the transfer of the Option (or any portion thereof) to any unaffiliated party.


         "Notional Total Profit" means the Total Profit determined as of the date of such proposed exercise, assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Capital Common Stock purchased pursuant to the Option held by UPC and its affiliates as of such date, were sold for cash at the closing sale price per share of Capital Common Stock as quoted on the Nasdaq National Market (or, if Capital Common Stock is not then quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source selected by UPC) as of the close of business on the preceding trading day (less customary brokerage commissions).



         Provided no preliminary or permanent injunction or other order against the delivery of the shares of Capital Common Stock covered by the Option issued by any court of competent jurisdiction shall be in effect, UPC may exercise the Option, in whole or in part, at any time, from time to time, if, but only if, a Purchase Event (as defined below) occurs prior to the Option's termination; provided that UPC, at the time, is not in material breach of the Option Agreement or the Agreement. As defined in the Option Agreement, "Purchase Event" means either of the following events:



                 (a) without UPC's prior written consent, Capital authorizing, recommending, publicly proposing, or publicly announcing an intention to authorize, recommend, or propose or entering into an agreement with any third party to effect (i) a merger, consolidation, or similar transaction involving Capital or any of its subsidiaries (other than transactions solely between Capital's subsidiaries and transactions involving Capital or any of Capital's subsidiaries in which the voting securities outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into securities of the surviving entity or the parent thereof) at least 60% of the combined voting power of the voting securities of Capital or the surviving entity or the parent thereof outstanding immediately after the consummation of the transaction)), (ii) except as permitted by the Agreement, the disposition, by sale, lease, exchange, or otherwise, of 25% or more of the consolidated assets of Capital and its subsidiaries or (iii) the issuance, sale, or other disposition (including by way of merger, consolidation, share exchange, or any similar transaction) of securities representing 25% or more of the voting power of Capital or any of its subsidiaries; or



                 (b) any person (other than UPC, any UPC subsidiary, or the group consisting of Abel Holtz, Fana Holtz, Daniel M. Holtz, and Javier J. Holtz (the "Holtz Family")), provided that no member of the Holtz Family increases his or her beneficial ownership of outstanding Capital Common
Stock (other than as a result of exercise of options outstanding as of the date of the Agreement) such that the aggregate beneficial ownership of the Holtz Family as of the date of the Agreement increases by more than 1.0%) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or the formation of any "group" (as defined under the Exchange Act), other than a group of which UPC or any UPC subsidiary is a member, that beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the outstanding shares of Capital Common Stock.


         The Option will terminate upon the earliest of the following:

                 (a)      the Effective Time;


                 (b) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination of the Agreement under certain circumstances involving generally a willful breach by Capital of a representation or warranty contained in the Agreement or a breach by Capital of a covenant contained in the Agreement) (a "Default Termination");


                 (c) 12 months after termination of the Agreement by UPC pursuant to a Default Termination; and

                 (d) 12 months after termination of the Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event.

         As defined in the Option Agreement, "Preliminary Purchase Event" includes either of the following events:

                 (a) commencement or filing of a registration statement under the Securities Act by any third party of a tender offer or exchange offer to purchase any shares of Capital Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of Capital Common Stock (a "Tender Offer" or an "Exchange Offer," respectively); or

                 (b) failure of the shareholders of Capital Common Stock to approve the Agreement and the Plan of Merger at the Special Meeting, the failure to have the Special Meeting or another such meeting held for the purpose of voting on the Agreement or the cancellation of such meeting prior to termination of the Agreement, or the withdrawal or modification by the Capital Board in a manner adverse to UPC of the recommendation of the Capital Board with respect to the Agreement, in each case, after public announcement that a third party (i) made a proposal to engage in an acquisition transaction, (ii) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (iii) filed an application or given a notice under any federal or state statutes or regulations for approval or consent to engage in an acquisition transaction.


         In the event of any change in Capital Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of securities subject to the Option, and the purchase price therefor shall be adjusted appropriately.
In the event that any additional shares of Capital Common Stock are issued after August 12, 1997 (other than pursuant to an event described in the preceding sentence), the number of shares of Capital Common Stock subject to the Option will be adjusted so that, after such issuance, it, together with any shares of Capital Common Stock previously issued pursuant to the Option Agreement, equals 19.9% of the number of shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

         Upon the occurrence of a Repurchase Event (as defined below) that occurs prior to the exercise or termination of the Option, at the request of UPC, delivered within 12 months of the Repurchase Event, Capital will, subject to regulatory restrictions, be obligated to repurchase the Option and any shares of Capital Common Stock therefor purchased pursuant to the Option Agreement at a specified price.

         As defined in the Option Agreement, "Repurchase Event" shall occur if
(i) any person (other than UPC or any UPC subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Capital Common Stock, or (ii) any of the following transactions is consummated: (a) Capital consolidates with or merges into any person, other than UPC or one of UPC's subsidiaries, and is not the continuing or surviving corporation of such consolidation or merger; (b) Capital permits any person, other than UPC or one of UPC's subsidiaries, to merge into Capital and Capital shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Capital Common Stock shall be changed into or exchanged for stock or other securities of Capital or any other person or cash or any other property or the outstanding shares of Capital Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (c) Capital sells or otherwise transfers all or substantially all of its assets to any person, other than UPC or one of UPC's subsidiaries.

         In the event that prior to the exercise or termination of the Option, Capital enters into an agreement to engage in any of the transactions described in clause (ii) of the definition of Repurchase Event above, the agreement governing such transaction must make proper provision so that UPC will receive for each share of Capital Common Stock subject to the option an amount of consideration that would be received by a holder of Capital Common Stock in such transaction less the Purchase Price.

         After the occurrence of a Purchase Event, UPC may assign the Option Agreement and its rights thereunder in whole or in part.

         Upon the occurrence of certain events, Capital has agreed to file with the SEC and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by UPC and its assigns of all or part of the Option and/or any shares of Capital Common Stock into which the Option is exercisable.

SUPPORT AGREEMENTS


         As an inducement and a condition to UPC entering into the Agreement, directors of Capital each individually entered into a Support Agreement with UPC pursuant to which such persons agreed, among other things, to vote all shares of Capital Common Stock which they are entitled to vote (not including shares over which such director has voting authority in a fiduciary capacity)
(i) in favor of approval of the Agreement and the Merger and (ii) against approval of (a) any other agreement which provides for a merger, consolidation, combination, sale of substantial assets, recapitalization, dissolution, liquidation, or winding up of or by Capital or (b) any other action which would frustrate consummation of the Merger subject to requirements of law. The total number of shares of Capital Common Stock owned by the directors which are subject to the Support Agreements is 2,400,906, or approximately 31.5% of the outstanding shares of Capital Common Stock as of the Capital Record Date. The directors also held, in the aggregate, Capital Options to acquire 327,501 shares of Capital Common Stock. Any such shares acquired upon the exercise of such option would also become subject to the voting provisions described above.


         In addition, certain irrevocable proxies are held by Fana Holtz, Vice Chairman of the Board of Capital, and Javier J. Holtz, Senior Vice President of Capital, covering approximately 1,202,898 shares of Capital Common Stock, or approximately 15.8% of the outstanding shares of Capital Common Stock as of the Capital Record Date. The holders of such irrevocable proxies intend to vote such shares in favor of the Agreement and the Merger. Of the 1,202,898 shares of Capital Common Stock subject to such irrevocable proxies, 168,973 shares, or approximately 2.2% of the outstanding shares of Capital Common Stock as of the Capital Record Date, are Disputed Irrevocable Proxies and in accordance with the Agreement will not be counted unless (i) the underlying owner has given written instructions with respect to the voting of such shares in connection with the Agreement or (ii) the parties to the Agreement have waived the requirement.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         As a result of the Merger, holders of Capital Common Stock will be exchanging their shares of a Florida corporation governed by the FBCA and Capital's Articles and Bylaws, for shares of UPC, a Tennessee corporation governed by the TBCA and UPC's Charter and Bylaws. Certain significant differences exist between the rights of Capital shareholders and those of UPC shareholders. In particular, UPC's Charter and Bylaws contain several provisions that may be deemed to have an anti-takeover effect in that they could impede or prevent an acquisition of UPC unless the potential acquirer has obtained the approval of the UPC Board. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the FBCA and the TBCA as well as to UPC's Charter and Bylaws and Capital's Articles and Bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY


         The provisions of UPC's Charter and Bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Director Removal and Vacancies," "-- Limitations on Director Liability," "-- Indemnification," "-- Special Meeting of Shareholders," "-- Actions by Shareholders Without a Meeting," "-- Shareholder Nominations and Proposals" and "-- Business Combinations" are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist the UPC Board in playing a role if any group or person attempts to acquire control of UPC, so that the UPC Board can further protect the interests of UPC and its shareholders as appropriate under the circumstances, including, if the UPC Board determines that a sale of control is in their best interests, by enhancing the UPC Board's ability to maximize the value to be received by the shareholders upon such a sale.


         Although UPC's management believes the Protective Provisions are, therefore, beneficial to UPC's shareholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, UPC may be able to avoid those expenditures of time and money.

         The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of UPC Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of UPC Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of UPC through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for UPC's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe such replacement is in the best interests of UPC. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK


         UPC. UPC's Charter authorizes the issuance of up to (i) 100,000,000 shares of UPC Common Stock, of which 67,211,642 shares were issued and outstanding as of September 30, 1997, and (ii) 10,000,000 shares of no par value preferred stock ("UPC Preferred Stock"), of which no shares of UPC Series A Preferred Stock, and 2,289,594 shares of UPC Series E Preferred Stock were issued and outstanding as of September 30, 1997. The UPC Board may authorize the issuance of additional shares of UPC Common Stock without further action by UPC's shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which UPC's capital stock may be listed.


         Similarly, with certain exceptions, the UPC Board may issue, without any further action by the shareholders, shares of UPC Preferred Stock, in one or more classes or series, with such voting, conversion, dividend, and liquidation rights as specified in UPC's Charter. In providing for the issuance of such shares, the UPC Board may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of UPC capital stock, the voting powers if any of such series, and any other preferences, privileges, and powers of such series.

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of UPC, the holders of any series of UPC Preferred Stock will have priority over holders of UPC Common Stock.

         The authority to issue additional shares of UPC Common Stock or Preferred Stock provides UPC with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of UPC Common Stock and UPC Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of UPC. In addition, the sale of a substantial number of shares of UPC voting stock to persons who have an understanding with UPC concerning the voting of such shares, or the distribution or declaration of a dividend of shares of UPC voting stock (or the right to receive UPC voting stock) to UPC shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of UPC.

         In 1989, the UPC Board adopted a Share Purchase Rights Plan ("Preferred Share Rights Plan") and distributed a dividend of one Preferred Share Unit Purchase Right ("Preferred Share Right") for each outstanding share of UPC Common Stock. In addition, under the Preferred Share Rights Plan, one Preferred Share Right is to be automatically, and without further action by UPC, distributed in respect to each share of UPC Common Stock issued after adoption of the Preferred Share Rights Plan. The Preferred Share Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Preferred Share Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Preferred Share Rights would separate from UPC

Common Stock and each holder of a Preferred Share Right (other than the potential acquiror) would be entitled to purchase certain equity securities of UPC at prices below their market value. UPC has authorized 750,000 shares of Series A Preferred Stock for issuance under the Preferred Share Rights Plan and no shares have been issued as of the date of this Proxy Statement. Until a Preferred Share Right is exercised, the holder thereof, as such, has no rights of a shareholder of UPC, including the right to vote or receive dividends.


         CAPITAL. Capital's Articles authorize the issuance of up to 20,000,000 shares of Capital Common Stock, of which 7,623,671 shares were issued and outstanding as of the Capital Record Date. The Capital Board generally may authorize the issuance of additional authorized shares of Capital Common Stock without further action by Capital's shareholders upon receipt of valid consideration in exchange for such shares.


AMENDMENT OF CHARTER AND BYLAWS

         UPC. The Charter of UPC provides that amendments thereto may be adopted in any manner permitted by the TBCA. The TBCA provides that a corporation's charter may be amended by a majority of votes entitled to be cast on the amendment, subject to any condition the Board of Directors may place on its submission of the amendment to the shareholders. The Charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the Charter governing directors and to remove a director from office whether with or without cause.
A two-thirds vote is also required to amend, alter, or repeal the article of the Charter relating to business combinations.

         The UPC Board may adopt, amend, or repeal the Bylaws by a majority vote of the entire Board of Directors. The Bylaws may also be amended or repealed by action of UPC's shareholders.

         UPC's Charter provides that all corporate powers of UPC shall be exercised by the Board of Directors except as otherwise provided by law. The Board of Directors may designate an executive committee consisting of five or more directors and may authorize such committee to exercise all of the authority of the Board of Directors, including the authority to adopt, amend and repeal the Bylaws, to submit any action to the shareholders, to fill vacancies on the Board of Directors or any committee, to declare dividends or other corporate distributions, and to issue or reissue any capital stock or any warrant, right or option to acquire capital stock of the corporation.

         CAPITAL. Capital's Articles provide that any amendment, repeal, exchange, or alteration of any of the provisions of the Articles requires the affirmative vote of not less than two-thirds of the outstanding Capital Common Stock.

         The power to amend, alter, or repeal the Capital Bylaws, and to adopt new Bylaws is vested in the Capital Board or the shareholders. The Bylaws generally may be amended by resolution of a majority of the Board or a vote of a majority of the shareholders.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         UPC. The Charter of UPC provides that the UPC Board is divided into three classes, with each class to be as nearly equal in number as possible.
The directors in each class serve three-year terms of office. The effect of UPC's having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for UPC's shareholders to change a majority of the members of the Board. The purpose of dividing the UPC Board into classes is to facilitate continuity and stability of leadership of UPC by ensuring that experienced personnel familiar with UPC will be represented on the UPC Board at all times, and to permit UPC's management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain working control of the Board, this provision may discourage some potential mergers, tender offers, or takeover attempts.

         Pursuant to the Charter of UPC, each shareholder is entitled to one vote for each share of UPC Common Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareholder has the right to distribute all of his votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of UPC Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining UPC Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a shareholder who acquires less than a majority of the shares of UPC Common Stock to obtain representation on the UPC Board.

         CAPITAL. Capital's Bylaws provide for an unclassified Board of Directors with between one to 11 members. Each holder of Capital Common Stock is entitled to one vote for each share held and is not entitled to cumulative voting in the election of directors.

DIRECTOR REMOVAL AND VACANCIES

         UPC. UPC's Charter provides that a director may be removed by the shareholders only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in UPC Common Stock. Vacancies on the Board of Directors may be filled by the Board of Directors or shareholders, as provided under the UPC Bylaws and the TBCA. The term of a director appointed to fill a vacancy expires at the next meeting of shareholders at which directors are elected.


         CAPITAL.   Capital's Articles provide that the affirmative vote of not less than two-thirds of the holders of the outstanding Capital Common Stock is required to remove a director or the entire board with or without cause. Vacancies on the Capital Board may be filled by the Capital Board or shareholders, as provided under the Capital Bylaws and the FBCA. The term of a director appointed to fill a vacancy expires at the next meeting of shareholders at which directors are elected.


LIMITATIONS ON DIRECTOR LIABILITY

         UPC. UPC's Charter does not address the issue of director liability to the corporation.

         CAPITAL. Capital's Articles also do not address the issue of director liability.

INDEMNIFICATION

         UPC. Under the TBCA, subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding, because he or she is or was a director, against liability incurred in the proceeding if (i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed
(a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and (b) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful (the "Standard of Conduct"). Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director of his or her good faith belief that he or she has met the Standard of Conduct, a written undertaking by or on behalf of a director to repay such amount if it shall ultimately be determined that he or she is entitled to be indemnified by the corporation against such expenses and a determination is made that the facts known to those making the determination would preclude indemnification. Before any such indemnification is made, it must be determined that such indemnification would not be precluded by the TBCA.

         A director may also apply for court-ordered indemnification under certain circumstances. Unless a corporation's articles of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         UPC's Charter and Bylaws provide for the indemnification of its directors and officers, to the fullest extent permitted by Tennessee law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling UPC pursuant to the foregoing provisions, UPC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


         CAPITAL. Under the FBCA, generally, a corporation shall have the power to indemnify any person who was or is a party to any proceeding (a "Proceeding") (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (an "Indemnified Person") against liability incurred in connection with such Proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. A corporation shall have the power to indemnify an Indemnified Person who is or was a party to any proceeding by or in the right of the corporation against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including the appeal thereof. Such indemnification shall be authorized if such Indemnified Person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Indemnified Person shall have been adjudged liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expense which such court shall deem proper.


         To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

         Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a Proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the Proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the director, officer, employee, or agent is entitled to mandatory indemnification to the extent that he or she has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue, or matter therein, in which case the court shall also order the corporation to pay the reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses; (ii) the director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, pursuant to the corporation's bylaws, an agreement, a vote of shareholders or disinterested directors, or otherwise; or (iii) the director, officer, employee or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standards of conduct set forth in the applicable law. Capital's Bylaws provide for indemnification of directors, officers, and other employees to the extent permitted by applicable law. In addition, all of Capital's, Capital Bank's and Factors' executive officers and directors have entered into indemnification agreements with Capital, Capital Bank, and Factors which provide such persons with broader rights of indemnification and advancement of expenses than the statutory standard. See "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger
-- Indemnification; Directors and Officers Insurance."


SPECIAL MEETING OF SHAREHOLDERS

         UPC. UPC's Bylaws provide that special meetings of shareholders may be called, unless otherwise prescribed by law, for any purpose or purposes whatever at any time by the Chairman of the Board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

         CAPITAL. Capital's Bylaws provide that special meetings of shareholders may be called for any purpose at any time by a vote of the majority of Board of Directors of Capital then in office, the Chairman of the Board, the President, or by the written request of shareholders having the right to vote, in the aggregate, not less than one-tenth of Capital Common Stock.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

         UPC. UPC's Charter and Bylaws provide that any action required or permitted to be taken by UPC shareholders at a duly called meeting of shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.


         CAPITAL. Capital's Bylaws state that any action required or permitted to be taken by the shareholders may be taken without a meeting, without prior notice, and without a vote, if a written consent to such action is signed by a number of holders of the outstanding Capital Common Stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting of the shareholders at which all shares entitled to vote were present and voted.


SHAREHOLDER NOMINATIONS AND PROPOSALS

         UPC. UPC's Charter and Bylaws do not address whether a shareholder may nominate members of the Board of Directors.


         CAPITAL. Capital's Bylaws generally provide that any shareholder of the corporation entitled to vote for the election of directors may nominate persons for election to the Board of Directors. The shareholder must provide written notice of such nomination to the Corporate Secretary of Capital not less than 60 days but not more than 90 days prior to the date of the meeting at which the election of directors is to be held. The shareholder's notice must set forth all information relating to the person whom the shareholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, under the Exchange Act.


BUSINESS COMBINATIONS

         UPC. UPC's Charter requires the affirmative vote of the holders of two-thirds or more of the outstanding UPC Common Stock for approval of a merger, consolidation, or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. A two-thirds vote is not required for any merger or consolidation of UPC with or into any corporation or entity of which a majority of the outstanding shares of all classes of capital stock entitled to vote in the election of directors is owned by UPC or any UPC company.

         The requirement of a supermajority vote of shareholders to approve certain business transactions, as described above, may discourage a change in control of UPC by allowing a minority of UPC's shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of UPC and their positions with UPC. The primary purpose of the supermajority vote requirement, however, is to encourage negotiations with UPC's management by groups or corporations interested in acquiring control of UPC and to reduce the danger of a forced merger or sale of assets.


         As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which impose certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.


         The TBCA generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder, unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws. The TBCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third, or a majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring person, officers of the corporation, and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The Tennessee CSAA applies only to those Tennessee corporations whose charters or bylaws contain an express declaration that control share acquisitions in respect of the shares of such corporations are governed by and subject to the provisions of such act. UPC's Charter and Bylaws do not currently contain such an express declaration.

         The Tennessee Greenmail Act ("Tennessee GA") prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

         The TBCA provides that no Tennessee corporation having any class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act or any of its officers or directors may be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested shareholder on or before the date such interested shareholder's share acquisition date, or for seeking to enforce or implement the provisions of the TBCA or the Tennessee CSAA, or for failing to adopt or recommend any charter or bylaw amendment or provision in respect of any one or more of these acts or the Tennessee GA, or for opposing any merger, exchange, tender offer, or significant disposition of the assets of the resident domestic corporation or any subsidiary of such corporation because of a good faith belief that such merger, exchange, tender offer, or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the corporation's charter in connection with the merger, exchange, tender offer or significant disposition of assets.

         The acts described above along with the provisions of UPC's Charter regarding business combinations might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of UPC Common Stock, the acquiror would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

         As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.


         CAPITAL. Capital's Articles require the affirmative vote of the holders of not less than two-thirds of the outstanding Capital Common Stock for approval of a merger or consolidation of Capital with or into any other corporation, or a sale, lease, exchange, or other disposition of a substantial part of the assets of Capital.



         As a Florida corporation, Capital is or could be subject to various legislative acts set forth in the FBCA, which impose certain restrictions on business combinations. The FBCA generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third, or a majority) of the shares of certain Florida corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." "Interested shares" are those shares held by the acquiring person, officers of the corporation, and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The FBCA control share acquisition provision applies to every "issuing public corporation" unless the corporation's articles of incorporation or bylaws expressly provide that the provision does not apply. Capital's Articles and Bylaws do not currently contain such an express declaration. An "issuing public corporation" is defined as a corporation that has (i) 100 or more shareholders, (ii) has its principal place of business, its principal office, or substantial assets within the State of Florida, and (iii) either (a) more than 10% of its shareholders are residents of the State of Florida, (b) more than 10% of its shares are owned by residents of the State of Florida, or (c) 1,000 shareholders reside in the State of Florida.



         The FBCA generally prohibits an "affiliated transaction" (generally defined to mean any merger, consolidation, sales and leases of assets, issuances or transfers of securities, and similar transactions) by a corporation or its subsidiary with an "interested shareholder" (generally defined as any person which beneficially owns 10% or more of the outstanding voting shares of the corporation) within five years after the person becomes an interested shareholder, unless the affiliated transaction pursuant to which the interested shareholder became such was approved by the corporation's Board of Directors, or unless: (i) the affiliated transaction has been approved by a majority of the disinterested directors (as defined by the FBCA); (ii) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement date; (iii) the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years preceding the announcement date; (iv) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (v) the corporation is an investment company; or, (vi) in the affiliated transaction, consideration shall be paid to the holders of each class or series of voting shares and additional conditions regarding the transaction have been met.

LIMITATIONS ON ABILITY TO VOTE STOCK

         UPC. UPC's Charter and Bylaws do not contain any provision restricting a shareholder's ability to vote shares of UPC voting stock.

         CAPITAL. Capital's Articles and Bylaws also do not contain any provision restricting a shareholder's ability to vote shares of Capital Common Stock.

DISSENTERS' RIGHTS OF APPRAISAL

         UPC. Under the TBCA, a shareholder is generally entitled to dissent from a corporate action, and obtain payment of the fair value of his shares in the event of: (i) consummation of a plan of merger to which the corporation is a party, unless shareholder approval is not required by the TBCA; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or to a plan by which substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale; (iv) an amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preferential right of the shares, (b) creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights, or (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the TBCA; or (v) any corporate action taken pursuant to a shareholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. UPC's Charter and Bylaws do not provide for any such additional dissenters' rights.


         CAPITAL. The rights of appraisal of dissenting shareholders of Capital are governed by the FBCA. Under the FBCA, a shareholder is generally entitled to dissent from a corporate action, and obtain payment of the fair value of his or her shares in the event of (i) consummation of a plan of merger to which the corporation is a party, unless shareholder approval is not required by the FBCA;
(ii) consummation of a sale or exchange of all, or substantially all, of the property of the corporation, unless shareholder approval is not required by the FBCA; (iii) the approval of a control-share acquisition; (iv) consummation of a plan of share exchange to which the corporation is the party whose shares are being acquired; (v) an amendment of the articles of incorporation that adversely affects such shareholder because it (a) alters or abolishes any preemptive rights attached to any of his or her shares, (b) alters or abolishes the voting rights pertaining to any of his or her shares, (c) effects an exchange, cancellation, or reclassification of any of his or her shares which would alter or abolish his or her voting rights, or alter his or her percentage of equity in the corporation, or effects a reduction or cancellation of accrued dividends or other arrearages in respect to such shares, (d) reduces the stated redemption price of any of his or her redeemable shares, alters or abolishes any provision relating to any sinking fund for the redemption or purchase of his or her shares, or makes any of his or her shares subject to redemption when they are not otherwise redeemable, (e) makes noncumulative, in whole or in part, dividends of any of his or her preferred shares which had theretofore been cumulative, (f) reduces the stated dividend preference of any of his or her preferred shares, or (g) reduces any stated preferential amount payable on any of his or her preferred shares upon liquidation of the corporation; or (vi) any corporate action taken, to the extent that articles of incorporation provide that a voting or non-voting shareholder is entitled to dissent and obtain payment for his or her shares. The FBCA further provides that no appraisal rights are available, however, for the shares of any class or series of stock that is, as of the record date of the meeting of the shareholders at which a proposal to approve a plan of merger is to be considered, either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 shareholders. Capital's Articles and Bylaws do not provide for any additional dissenters' rights.


SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         UPC. The TBCA provides that a shareholder may inspect and copy books and records during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

         CAPITAL. The FBCA similarly provides that a shareholder may inspect certain books and records if he or she gives the corporation written demand stating the purpose of the inspection at least five business days before the date he or she wishes to inspect the books and records. Under certain instances, the demand must be made in good faith and for a proper purpose and the records he or she desires to inspect must be reasonably related to the stated purpose of such holder's inspection.

DIVIDENDS

         UPC. UPC's ability to pay dividends on UPC Common Stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

         There are various statutory limitations on the ability of the UPC Banking Subsidiaries to pay dividends to UPC. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

         CAPITAL. The FBCA provides that, subject to any restrictions in the corporation's articles of incorporation, and other customary restrictions similar to those contained in the TBCA, a Florida corporation may make distributions to its shareholders. Substantially all of the funds available for the payment of dividends by Capital are derived from its subsidiary depository institution. There are various statutory limitations on the ability of Capital's subsidiary depository institution to pay dividends to Capital.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

         UPC Common Stock is traded on the NYSE under the symbol "UPC." Capital Common Stock is quoted on the Nasdaq National Market under the symbol "CBCP." The following table sets forth, for the indicated periods, the high and low closing sale prices for the UPC Common Stock and Capital Common Stock as reported by the NYSE and Nasdaq National Market, respectively, and the cash dividends declared per share of UPC Common Stock and Capital Common Stock for the indicated periods. The stock prices and dividend amounts have been restated to give effect to stock splits and stock dividends. The stock prices do not include retail mark-ups, mark-downs or commissions.


                                                      UPC                                         CAPITAL
                                        ----------------------------------       ----------------------------------------
                                                                   Cash                                           Cash
                                                                 Dividends                                     Dividends
                                            Price Range          Declared            Price Range                Declared
                                        ------------------          Per          -------------------               Per
                                         High         Low         Share           High          Low               Share
                                        ------      ------     -----------       ------       ------         ------------
1997
---------------------------------
        First Quarter............       $47.75      $38.38       $0.320          $35.00       $27.13             $.0833
        Second Quarter...........        52.13       41.25         .375           40.75        33.25              .0833
        Third Quarter............        56.50       49.25         .400           46.00        39.50              .0833
        Fourth Quarter (through
           October 8, 1997)......        60.38       57.00           --           50.00        46.00                 --
                                                               -----------                                   ------------
           Total.................                                $1.095                                          $.2499
                                                               ===========                                   ============
1996
---------------------------------
        First Quarter............       $31.75      $29.00        $0.27          $34.50       $28.75             $.0833
        Second Quarter...........        31.25       29.63         0.27           31.75        28.25              .0833
        Third Quarter............        36.25       28.63         0.27           29.50        24.50              .0833
        Fourth Quarter...........        41.38       34.63         0.27           28.88        27.00              .0833
                                                               -----------                                   ------------
           Total.................                                 $1.08                                          $.3333
                                                               ===========                                   ============
1995
---------------------------------
        First Quarter............       $24.50      $20.88        $0.23             N/A          N/A             $.0833(1)
        Second Quarter...........        28.13       23.13         0.25             N/A          N/A              .0833(1)
        Third Quarter............        30.75       26.13         0.25           28.00        24.25              .0833
        Fourth Quarter...........        32.25       29.63         0.25           36.00        25.75              .0833
                                                               -----------                                   ------------
           Total.................                                 $0.98                                          $.3333
                                                               ===========                                   ============


------------------------------


(1) These amounts have been adjusted to reflect the 3-for-2 stock split in the form of a 50% stock dividend which was paid on Capital Common Stock effective on June 22, 1995.



         On October 8, 1997, the last sale prices of UPC Common Stock and Capital Common Stock as reported on the NYSE and Nasdaq National Market, respectively, were $60.38 and $50.00 per share, respectively. On August 12, 1997, the last business day prior to public announcement of the proposed Merger, the last sale prices of the UPC Common Stock and Capital Common Stock as reported by the NYSE and Nasdaq National Market, respectively, were $50.44 and $46.00, respectively.



         By letter dated September 25, 1997, Nasdaq advised Capital that Nasdaq is seeking to delist the Capital Common Stock from the Nasdaq National Market. Nasdaq cited Capital's failure to hold an annual meeting as the basis for the proposed delisting. On October 2, 1997, Capital requested a hearing before Nasdaq with respect to the proposed delisting, which automatically stayed the effectiveness of the delisting, which was otherwise scheduled to occur on October 6, 1997. Capital intends to vigorously contest the proposed delisting.


         The holders of UPC Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although UPC currently intends to continue to pay quarterly cash dividends on the UPC Common Stock, there can be no assurance that UPC's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. The Agreement provides that Capital may not declare and pay cash dividends, other than regular quarterly cash dividends, on the shares of Capital Common Stock.

         UPC and Capital are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their subsidiary depository institutions. UPC's and Capital's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                              BUSINESS OF CAPITAL

GENERAL

         Capital, a Florida corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of June 30, 1997, Capital had total consolidated assets of approximately $1.9 billion, total consolidated loans of approximately $837.5 million, total consolidated deposits of approximately $1.2 billion, and total consolidated shareholders' equity of approximately $146.3 million.


         Capital conducts its business activities through its wholly-owned bank subsidiary, Capital Bank, which was organized in 1974 as a commercial bank chartered under the laws of the State of Florida. Capital Bank operates from its main office in Miami, Florida and at 28 branch offices located in the Florida counties of Dade, Broward, and Palm Beach. Generally, the commercial banking activities include both domestic and foreign activities. The domestic lending activities primarily involve small- and middle-market commercial borrowers, builders of residential real estate, owners of commercial or income-producing real estate and consumers. Capital Bank does not generally provide long-term financing for owner-occupied residential real estate. The international division is engaged primarily in financing the exportation of goods to, and the importation of goods from, countries in Latin America and the refinancing of trade-related credits for foreign banks. The international division also lends funds primarily to banks and other financial institutions located in foreign countries.


         In addition, Capital Bank owns approximately 81% of the common stock of Factors. Factors is a specialized financial services company principally engaged in providing receivables-based commercial financing and related fee-based credit, collection and management information services. Factors is based in Boca Raton, Florida and operates through regional offices located in New York, New York; Los Angeles, California; and Charlotte, North Carolina and through a limited service office in Atlanta, Georgia. Factors generally provides financing to its clients through the purchase of accounts receivable owed to Factors' clients by the clients' customers, usually on a non-recourse basis, as well as by guaranteeing amounts due under letters of credit issued to Factors' clients, which are collateralized by such accounts receivable and other assets. The purchase of accounts receivable is known as "factoring" and results in the payment by the client of a factoring fee, generally equal to 0.5% to 2.0% of the factored sales volume. Factors' clients are primarily small- to medium-sized companies in various industries, including textile, apparel and furniture manufacturing and recently, entities involved in the healthcare industry.

         The principal executive offices of Capital are located at 1221 Brickell Avenue, Miami, Florida and its telephone number at such address is
(305) 536-1500. Additional information with respect to Capital and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

BENEFICIAL OWNERSHIP OF CAPITAL COMMON STOCK


         The following table lists, as of September 15, 1997, each holder of record of Capital Common Stock who had filed with Capital a copy of a Schedule 13D or a Schedule 13G, indicating that the filers individually, or with a group, is, or may be deemed to be, a beneficial owner of 5.0% or more of the outstanding shares of Capital Common Stock.



                                               Amount and Nature of
                                                   Percentage of
           Name and Address                    Beneficial Ownership     Percentage of Class(1)
   --------------------------------            --------------------     ----------------------
   Fana Holtz                                       2,758,042(2)                36.0%
   1221 Brickell Avenue, 12th Floor
   Miami, Florida 33131

   Alex Halberstein                                   734,692(3)                 9.6
   1221 Brickell Avenue, Suite 1050
   Miami, Florida 33131

   Leon J. Simkins                                    717,399(4)                 9.4
   1221 Brickell Avenue, 12th Floor
   Miami, Florida 33131

   Abel Holtz                                         677,077(5)                 8.9
   169 East Flagler Street
   Suite 1627
   Miami, Florida  33131

   Lawrence A. Gordich                                677,077(6)                 8.9
   Barnett Tower, Suite 1900
   701 Brickell Avenue
   Miami, Florida  33131

   Daniel M. Holtz                                    479,500(7)                 6.2
   1221 Brickell Avenue, 12th Floor
   Miami, Florida 33131

   Javier J. Holtz                                    285,778(8)                 3.7
   1221 Brickell Avenue, 12th Floor
   Miami, Florida 33131



----------------------


(1) The calculation of percentage of class beneficially owned is based on the shares of Capital Common Stock outstanding on September 30, 1997.



(2)      Includes 1,527,565 shares held individually (41,250 of which Ms.
         Holtz transferred voting rights to an unaffiliated third party pursuant to an irrevocable proxy), 28,000 shares that she has the right to acquire pursuant to options, and 1,202,477 shares over which Ms. Holtz claims voting power pursuant to irrevocable proxies.
         Certain of these irrevocable proxies are Disputed Irrevocable Proxies. For additional information, see "SPECIAL MEETING OF CAPITAL SHAREHOLDERS -- Irrevocable Proxies." Does not include 677,077 shares held by her husband, Abel Holtz, as to which shares Ms. Holtz disclaims beneficial ownership and voting power. Ms. Holtz is the mother of Daniel M. Holtz and Javier J. Holtz.


(3) This information was obtained from a Schedule 13G filed with the SEC on February 5, 1997.

(4) Includes 519,277 shares held individually, 13 shares held as custodian for Mr. Simkins' son under the Florida Gifts to Minors Act, 170,109 shares held by a trust for the benefit of Mr. Simkins' children and 28,000 shares he has the right to acquire pursuant to currently exercisable options.


(5) Abel Holtz, at the request of the FDIC, has advised Capital that he has entered into an irrevocable proxy with respect to such shares which grants the sole right and power to vote such shares to Lawrence A. Gordich.

         For more information regarding the irrevocable proxy, see note (6) below. In addition, Abel Holtz disclaims beneficial ownership as to any shares held by his wife, Fana Holtz, or his sons, Daniel M. Holtz and Javier J. Holtz.


(6) Pursuant to an irrevocable proxy dated December 24, 1996, Mr. Gordich was granted the sole right and power to vote all shares of Capital Common Stock beneficially owned by Abel Holtz. Pursuant to such proxy, Mr. Gordich is required to vote such shares proportionately with all other outstanding shares of Capital Common Stock entitled to vote on any matter brought before Capital's shareholders. However, the FDIC has orally advised Abel Holtz that all of the shares subject to the proxy may be voted in favor of the Merger. See
         " -- Administrative Proceedings."


(7) Includes 322,749 shares held individually (22,500 of which Mr. Holtz has transferred voting rights to an unaffiliated third party pursuant to an irrevocable proxy) and 156,751 shares that he has the right to acquire pursuant to options that are currently exercisable. Does not include 18,000 shares subject to options that are not currently exerciseable. Daniel M. Holtz is the brother of Javier J. Holtz and the son of Abel Holtz and Fana Holtz.


(8) Includes 162,919 shares held individually, 15,187 shares held jointly with his wife, 22,500 shares held by his wife individually (the voting rights to which have been transferred to an unaffiliated third party pursuant to an irrevocable proxy) and 421 shares over which he claims voting power pursuant to an irrevocable proxy. Also includes 84,751 shares that Mr. Holtz has the right to acquire pursuant to options that are currently exercisable. Does not include 6,000 shares subject to options that are not currently exercisable. Javier J. Holtz is the brother of Daniel M. Holtz and the son of Abel Holtz and Fana Holtz.


LEGAL PROCEEDINGS

         Beginning in approximately August 1992, the Audit Committee of Capital Bank began to investigate certain allegations made by Alex Halberstein, a then-officer and director of Capital Bank (who is currently the beneficial owner of approximately 10% of Capital Common Stock), against Abel Holtz,
Capital Bank, and possibly relatives of Abel Holtz. At the time, Abel Holtz was the Chairman of the Board, Chief Executive Officer, and President of Capital and Capital Bank. He currently owns slightly less than 9.0% of Capital's outstanding shares. See " -- Beneficial Ownership of Capital Common Stock."
The allegations related primarily to alleged wrongful conduct by Abel Holtz with respect to (i) the settlement of two sexual harassment claims brought against Capital Bank and Abel Holtz, (ii) the reimbursement of certain travel and entertainment expenses by Capital Bank, and (iii) certain charitable donations made by Capital Bank.

         In connection with this investigation, the Audit Committee filed a Report of Apparent Crime with certain governmental authorities. Thereafter, members of the Audit Committee, together with three other directors of Capital Bank, attempted to call a special meeting of the Capital Bank Board to, among other things, remove Abel Holtz as the Chief Executive Officer and as Chairman of the Capital Bank Board. Prior to such meeting, however, the holders of a majority of the outstanding shares of Capital Common Stock, either in person or by proxy, took certain actions by written consent in lieu of a meeting pursuant to which the Capital Board was expanded from seven to ten directors, three new directors were elected, and certain sections of Capital's Bylaws were amended. A majority of the outstanding shares of Capital Common Stock was voted in favor of the foregoing, including certain shares of Capital that were subject to irrevocable proxies in favor of Abel Holtz, certain of which were owned by Alex Halberstein and certain other shareholders, including Stanley Worton and Leonard Wein. See "Special Meeting of Capital Shareholders -- irrevocable proxies." Holders of certain of the shares covered by the irrevocable proxies notified Abel Holtz that, in their view, the irrevocable proxies previously given to Abel Holtz were invalid and purported to revoke them. Abel Holtz advised Capital that he believed that the irrevocable proxies continued to be valid. Subsequent to the Capital meeting, Capital, as the sole shareholder of Capital Bank, by written consent removed four directors of Capital Bank, including Stanley Worton, one of the three members of the Audit Committee. This corporate action occurred prior to the special meeting called by certain directors of Capital Bank, including those directors removed by such action.

         Thereafter, the Audit Committee (including Dr. Worton, a director who was removed) instituted Case No. 92-2520-Civ-Graham in the United States District Court, Southern District of Florida against Abel Holtz, Capital Bank, Capital and certain directors of Capital (the "Audit Committee Action"). The Audit Committee Action sought, among other things, (i) to obtain declaratory and injunctive relief, to prevent alleged interference with the Audit Committee and to invalidate the corporate actions undertaken by the shareholders of Capital and Capital Bank on October 19, 1992; (ii) to declare that Abel Holtz and Daniel M. Holtz had unlawfully interfered with the investigative work of the Audit Committee and that Abel Holtz was unlawfully in de facto control of Capital Bank, its assets and its business; and (iii) to declare invalid the actions allegedly taken in the self interest of Abel Holtz.

         The Audit Committee Action was voluntarily dismissed by the Audit Committee on November 24, 1992. The independent accounting firm of Arthur Andersen & Co. was engaged to conduct certain agreed-upon procedures in connection with the matters investigated by the Audit Committee. On January 28, 1993, after conducting an investigation and reviewing the report from Arthur Andersen & Co., both the Audit Committee and the Capital Bank Board adopted resolutions which ratified the settlement of the sexual harassment claims, determined that there was no basis for requiring Abel Holtz to contribute to such settlement and concluded that certain travel and entertainment expenses and charitable contributions reviewed by the Audit Committee were ordinary business expenses of Capital Bank.

         In approximately April 1994, Abel Holtz, pursuant to the terms of the irrevocable proxies, designated Fana Holtz, his wife, as successor proxyholder with respect to most of the irrevocable proxies within his control and transferred the remainder of such proxies in January 1995. Fana Holtz has designated her son, Daniel M. Holtz, the current Chairman of the Board, President, and Chief Executive Officer of Capital and Capital Bank, as her successor proxyholder in the event of her death. On October 7, 1994, Abel Holtz resigned from all positions with Capital and its subsidiaries.

         Certain of the governmental authorities having regulatory oversight for Capital Bank and Capital, as well as a federal grand jury, investigated these matters among others. Capital was advised that neither it nor Capital Bank were targets of the federal grand jury investigation, although Capital ultimately learned that Abel Holtz was a target. On October 25, 1994, Abel Holtz entered a guilty plea to one count of giving misleading testimony in 1991 to a federal grand jury with respect to the purpose of certain payments made by Capital Bank, Capital, and certain related parties to a public official. Capital was advised that this plea resolved all pending criminal inquiries with respect to Mr. Holtz that were being conducted or supervised by the United States Attorney's Office for the Southern District of Florida and that no charges would be filed against either Capital or Capital Bank with respect to the matters that were the subject of the grand jury investigation. On January 20, 1995, Abel Holtz was sentenced to a term of confinement of 45 days, to be followed by two years of supervised release, including 4 1/2 months of house confinement, to be followed by community service during the supervised release. Abel Holtz was also fined $20,000 and assessed certain costs.

         On February 8, 1995, certain shareholders, including Stanley Worton and Nathan Esformes, who was then a director of Capital, commenced a derivative action against Daniel M. Holtz, the Chairman of the Board, President, and Chief Executive Officer of Capital, Fana Holtz, the Vice Chairman of the Board,
Javier J. Holtz, a Senior Vice President of Capital, Abel Holtz, Capital, and Capital Bank (the "Derivative Action"). The Derivative Action, as subsequently amended, is entitled Nathan J. Esformes, Stanley 1. Worton, M.D., and Leonard Wien, each as individual shareholders of Capital Bancorp and on behalf of all other similarly situated shareholders v. Abel Holtz, Fana Holtz, Daniel M. Holtz, Javier J. Holtz, Capital Bank, Capital Bancorp, Russell W. Galbut, Hugh
F. Culverhouse, Jr., Craig L. Platt, Jeffrey H. Porter, Leon J. Simkins and Alex Halberstein, Circuit Court for the 11th Judicial District in and for Dade County, Florida, Case No. 95-02515. The amended complaint in the Derivative Action alleges that certain defendants engaged in a series of illegal activities causing harm to Capital and Capital Bank, including, among others,
(i) the settlement of the sexual harassment claims, (ii) the payment of excessive compensation and separation payments, (iii) the appointment of unqualified family members as officers, (iv) the withholding of information, and
(v) the misappropriation of Capital Bank funds for personal uses. The amended complaint also alleges, among other things, that such individuals engaged in a series of activities designed to improperly increase or maintain their interest in, and control of, Capital, including (i) the unlawful use of the irrevocable proxies, (ii) the prevention of investigations and shareholder meetings, (iii) the unlawful alteration of the composition of the Capital Board, and (iv) the failure to obtain approval for a change in control.


         The plaintiffs in the Derivative Action are seeking, on behalf of Capital, unspecified monetary damages, including treble damages, reasonable costs and attorneys' fees, and injunctive relief (i) precluding Fana Holtz from voting shares subject to the irrevocable proxies, (ii) setting aside the February 27, 1995 annual shareholders' meeting, (iii) precluding the current Board from taking any action, and (iv) returning certain shares to Capital. No motions seeking such relief have been filed. No monetary relief is sought from Capital and no count specifically seeks relief from Capital.


         The Capital Board established an independent committee (the "Independent Committee") to investigate the allegations contained in the Derivative Action. The members of the Independent Committee were Russell Galbut, who serves as Chairman of the Independent Committee, and Hugh Culverhouse, Jr., both of whom are outside directors of Capital. The Independent Committee issued a report dated May 29, 1996, concluding, based on its investigation and the investigation of its counsel and accounting firm, that "the derivative litigation is not in the best interests of Capital Bancorp or Capital Bank and, as such, should be dismissed."


         In January 1997, Capital filed a motion to dismiss the Derivative Action based on the Independent Committee's report; however, such motion was denied by the Court in September 1997. Promptly thereafter, the defendants moved to dismiss the Derivative Action or, in the alternative, to disqualify the named plaintiffs on the ground that the named plaintiffs were not adequate representatives of the shareholders and/or had a conflict of interest because, in their capacities as former directors of Capital, they had voted for many of the actions challenged as improper in the lawsuit. On October 9, 1997, the court denied this motion without prejudice. In addition, answers, third-party complaints, and affirmative defenses have been filed by all defendants other than Capital.



         In early October 1997, Robert Paterno, a current shareholder of Capital, filed a motion to intervene in the Derivative Action in order to object to the standing and qualifications of the named plaintiffs. Such motion alleges that Stanley Worton, Nathan Esformes, and Leonard Wein cannot impartially represent the Capital shareholders because certain of the wrongs alleged in the Derivative Action were approved by the plaintiffs, as former members of the Capital Board and Capital Bank Board. In addition, Mr. Paterno alleges that the Derivative Action and the actions of the plaintiffs have adversely impacted upon the Capital shareholders "resulting in a diminution of the negotiating position of [Capital] in the merger and a material dilution of the value of the merger to the Capital shareholders." The Court has not yet ruled on this motion.


         Also on February 8, 1995, Stanley Worton and Nathan Esformes commenced an individual action against Capital, Daniel M. Holtz, Fana Holtz, Javier J. Holtz, and Abel Holtz (the "Individual Action"). The complaint in this action, as subsequently amended, alleges that the defendants, other than Capital, breached fiduciary duties owed to the plaintiff by, among other things, improperly using proxies to vote shares of Capital owned by the plaintiff and another shareholder to engage in improper activity and to promote their personal interest to the detriment of the plaintiff. The Individual Action is entitled Stanley 1. Worton, M.D. and Nathan Esformes v. Abel Holtz, Fana Holtz, Daniel Holtz, Javier Holtz, Capital Bancorp, Russell W. Galbut, Hugh F. Culverhouse, Craig L. Platt, Jeffrey H. Porter and Leon J. Simkins, Circuit Court for the 11th Judicial District in and for Dade County, Florida, Case No. 95-02520-CA-09. The amended complaint contains many of the same allegations contained in the Derivative Action. In addition, among other things, the plaintiffs allege that certain of the defendants unlawfully solicited proxies for the February 27, 1995 annual shareholders' meeting and that the actions taken at this meeting, including the reduction in the size of the Board, were invalid. The amended complaint also sought an order directing Capital to hold a shareholders' meeting on or before May 28, 1995 to elect a board of directors (although the plaintiffs never formally moved for such relief).


         The plaintiffs in the Individual Action seek unspecified monetary damages and costs and, in addition to the injunctive relief requested in the Derivative Action, seek relief regarding, among other things, (i) the voting and/or termination of certain proxies, (ii) the establishment of a constructive trust for certain shares and options, (iii) the holding of a shareholders meeting, (iv) the return to one of the plaintiffs of his percentage of any shares obtained by members of the Holtz Family because of the control group created by the irrevocable proxies, (v) the reinstatement of one of the plaintiffs to the Board of Directors and (vi) invalidation of the actions of the current Board. Plaintiffs also seek declaratory relief invalidating the proxies and former actions with respect to which the proxies were voted. The plaintiffs have not indicated that they are seeking any monetary relief from Capital other than costs. Capital has filed a motion to dismiss the two counts of the complaint in the Individual Action in which it is named and has moved to stay certain other counts of the complaint on the grounds that those claims are derivative. The other defendants also filed motions to dismiss. These motions are still pending. In August 1997, the plaintiffs filed a motion for partial summary judgment in the Individual Action, which is set for a hearing on October 14, 1997.



         In late September 1997, the Halberstein Group filed a motion to intervene in the Individual Action (the "Halberstein Action"). Pursuant to the Halberstein Agreement, the Halberstein Group agrees to dismiss without prejudice its motion to intervene or, if such motion has been granted, to dismiss without prejudice its action in the Individual Action. Effective upon consummation of the Merger and the termination of the irrevocable proxies over shares held by the Halberstein Group, the Halberstein Group releases and discharges all defendants named in the Halberstein Action from any claims, counterclaims or causes of action that were raised in the Halberstein Action and from any other claims, counterclaims, or causes of action related to the irrevocable proxies.

         On August 14, 1997, a purported class action captioned Rywell v. Capital Bancorp, et al., Civ. No. 97-18383-CA-23, was commenced in the Circuit Court of the Eleventh Judicial District in and for Dade County, Florida against Capital, certain of the officers and directors of Capital and Capital Bank and UPC. The action purports to be brought on behalf of a class consisting of all holders of Capital securities or their successors in interest, and alleges that
(i) Capital's merger with UPC is unfair, (ii) the merger consideration is inadequate and (iii) the individual defendants, aided and abetted by UPC, have breached their fiduciary duties to Capital and its public shareholders and failed to maximize shareholder value in connection with the Merger. The complaint seeks injunctive relief preliminarily and permanently enjoining the Merger or, alternatively, rescission and damages, together with costs and reasonable attorneys and expert fees. The defendants have not yet answered the complaint, but intend to deny all material allegations of wrongdoing and to contest the action vigorously.

         Capital does not believe that the outcome of the foregoing litigation matters will have a material adverse effect on its financial condition, results of operation, or liquidity. Capital is currently advancing the legal expenses of the outside directors who were named as defendants. Such defendants have agreed to repay Capital for all or any portion of such advances which they are ultimately found not to be entitled to pursuant to applicable law. Based on the information currently available to Capital, management does not believe that the indemnification in the above litigation matters will have a material adverse effect on Capital's financial condition, results of operations, or liquidity. However, the actual effects of such indemnification on Capital cannot be finally determined until the amount of such indemnification, if any, is fixed.

ADMINISTRATIVE PROCEEDINGS


         As a result of discussions with the Florida Department, Daniel M. Holtz, Chairman of the Board, President, and Chief Executive Officer of Capital, Fana Holtz, the Vice Chairman of the Board, and Javier J. Holtz, a Senior Vice President of Capital (collectively, the "Applicants"), both individually and as a group, voluntarily filed an application (the "Application") to acquire and/or maintain a controlling interest in Capital, although they do not believe such an application is legally required. The Applicants also have had discussions with the Federal Reserve as to whether a change of control notice is required under federal law. As of the Capital Record Date, Daniel M. Holtz, Fana Holtz, and Javier J. Holtz owned and/or had the power to vote, approximately 6.2%, 36.0% and 3.7% (45.9% in the aggregate), respectively, of Capital Common Stock (including shares of Capital Common Stock subject to options exercisable by such individuals within 60 days).



         The plaintiffs in the Derivative Action, along with another shareholder (collectively the "Petitioners"), filed a Notice of Intent to Appear and Petition for a Formal Administrative Hearing with the Florida Department in connection with the disposition of the Application opposing the change in control and raising many of the same issues raised in the Derivative and Individual Actions. A hearing commenced in August 1996 and ended in November 1996. On June 16, 1997, the Florida Comptroller issued the Order denying the Application filed by the Applicants and requiring Applicants to divest their control of Capital Bank within 90 days. The Florida Comptroller also required that the Applicants "take into appropriate consideration of the ownership interest of Abel Holtz" in determining their aggregate control position. On July, 1997 the Applicants filed with the Florida Comptroller an initial report of compliance with the Order. On the same date, the Applicants filed an appeal of the Order with Florida's First District Court of Appeals. On July 10, 1997, the Petitioners filed a cross-appeal of the Order to the extent that the Order could be construed as permitting Applicants to remain in control of Capital or Capital Bank.


         Following a review of the initial report of compliance, the Florida Comptroller allowed the Applicants until August 21, 1997 in which to submit a revised compliance package. On August 21, 1997, a revised compliance proposal was submitted, which was subsequently amended on September 11, 1997 (the "Second Revised Compliance Plan"). The Second Revised Compliance Plan relies on consummation of the Merger to satisfy the condition set forth in the Order requiring "cessation of control" of Capital by the Applicants (taking into account the ownership interest of Abel Holtz). In addition, the Second Revised Compliance Plan included, consistent with the Order, an unconditional repudiation by Daniel M. Holtz and Javier J. Holtz of severance benefits under any executive employment agreements entered into between such individuals and Capital that would be triggered by a change in control of Capital (see "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger"). UPC also notified the Florida Comptroller that upon consummation of the Merger, Fana Holtz and Daniel M. Holtz would resign or be terminated from all management positions with Capital, and would have no continuing role in the management of UPC or Capital. Finally, the Applicants agreed in the Second Revised

Compliance Plan to join the Florida Department, upon consummation of the Merger, in filing a motion to dismiss as moot the pending appeal of the Order.


         On September 5, 1997, the Applicants and the Florida Comptroller filed a joint motion with the First District Court of Appeals requesting a 60-day extension of time for the filing of briefs in the Applicants' appeal of the Order. On September 9, 1997, the Petitioners opposed this joint motion and requested an expedited briefing schedule. On October 3, 1997, the Court granted Applicants' and Comptroller's joint motion for extension of time in part and granted Petitioners' motion for an expedited briefing schedule. Pursuant to this Order, Applicants must file their initial brief by October 20, 1997; opposition briefs must be filed within 15 days of service of the initial brief; reply briefs must be filed within 10 days of service of the opposition briefs; and cross-reply briefs must be filed within 5 days of the service of the reply briefs.



         On September 18, 1997, the Florida Comptroller approved the Second Revised Compliance Plan permitting the Applicants to remain in their respective management positions with Capital until the Effective Time and to vote the shares of Capital Common Stock that they own or control in favor of the Merger. In granting such approval, the Florida Comptroller stated that "the approval is of limited significance, and suggests that what is not approved here remains of vital significance to the ultimate resolution of the underlying issues. First, this Order in no way constitutes [the Florida Department]'s approval or endorsement of the proposed merger between UPC and Capital Bank and Bancorp.
It is up to the shareholders of Bancorp to determine whether to approve the merger at the expected stockholders' meeting. If no stockholders' meeting occurs, or if the merger is voted on but is rejected, of course, then the [Florida Department] must immediately revisit the control status of the institution on an emergency basis. Second, this order does not approve the change-of-control application filed with the [Florida Department] by UPC on September 8, 1997. UPC's application is separately docketed by the [Florida Department] and is being considered separately from this matter. Third, nothing in this order, or in the prior order, or in the record of proceedings in this matter, should be interpreted as the [Florida Department]'s passing of legal judgment on the validity of actions previously taken by Capital Bank or Bancorp in a corporate capacity. However, in entering these orders, it was not (and is not) the [Florida Department]'s intention to declare ultra vires any actions taken either by the [Applicants] or the boards of Capital Bank and Bancorp during the pendency of the change-of-control application." On September 26, 1997, the Petitioners filed an appeal of this Order with Florida's First District Court of Appeals.



         In addition, Abel Holtz is subject to the restrictions of Section 19 of the Federal Deposit Insurance Act as a result of his guilty plea to one count of giving misleading testimony in 1991 to a federal grand jury. As a result, he is precluded from owning or controlling, or otherwise participating in, the affairs of Capital and Capital Bank without regulatory approval. In December 1996, the Federal Deposit Insurance Corporation (the "FDIC") issued a cease and desist order, which prohibits Abel Holtz from, among other things,
(i) assisting, participating, or engaging in the solicitation of proxies for Capital shareholders, (ii) influencing or attempting to influence the voting or disposition of any shares of Capital Common Stock, excepting only the disposition of those shares owned directly by him, (iii) requesting or receiving performance reports or other internal data relating to the activities, operations, or financial condition of Capital, or (iv) communicating with any officer, director, or employee of Capital on matters regarding the conduct of the operations or affairs of Capital. The cease and desist order also required, among other things, that Abel Holtz, who as of the Capital Record Date owned approximately 8.9% of Capital Common Stock, enter into an irrevocable proxy with respect to such shares. Capital has been advised that on December 24, 1996, Abel Holtz entered into such irrevocable proxy which transferred the sole right and power to vote the shares of Capital he currently owns (and any shares that he may acquire in the future) to Lawrence A. Gordich. Pursuant to the irrevocable proxy, such third party is required to vote the shares proportionately with all other outstanding shares of Capital on any matter brought before the shareholders of Capital for a vote. In connection with the Merger, Abel Holtz requested of the FDIC that he be permitted to vote all shares of Capital Common Stock otherwise subject to the proxy in favor of the Merger. The FDIC has orally advised Abel Holtz that all of the shares subject to the proxy may be voted in favor of the Merger.


         Capital also was advised that, in a January 1997 letter, the FDIC informed the Applicants that the FDIC did not anticipate recommending any enforcement action against any of such individuals as a result of the FDIC's investigation. The FDIC's decision was based on information known to the FDIC at such time, and the FDIC reserved the right to change its position in the event that additional facts and circumstances warrant reconsideration.


                                BUSINESS OF UPC

GENERAL

         UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of June 30, 1997, UPC had total consolidated assets of approximately $14.8 billion, total consolidated loans of approximately $10.4 billion, total consolidated deposits of approximately $11.2 billion, and total consolidated shareholders' equity of approximately $1.4 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $5.5 billion asset Union Planters National Bank, founded in 1869 and headquartered in Memphis, Tennessee, 32 other bank subsidiaries and one savings bank subsidiary located in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky. Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 432 banking offices and 564 ATMs. UPC's total assets at June 30, 1997 are allocable by state to its banking offices (before consolidating adjustments) approximately as follows: $9.7 billion in Tennessee; $2.3 billion in Mississippi; $1.2 billion in Missouri; $800 million in Arkansas; $609 million in Louisiana; $440 million in Alabama; and $113 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed 12 acquisitions in 1993, 13 in 1994, three in 1995, and seven in 1996, adding approximately $1.7 billion in total assets in 1993, $3.8 billion in 1994, $1.3 billion in 1995, and $4.2 billion in 1996. Thus far in 1997, UPC has entered into definitive agreements to acquire six financial institutions, in addition to Capital which had aggregate total assets of approximately $2.1 billion at June 30, 1997. For information with respect to these acquisitions see "-- Recent Developments." For a discussion of UPC's acquisition program, see the caption "Acquisitions" (on page 6) in UPC's Annual Report to Shareholders and
Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1996, 1995, and 1994 (on pages 45 and 46) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as
Exhibit 13 to UPC's Annual Report on Form 10-K for the year ended December 31, 1996 and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of the acquisitions in addition to the Merger which are currently pending, see "-- Recent Developments."

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiary is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

RECENT DEVELOPMENTS

         RECENTLY COMPLETED ACQUISITION. Since December 31, 1996, UPC has completed the acquisition of one institution (the "Recently Completed Acquisition").

                                 Asset Size
     Institution               (In Millions)         Type of Consideration
 -----------------             -------------         ---------------------
 PFIC Corporation                  $4.1              59,992 shares of
                                                     UPC Common Stock

         OTHER PENDING ACQUISITIONS. UPC has entered into definitive agreements to acquire the following financial institutions in addition to Capital (collectively, the Other Pending Acquisitions and, together with the Recently Completed Acquisition, the "Other Acquisitions") which UPC's management considers probable of consummation and which are expected to close in 1997.

                                                                 Asset Size
                       Institution                            (In Millions)(1)           Type of Consideration
         ---------------------------------------------        ----------------      -------------------------------
         SBT Bancshares, Inc., Selmer, Tennessee,                   $  102          Approximately 612,000 shares
             and its subsidiary, Selmer Bank & Trust                                  of UPC Common Stock
             Co.

         Citizens of Hardeman County Financial                          65          Approximately 211,000 shares
             Services, Inc., Whiteville, Tennessee,                                   of UPC Common Stock
             and its subsidiary, The Whiteville Bank

         Magna Bancorp, Inc., and its subsidiary,                    1,353          Approximately 7,100,000 shares
             Magnolia Federal Bank for Savings                                        of UPC Common Stock

         Sho-Me Financial Corp, Mt. Vernon,                            329          Approximately 1,048,000 shares
             Missouri, and its subsidiary,                                             of UPC Common Stock
             1st Savings Bank, f.s.b.

         First Acadian Bancshares, Inc.,                                83          Approximately 335,000 shares
             Thibodaux, Louisiana, and its subsidiary,                                of UPC Common Stock
             Acadian Bank

         Security Bancshares, Inc., Des Arc,                           162          Approximately 488,000 shares
             Arkansas, and its subsidiaries                                            of UPC Common Stock
                                                              ----------------
                 TOTALS                                             $2,094
                                                              ================

------------------------------
 (1)     Approximate total assets at June 30, 1997.

         EARNINGS CONSIDERATIONS RELATED TO THE MERGER AND THE OTHER PENDING ACQUISITIONS. It is expected that either UPC or the institutions to be acquired in connection with the Merger and the Other Pending Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the UPC organization. Most of the charges are expected to relate to the Merger and the Magna Bancorp, Inc. acquisition. Anticipated charges would normally arise from matters such as, but not limited to, legal and accounting fees, financial advisory fees, consulting fees, payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits, costs associated with elimination of duplicate facilities and branch consolidations, data processing charges, cancellation of vendor contracts, and the potential for additional provisions for loan losses and other contingencies and similar costs which normally arise from the consolidation of operational activities.

         With the exception of the acquisition of Sho-Me Financial Corp., each of the Merger and the Other Pending Acquisitions is expected to be accounted for as a pooling of interests. UPC currently estimates incurring aggregate charges in the range of $25 million to $35 million after taxes in connection with the consummation of the Merger and the Other Pending Acquisitions. To the extent that UPC's recognition of these acquisition-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes.

         The range of anticipated charges to be incurred in connection with consummating the Merger and the Other Pending Acquisitions is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. These charges are not reflected in the pro forma consolidated data included in this Proxy Statement. Moreover, this range has been based on the due diligence that has been performed to date in connection with the various acquisitions and the range may be subject to change and the actual charges incurred may be higher or lower than what is currently contemplated, once the acquired institutions are assimilated from an operational perspective and various contingencies are either satisfied or eliminated.


         CONSOLIDATION OF SUBSIDIARY BANK CHARTERS. UPC management has announced plans to consolidate all of its separate banking subsidiaries, with the exception of a small savings and loan subsidiary and Capital Bank, into UPC's principal subsidiary, Union Planters National Bank.



         Implementation of this plan will likely result in UPC incurring charges in the fourth quarter of 1997. Management is developing the plan to consolidate the subsidiaries and is seeking required regulatory approvals. The exact charges and future savings cannot be quantified at this time.



                       CERTAIN REGULATORY CONSIDERATIONS

         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to UPC. A more complete discussion is included in UPC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996. Information relating to Capital is included in the Capital Annual Report on Form 10-K for the fiscal year ended December 31, 1996. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

GENERAL

         UPC is a bank holding company registered with the Federal Reserve under the BHC Act. As such, UPC and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

         The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy which is discussed below, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

         The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that UPC and any other bank holding company located in Tennessee may now acquire a bank located in any other state, and any bank holding company located outside Tennessee may lawfully acquire any Tennessee-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. None of the states in which the banking subsidiaries of UPC or Capital are located has either moved up the date after which interstate branching will be permissible or "opted out." Accordingly, UPC is able to consolidate all of its bank subsidiaries into a single bank with interstate branches.

         The BHC Act generally prohibits UPC from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

         Each of the UPC Banking Subsidiaries is a member of the FDIC, and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect is business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

         The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of UPC and Capital (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, the Office of Thrift Supervision ("OTS") in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Office of the Comptroller of the Currency ("OCC") in the case of national banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

         UPC is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of UPC, including cash flow to pay dividends to its shareholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to UPC, as well as by UPC and Capital to their shareholders.

         As to the payment of dividends, each of UPC's state-chartered banking subsidiaries is subject to the respective laws and regulations of the state in which such bank is located, and to the regulations of the bank's primary federal regulator. UPC's subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulation, and those that are national banks are subject to the regulations of the OCC.

         If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         At June 30, 1997, under dividend restrictions imposed under federal and state laws, the UPC Banking Subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to UPC of approximately $142.4 million.

         The payment of dividends by UPC and the UPC Banking Subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         UPC and the UPC Banking Subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of UPC, and the appropriate federal banking regulator in the case of each of the UPC Banking Subsidiary. There are two basic measures of capital adequacy for bank holding companies and their subsidiary depository institutions that have been promulgated by the Federal Reserve and each of the federal bank regulatory agencies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At June 30, 1997, UPC's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 19.86% and 16.76%, respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. UPC's Leverage Ratio at June 30, 1997, was 10.64%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Each of the UPC Banking Subsidiaries is subject to risk-based and leverage capital requirements adopted by its federal banking regulatory, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Each of the UPC Banking Subsidiaries was in compliance with applicable minimum capital requirements as of June 30, 1997. Neither UPC nor any of the UPC Banking Subsidiaries has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

         Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC, and the OCC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, UPC is expected to act as a source of financial strength for, and to commit resources to support, each of the UPC Banking Subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The UPC Banking Subsidiaries are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of UPC's respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

         FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

         At June 30, 1997, all of the UPC Banking Subsidiaries had the requisite capital levels to qualify as well capitalized.


                        DESCRIPTION OF UPC CAPITAL STOCK


         UPC's Charter currently authorizes the issuance of 100,000,000 shares of UPC Common Stock and 10,000,000 shares of UPC Preferred Stock. As of September 30, 1997, 67,211,642 shares of UPC Common Stock were outstanding and approximately 2,883,000 shares were subject to issuance through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans and other employee, officer and director benefit plans; approximately 3,236,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 2,861,993 shares were authorized for issuance and reserved for conversion of certain outstanding shares of UPC Preferred Stock. In addition, as of September 30, 1997, 2,289,594 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock") were outstanding. As of September 30, 1997, none of UPC's 750,000 authorized shares of Series A Preferred Stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY
THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY GOVERNMENTAL AGENCY.

UPC COMMON STOCK

         GENERAL. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, UPC's Charter or Bylaws or the rules of the NYSE. Union Planters National Bank, a wholly-owned, first-tier subsidiary of UPC, is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock. Its address is Union Planters National Bank, Corporate Trust Department, 6200 Poplar Avenue, Third Floor, Memphis, Tennessee 38119. Its mailing address is P.O. Box 387, Memphis, Tennessee 38147.

         DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the UPC Board.

         UPC has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock; however, UPC has no such arrangements in effect at the date hereof.

         LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of UPC, after distribution in full of the preferential amounts required to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation, or winding-up of UPC for purposes of this paragraph.

         Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.


         For a further description of UPC Common Stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."


UPC PREFERRED STOCK

         SERIES A PREFERRED STOCK. UPC's Charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Registration Statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (SEC File No. 0-6919) which is incorporated by reference herein.


         SERIES E PREFERRED STOCK. 2,289,594 shares of Series E Preferred Stock were outstanding as of September 30, 1997. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the

Federal Reserve, are subject to redemption by UPC at any time at a redemption price of $25.00 per share plus any unpaid dividends. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."




                                 OTHER MATTERS

         As of the date of this Proxy Statement, the Capital Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.


                             SHAREHOLDER PROPOSALS


         UPC expects to hold its next annual meeting of shareholders after the Merger on April 16, 1998. Under SEC rules, proposals of UPC shareholders intended to be presented at that meeting must be received by UPC at its principal executive offices no later than the date specified in UPC's 1998 annual meeting proxy statement. It is not currently anticipated that Capital will hold its annual meeting unless the Merger should not be consummated.
In the event the Merger is not consummated, proposals of Capital shareholders intended to be presented at that meeting must have been received by Capital at its principal executive offices no later than December 15, 1997.



                                    EXPERTS


         The consolidated financial statements of UPC and subsidiaries incorporated in this Proxy Statement by reference to UPC's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



         The consolidated financial statements incorporated in this Proxy Statement by reference to Capital's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                                    OPINIONS

         The legality of the shares of UPC Common Stock to be issued in the Merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of UPC. E. James House, Jr. is an officer of, and receives compensation from, UPC.

         Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia for UPC.

                                                                      APPENDIX A





                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                           UNION PLANTERS CORPORATION


                                      AND


                                CAPITAL BANCORP




                          DATED AS OF AUGUST 12, 1997

                               TABLE OF CONTENTS

                                                                                   Page
PREAMBLE    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-5

ARTICLE 1   TRANSACTIONS AND TERMS OF MERGER  . . . . . . . . . . . . . . . .      A-5
     1.1    Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-5
     1.2    Time and Place of Closing . . . . . . . . . . . . . . . . . . . .      A-5
     1.3    Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . .      A-6
     1.4    Execution of Agreements . . . . . . . . . . . . . . . . . . . . .      A-6
     1.5    Restructure of Transaction  . . . . . . . . . . . . . . . . . . .      A-6

ARTICLE 2   TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . .      A-6
     2.1    Charter . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-6
     2.2    By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-6
     2.3    Directors and Officers  . . . . . . . . . . . . . . . . . . . . .      A-7

ARTICLE 3   MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . . . . . .      A-7
     3.1    Conversion of Shares  . . . . . . . . . . . . . . . . . . . . . .      A-7
     3.2    Anti-Dilution Provisions  . . . . . . . . . . . . . . . . . . . .      A-7
     3.3    Shares Held by Subject Company or Parent  . . . . . . . . . . . .      A-7
     3.4    Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . .      A-7
     3.5    Conversion of Stock Options . . . . . . . . . . . . . . . . . . .      A-7

ARTICLE 4   EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . .      A-9
     4.1    Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . .      A-9
     4.2    Rights of Former Subject Company Shareholders . . . . . . . . . .      A-9

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY . . . . . . . .      A-10
     5.1    Organization, Standing, and Power . . . . . . . . . . . . . . . .      A-10
     5.2    Authority; No Breach by Agreement . . . . . . . . . . . . . . . .      A-10
     5.3    Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . .      A-11
     5.4    Subject Company Subsidiaries  . . . . . . . . . . . . . . . . . .      A-11
     5.5    Financial Statements  . . . . . . . . . . . . . . . . . . . . . .      A-12
     5.6    Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . .      A-12
     5.7    Absence of Certain Changes or Events  . . . . . . . . . . . . . .      A-12
     5.8    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-12
     5.9    Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-13
     5.10   Intellectual Property . . . . . . . . . . . . . . . . . . . . . .      A-14
     5.11   Environmental Matters . . . . . . . . . . . . . . . . . . . . . .      A-14
     5.12   Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . .      A-15
     5.13   Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . .      A-15
     5.14   Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . .      A-15
     5.15   Material Contracts  . . . . . . . . . . . . . . . . . . . . . . .      A-17
     5.16   Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . .      A-17
     5.17   Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-17
     5.18   Statements True and Correct . . . . . . . . . . . . . . . . . . .      A-17
     5.19   Accounting, Tax, and Regulatory Matters . . . . . . . . . . . . .      A-18
     5.20   State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . .      A-18
     5.21   Article Provisions  . . . . . . . . . . . . . . . . . . . . . . .      A-18

                                                                                   Page
ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF PARENT  . . . . . . . . . . . .      A-18
     6.1    Organization, Standing and Power  . . . . . . . . . . . . . . . .      A-18
     6.2    Authority; No Breach by Agreement . . . . . . . . . . . . . . . .      A-18
     6.3    Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . .      A-19
     6.4    Parent Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .      A-19
     6.5    Financial Statements  . . . . . . . . . . . . . . . . . . . . . .      A-20
     6.6    Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . .      A-20
     6.7    Absence of Certain Changes or Events  . . . . . . . . . . . . . .      A-20
     6.8    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-20
     6.9    Environmental Matters . . . . . . . . . . . . . . . . . . . . . .      A-21
     6.10   Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . .      A-21
     6.11   Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . .      A-21
     6.12   Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-22
     6.13   Statements True and Correct . . . . . . . . . . . . . . . . . . .      A-22
     6.14   Accounting, Tax, and Regulatory Matters . . . . . . . . . . . . .      A-22

ARTICLE 7   CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . . . . . .      A-22
     7.1    Affirmative Covenants of Subject Company  . . . . . . . . . . . .      A-22
     7.2    Negative Covenants of Subject Company . . . . . . . . . . . . . .      A-23
     7.3    Covenants of Parent . . . . . . . . . . . . . . . . . . . . . . .      A-24
     7.4    Adverse Changes in Condition  . . . . . . . . . . . . . . . . . .      A-25
     7.5    Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-25

ARTICLE 8   ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . .      A-25
     8.1    Registration Statement; Proxy Statement; Shareholder Approval . .      A-25
     8.2    Exchange Listing  . . . . . . . . . . . . . . . . . . . . . . . .      A-25
     8.3    Applications  . . . . . . . . . . . . . . . . . . . . . . . . . .      A-25
     8.4    Filings With State Offices  . . . . . . . . . . . . . . . . . . .      A-26
     8.5    Agreement as to Efforts to Consummate . . . . . . . . . . . . . .      A-26
     8.6    Investigation and Confidentiality . . . . . . . . . . . . . . . .      A-26
     8.7    Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . .      A-26
     8.8    Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . .      A-26
     8.9    Accounting and Tax Treatment  . . . . . . . . . . . . . . . . . .      A-27
     8.10   Agreement of Affiliates . . . . . . . . . . . . . . . . . . . . .      A-27
     8.11   Employee Benefits and Contracts . . . . . . . . . . . . . . . . .      A-27
     8.12   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .      A-27
     8.13   Merger Subsidiary Organization  . . . . . . . . . . . . . . . . .      A-29
     8.14   State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . .      A-29

ARTICLE 9   CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . .      A-29
     9.1    Conditions to Obligations of Each Party . . . . . . . . . . . . .      A-29
     9.2    Conditions to Obligations of Parent . . . . . . . . . . . . . . .      A-30
     9.3    Conditions to Obligations of Subject Company  . . . . . . . . . .      A-31

ARTICLE 10  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-32
     10.1   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-32
     10.2   Effect of Termination . . . . . . . . . . . . . . . . . . . . . .      A-34
     10.3   Non-Survival of Representations and Covenants . . . . . . . . . .      A-35

ARTICLE 11  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .      A-35
     11.1   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-35
     11.2   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-41
     11.3   Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . .      A-41

                                                                                   Page
     11.4   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . .      A-41
     11.5   Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-42
     11.6   Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-42
     11.7   Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-42
     11.8   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-42
     11.9   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .      A-43
     11.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .      A-43
     11.11  Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-43
     11.12  Interpretations . . . . . . . . . . . . . . . . . . . . . . . . .      A-43
     11.13  Enforcement of Agreement  . . . . . . . . . . . . . . . . . . . .      A-43
     11.14  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . .      A-44
     Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      A-44

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                 THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 12, 1997, by and between Capital Bancorp, a Florida corporation having its principal office located in Miami, Florida ("Subject Company"), and Union Planters Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Parent").


                                    PREAMBLE

                 The Boards of Directors of Subject Company and Parent are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Subject Company by Parent pursuant to the merger of Subject Company with and into a wholly owned subsidiary of Parent to be organized under the Laws of the State of Tennessee ("Merger Subsidiary"). At the effective time of such merger, the outstanding shares of the common stock of Subject Company shall be converted into the right to receive shares of the common stock of Parent (except as provided in Sections 3.3 and 3.4 of this Agreement). As a result, shareholders of Subject Company shall become shareholders of Parent and Subject Company shall continue to conduct its business and operations as a wholly owned subsidiary of Parent. The transactions described in this Agreement are subject to the approvals of the shareholders of Subject Company, the Board of Governors of the Federal Reserve System, the Department of Banking and Finance of the State of Florida, and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that (i) for federal income tax purposes this Agreement shall constitute a plan of merger and the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes the Merger shall qualify for treatment as a pooling of interests.

                 Immediately after the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, (i) Subject Company and Parent are entering into a stock option agreement pursuant to which Subject Company is granting to Parent an option to purchase shares of Subject Company Common Stock and (ii) each of the directors of Subject Company are entering into a support agreement with Parent.

                 Certain terms used in this Agreement are defined in Section
11.1 of this Agreement.

                 NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER


                 1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with Subject Company in accordance with the provisions of Section 607.1107 of the FBCA and Section 48-21-109 of the TBCA and with the effect provided in
Section 607.1106 of the FBCA and Section 48-21-108 of the TBCA (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Subject Company and Parent and will be approved and adopted by the Board of Directors of Merger Subsidiary upon its organization.


                 1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

                 1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Florida Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida and the Tennessee Articles of Merger become effective with the Secretary of State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by Parent within 30 days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (without regard to any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Subject Company approve this Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party's obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

                 1.4 Execution of Agreements. Immediately after the execution of this Agreement by the Parties and as a condition thereto, (i) Subject Company is executing and delivering to Parent a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which Subject Company is granting to Parent an option to purchase shares of Subject Company Common Stock and (ii) each of the directors of Subject Company is executing and delivering to Parent a support agreement (the "Support Agreement") in substantially the form of Exhibit 2.

                 1.5 Restructure of Transaction. Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which Parent may deem advisable; provided, however, that Parent shall not have the right, without the approval of the Board of Directors of Subject Company and, if required by Section 607.1103 of the FBCA, the holders of the Subject Company Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Subject Company Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement);
(ii) changes the intended tax-free effects of the Merger to Parent, Subject Company or the holders of shares of Subject Company Common Stock or changes the intended pooling of interests accounting treatment; (iii) would permit Parent to pay the consideration other than by delivery of Parent Common Stock registered with the SEC (in the manner described in Section 4.1 of this Agreement); (iv) would be materially adverse to the interests of Subject Company or adverse to the holders of shares of Subject Company Common Stock;
(v) would materially impede or delay consummation of the Merger; or (vi) would require a vote of Parent's shareholders under relevant state Law. Parent may exercise this right of revision by giving written notice to Subject Company in the manner provided in Section 11.8 of this Agreement which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger.



                                   ARTICLE 2

                                TERMS OF MERGER

                 2.1 Charter. The Charter (the "Charter") of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of the Surviving Corporation until otherwise amended or repealed.

                 2.2 By-Laws. The Amended and Restated By-laws of Merger Subsidiary (the "By-Laws") in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until otherwise amended or repealed.

                 2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the By-laws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the By-laws of the Surviving Corporation.


                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

                 3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time.

                 (c) Each share of Subject Company Common Stock (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .8525 shares of Parent Common Stock (as subject to possible adjustment as set forth in Section 10.1(g) of this Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                 3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                 3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                 3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                 3.5      Conversion of Stock Options.   (a)  At the Effective
Time, each option to purchase or other right with respect to shares of Subject Company Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("Subject Company Options") granted by Subject Company under the Subject Company Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become options with respect to Parent Common Stock, and Parent shall assume each Subject Company Option, in accordance with the terms of the applicable Subject Company Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Salary and Benefits Committee shall be substituted for Subject Company and the committee of Subject Company's Board of Directors (including, if applicable, the entire Board of Directors of Subject Company) administering such Subject Company Stock Plan, (ii) each Subject Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Parent Common Stock subject to such Subject Company Option shall be equal to the number of shares of Subject Company Common Stock subject to such Subject Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price under each such Subject Company Option shall be adjusted by dividing the per share exercise price under each such Subject Company Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the first sentence of this Section 3.5, each Subject Company Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Parent and Subject Company agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

                 (b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in each Subject Company Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Subject Company Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and Parent shall comply with the terms of each Subject Company Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Subject Company Stock Plan, that Subject Company Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Within 30 days after the Effective Time, Parent shall file a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                 (c) Without limiting the foregoing, and provided that the right contained in this paragraph (c) is not inconsistent with any of the conditions contained in Article 9 hereof, each holder of a Subject Company Option that is not an "incentive stock option", whether or not then vested, shall have the right to elect to convert, at the Effective Time, all or a portion of his or her Subject Company Options which are not "incentive stock options" and which have not expired prior to the Effective Time into the right to receive such number of shares (rounded to the nearest whole share) of Parent Common Stock as are equal in value (determined by valuing each share of Parent Common Stock at the Average Closing Price (as defined in Section 10.1)) to the excess of (i) the product of the number of shares of Subject Company Common Stock subject to such option times the Exchange Ratio times the Average Closing Price of the Parent Common Stock over (ii) the product of (A) the exercise price per share of Subject Company Common Stock subject to such option and (B) the number of shares of Subject Company Common Stock subject to such option. The foregoing right shall be exercised by delivery to Parent of written notice of election (specifying the number of Subject Company Options covered by such election) by the holder of such Subject Company Option not later than two business days prior to the Effective Time.

                 (d) All contractual restrictions or limitations on transfer with respect to Subject Company Common Stock awarded under the Subject Company Stock Plans or any other plan, program, or Contract of Subject Company or any of the Subject Company Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, or Contract, shall remain in full force and effect with respect to shares of Parent Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

                 4.1 Exchange Procedures. Promptly after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to the former shareholders of Subject Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Subject Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Subject Company shall have the right to review the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Subject Company Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the merger until such holder surrenders such holder's certificate or certificates representing the shares of Subject Company Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Subject Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Parent nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

                 4.2 Rights of Former Subject Company Shareholders. At the Effective Time, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Subject Company Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 5

               REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

                 Subject Company hereby represents and warrants to Parent as follows:

                 5.1 Organization, Standing, and Power. Subject Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Subject Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                 5.2      Authority; No Breach by Agreement.   (a)   Subject
Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Subject Company's duly constituted Board of Directors) in respect thereof on the part of Subject Company, subject to the approval of this Agreement by the holders of the outstanding shares of Subject Company Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Subject Company. Subject to such requisite shareholder approval and assuming due authorization, execution and delivery of this Agreement by each of Parent and Merger Subsidiary, this Agreement (which, for purposes of this sentence, shall not include the Stock Option Agreement) represents a legal, valid, and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement (which, for purposes of clause (iii) of this sentence, shall not include the Stock Option Agreement) by Subject Company, nor the consummation by Subject Company of the transactions contemplated hereby, nor compliance by Subject Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles or the By-laws, or (ii) except as disclosed in Section 5.2 of the Subject Company Disclosure Memorandum, constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Subject Company or any Subject Company Subsidiary under, any Contract or Permit of Subject Company or any Subject Company Subsidiary, except for such Defaults, Liens and Consents, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Subject Company, its Subsidiaries or any of their respective material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Subject Company of the Merger and the other transactions contemplated in this Agreement.

                 5.3 Capital Stock. (a) The authorized capital stock of Subject Company consists of 20,000,000 shares of Subject Company Common Stock, of which 7,590,925 shares are issued and outstanding as of July 31, 1997 (exclusive of treasury shares) and not more than 8,887,237 shares will be issued and outstanding at the Effective Time (exclusive of shares issued or issuable pursuant to the Stock Option Agreement). All of the issued and outstanding shares of capital stock of Subject Company are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of capital stock of Subject Company has been issued in violation of any preemptive rights of the current or past shareholders of Subject Company. As of the date of this Agreement, Subject Company has 739,192 shares of Subject Company Common Stock available for grant under the Subject Company Stock Plans, and there are options to purchase not more than 1,296,312 shares of Subject Company Common Stock outstanding.

                 (b) Except as set forth in Section 5.3(a) of this Agreement, or as provided in the Stock Option Agreement, there are no shares of capital stock or other equity securities of Subject Company outstanding and no outstanding Rights relating to the capital stock of Subject Company.

                 5.4 Subject Company Subsidiaries. Subject Company has disclosed in Section 5.4 of the Subject Company Disclosure Memorandum all of the Subject Company Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the Subject Company Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Subject Company Subsidiaries). Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, Subject Company or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Subject Company Subsidiaries. Except as set forth in Section
5.4 of the Subject Company Disclosure Memorandum and except for the Stock Option Agreement and options outstanding under the Subject Company Stock Plans, no capital stock (or other equity interest) of any Subject Company Subsidiary is or may become required to be issued (other than to another Subject Company Subsidiary) by reason of any rights, and there are no Contracts by which Subject Company or any of the Subject Company Subsidiaries is bound to issue (other than to Subject Company or another of the Subject Company Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Subject Company or any of the Subject Company Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Subject Company or any of the Subject Company Subsidiaries (other than to Subject Company or any of the Subject Company Subsidiaries). Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, there are no Contracts relating to the rights of Subject Company or any Subject Company Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Subject Company or any Subject Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Subject Company Subsidiary held by Subject Company or any Subject Company Subsidiary are fully paid and nonassessable (except pursuant to applicable state law, in the case of the Bank) under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Subject Company or a Subject Company Subsidiary free and clear of any Liens. Each Subject Company Subsidiary is either a bank, partnership, limited liability corporation, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Subject Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. The only Subject Company Subsidiary that is a depository institution is the Bank. The Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund. The minute book and other organizational documents (and all amendments thereto) for Subject Company and each Subject Company Subsidiary that is a "Significant Subsidiary" (as such term is defined in Regulation S-X promulgated under the 1934 Act) have been or will be made available to Parent for its review, and are true and complete as in effect as of the date of this Agreement.

                 5.5 Financial Statements. (a) Each of the Subject Company Financial Statements (including, in each case, any related notes) contained in the Subject Company SEC Reports, including any Subject Company SEC Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented, or will fairly present, in all material respects the consolidated financial position of Subject Company and the Subject Company Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                 (b) Each of the Holding Financial Statements (including, in each case, any related notes) complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented, or will fairly present, in all material respects the consolidated financial position of Holding and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                 5.6 Absence of Undisclosed Liabilities. Neither Subject Company nor any of the Subject Company Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Subject Company as of March 31, 1997, included in the Subject Company Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred or paid any Liability since March 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or (ii) in connection with the transactions contemplated by this Agreement.

                 5.7 Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Subject Company SEC Reports made available prior to the date of this Agreement or in Section 5.7 of the Subject Company Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                 5.8 Tax Matters. Except as set forth in Section 5.8 of the Subject Company Disclosure Memorandum:

                 (a) All material Tax Returns required to be filed by or on behalf of Subject Company or any of the Subject Company Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination or refund Litigation with respect to any material Taxes, except as reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Subject Company or any of the Subject Company Subsidiaries.

                 (b) Neither Subject Company nor any of the Subject Company Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                 (c) Adequate provision for any material Taxes due or to become due for Subject Company or the Subject Company Subsidiaries for the period or periods through and including the date of the respective Subject Company Financial Statements has been made and is reflected on such Subject Company Financial Statements.

                 (d) Material deferred Taxes of Subject Company and the Subject Company Subsidiaries have been provided for in accordance with GAAP.

                 (e) Subject Company and the Subject Company Subsidiaries are in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                 (f) Neither Subject Company nor any of the Subject Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                 (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Subject Company or any of the Subject Company Subsidiaries that occurred during or after any Taxable Period in which Subject Company or any of the Subject Company Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996, except in connection with the transactions contemplated pursuant to this Agreement.

                 (h) Neither Subject Company nor any of the Subject Company Subsidiaries is a party to any tax allocation or sharing agreement and neither Subject Company nor any of the Subject Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Subject Company) or has any material Liability for taxes of any Person (other than Subject Company and the Subject Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor or by Contract or otherwise.

                 5.9 Assets. Except as disclosed or reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement, Subject Company and the Subject Company Subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of Subject Company and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business of Subject Company and its Subsidiaries. All Assets which are material to Subject Company's business on a consolidated basis, held under leases or subleases by the Subject Company or any of the Subject Company Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Subject Company and the Subject Company Subsidiaries currently maintain insurance in amounts, scope, and coverage which, in the reasonable opinion of management of Subject Company, are adequate for the operations of Subject Company and the Subject Company Subsidiaries. Neither Subject Company nor any of the Subject Company Subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 5.9 of the Subject Company Disclosure Memorandum, there are presently no claims pending under any such policies of insurance and no notices have been given by Subject Company or any of the Subject Company Subsidiaries under such policies.

                 5.10 Intellectual Property. All of the Intellectual Property rights of Subject Company and the Subject Company Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Subject Company, there currently are not, any Defaults thereunder by Subject Company or a Subject Company Subsidiary. Subject Company or a Subject Company Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. Neither Subject Company nor any of the Subject Company Subsidiaries nor, to the Knowledge of Subject Company, their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of Subject Company, none of the Intellectual Property rights as used in the business conducted by Subject Company or the Subject Company Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Except as disclosed in
Section 5.10 of the Subject Company Disclosure Memorandum, neither Subject Company nor the Subject Company Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Subject Company or a Subject Company Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of Subject Company or the Subject Company Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or, except as disclosed in Section 5.10 of the Subject Company Disclosure Memorandum, which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Subject Company or any of the Subject Company Subsidiaries.

                 5.11     Environmental Matters.  Except as set forth in
Section 5.11 of the Subject Company Disclosure Memorandum:

                 (a) To the Knowledge of Subject Company, each of Subject Company and the Subject Company Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                 (b) To the Knowledge of Subject Company, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Subject Company, any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities (or Subject Company in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Subject Company or any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor, to the knowledge of Subject Company, is there any reasonable basis for any Litigation of a type described in this sentence.

                 (c) During the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or (iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Prior to the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or (iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                 5.12 Compliance With Laws. Subject Company is duly registered as a bank holding company under the BHC Act. Each of Subject Company and the Subject Company Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such Permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Except as set forth in Section
5.12 of the Subject Company Disclosure Memorandum, neither Subject Company nor any of the Subject Company Subsidiaries:

                 (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company; or

                 (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Subject Company or any of the Subject Company Subsidiaries is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Subject Company or any of the Subject Company Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                 5.13 Labor Relations. Neither Subject Company nor any of the Subject Company Subsidiaries is the subject of any Litigation asserting that Subject Company or any of the Subject Company Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Subject Company or any of the Subject Company Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Subject Company or any of the Subject Company Subsidiaries, pending or threatened, or to the Knowledge of Subject Company, is there any activity involving Subject Company's or any of the Subject Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                 5.14 Employee Benefit Plans. (a) Subject Company has disclosed in Section 5.14 of the Subject Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in
Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Subject Company or the Subject Company Subsidiaries or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary are eligible to participate (collectively, the "Subject Company Benefit Plans"). Any of the Subject Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Subject Company ERISA Plan." Each Subject Company ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as a "Subject Company Pension Plan." No Subject Company Pension Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA.

                 (b) All Subject Company Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Each Subject Company ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has either received a favorable determination letter from the Internal Revenue Service (and Subject Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor. To the knowledge of Subject Company, neither Subject Company nor any of the Subject Company Subsidiaries has engaged in a transaction with respect to any Subject Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Subject Company to a material Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                 (c) Except as disclosed in Section 5.14 of the Subject Company Disclosure Memorandum, no Subject Company Pension Plan has any "underfunded current liability" as that term is defined in Section 302(d)(8)(A) of ERISA and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Subject Company Pension Plan, (ii) no change in the actuarial assumptions with respect to any Subject Company Pension Plan, and (iii) no increase in benefits under any Subject Company Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or materially adversely affect the funding status of any such plan. Neither any Subject Company Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Subject Company or any of the Subject Company Subsidiaries, or the single-employer plan of any entity which is considered one employer with Subject Company under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. Neither Subject Company nor any of the Subject Company Subsidiaries has provided, or, to Subject Company's knowledge, is required to provide, security to a Subject Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                 (d) Within the six-year period preceding the Effective Time, no material Liability under Subtitle C or D of Title IV of ERISA has been incurred by Subject Company or any of the Subject Company Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred any material withdrawal Liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).
No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Subject Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                 (e) Except as disclosed in Section 5.14 of the Subject Company Disclosure Memorandum, neither Subject Company nor any of the Subject Company Subsidiaries has any material Liability for retiree health and life benefits under any of the Subject Company Benefit Plans.

                 (f) Except as disclosed in Section 5.14 of the Subject Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Subject Company or any of the Subject Company Subsidiaries from Subject Company or any of the Subject Company Subsidiaries under any Subject Company Benefit Plan, (ii) materially increase any benefits otherwise payable under any Subject Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                 (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Subject Company Subsidiary and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the Subject Company Financial Statements to the extent required by and in accordance with GAAP.

                 5.15 Material Contracts. Except as disclosed in the Subject Company SEC Reports, in the SEC Documents filed by Holding or as disclosed in Section 5.15 of the Subject Company Disclosure Memorandum, neither Subject Company, the Subject Company Subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by Subject Company or any of the Subject Company Subsidiaries or the guarantee by Subject Company or any of the Subject Company Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts which prohibit or restrict Subject Company or any of the Subject Company Subsidiaries from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contracts between or among Subject Company and the Subject Company Subsidiaries, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the Subject Company Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Subject Company SEC Report filed by Subject Company with the SEC prior to the date of this Agreement that has not been filed as an exhibit to a Subject Company SEC Report (together with all Contracts referred to in Sections 5.9 and 5.14(a) of this Agreement, the "Subject Company Contracts"). With respect to each Subject Company Contract: (i) the Contract is in full force and effect; (ii) neither Subject Company nor any Subject Company Subsidiary is in Default thereunder;
(iii) neither Subject Company nor its Subsidiaries has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Subject Company, in Default in any respect or has repudiated or waived any material provision thereunder.

                 5.16 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Subject Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Subject Company or any of the Subject Company Subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Subject Company or any of the Subject Company Subsidiaries. Section 5.16 of the Subject Company Disclosure Memorandum includes a summary report of all material Litigation as of the date of this Agreement to which Subject Company or any Subject Company Subsidiary is a party and which names Subject Company or a Subject Company Subsidiary as a defendant or cross-defendant.

                 5.17 Reports. Except as disclosed in Section 5.17 of the Subject Company Disclosure Memorandum, since January 1, 1994, or the applicable date of organization if later, Subject Company and each Subject Company Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements (the "Subject Company SEC Reports"), (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each Subject Company SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for Holding or as disclosed in Section
5.17 of the Subject Company Disclosure Schedule, none of the Subject Company Subsidiaries is required to file any SEC Documents.

                 5.18 Statements True and Correct. None of the information supplied or to be supplied by Subject Company for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the

Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Subject Company for inclusion in the Proxy Statement to be mailed to Subject Company's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Subject Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Subject Company or the Subject Company Subsidiaries are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                 5.19 Accounting, Tax, and Regulatory Matters. Neither Subject Company nor any of the Subject Company Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to Subject Company that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

                 5.20     State Takeover Laws.  Except as disclosed in Section
5.20 of the Subject Company Disclosure Memorandum, Subject Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws (collectively, "Takeover Laws"), including Sections 607.0901 and 607.0902 of the FBCA.

                 5.21     Article Provisions.  Except as disclosed in Section
5.21 of the Subject Company Disclosure Memorandum, Subject Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles, By-laws or other governing instruments of Subject Company or any Subject Company Subsidiary or restrict or impair the ability of Parent or any of the Parent Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Subject Company or any Subject Company Subsidiary.


                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                 Parent hereby represents and warrants to Subject Company as follows:

                 6.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                 6.2 Authority; No Breach by Agreement. (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Parent's duly constituted Board of Directors) in respect thereof on the part of Parent. Assuming due authorization, execution and delivery of this Agreement by Subject Company, this Agreement (which, for purposes of this sentence, shall not include the Stock Option Agreement) represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement (which, for purposes of clause (iii) of this sentence, shall not include the Stock Option Agreement) by Parent, nor the compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's Restated Charter of Incorporation or By-laws, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Parent or any Parent Subsidiary under, any Contract or Permit of Parent or any Parent Subsidiary, except for such Defaults, Liens and Consents, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Parent or any Parent Subsidiary or any of their respective material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

                 6.3 Capital Stock. The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which 66,790,144 shares are issued and outstanding as of June 30, 1997, and (ii) 10,000,000 shares of Parent Preferred Stock, of which 2,533,236 shares of Parent Series E Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Parent Capital Stock are, and all of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger, when issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the TBCA. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Parent. Parent has reserved for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing shares of Parent Common Stock in accordance with the provisions of Sections 3.1 and 3.5 of this Agreement.

                 6.4      Parent Subsidiaries.  Except as set forth in Section
6.4 of the Parent Disclosure Memorandum, Parent or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Parent Subsidiaries. No capital stock (or other equity interest) of any Parent Subsidiary is or may become required to be issued (other than to another Parent Subsidiary) by reason of any rights, and there are no Contracts by which the Parent or any of the Parent Subsidiaries are bound to issue (other than to Parent or any of the Parent Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Parent or any of the Parent Subsidiaries are or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Parent or any of the Parent Subsidiaries (other than to Parent or any of the Parent Subsidiaries). There are no Contracts relating to the rights of Parent or any Parent Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Parent or any of the Parent Subsidiaries. All of the shares of capital stock (or other equity interests) of each Parent Subsidiary held by

Parent or any Parent Subsidiary are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Parent or a Parent Subsidiary free and clear of any Liens. Each Parent Subsidiary is either a bank, a savings association, partnership, limited liability corporation, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Parent Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. The minute book and other organizational documents (and all amendments thereto) for each of Parent and each Parent Subsidiary that is a Significant Subsidiary have been made available to Subject Company for its review, and are true and complete as in effect as of the date of this Agreement.

                 6.5 Financial Statements. Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented, or will fairly present, in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                 6.6 Absence of Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Parent as of March 31, 1997, included in the Parent Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Neither Parent nor any of the Parent Subsidiaries has incurred or paid any Liability since March 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or
(ii) in connection with the transaction contemplated by this Agreement.

                 6.7 Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Parent SEC Reports made available prior to the date of this Agreement or in Section 6.7 of the Parent Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                 6.8 Tax Matters. (a) All material Tax Returns required to be filed by or on behalf of Parent or any of the Parent Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, or refund Litigation with respect to any material Taxes, except as reserved against the Parent Financial Statements delivered prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Parent or any of the Parent Subsidiaries.

                 (b) Adequate provision for any material Taxes due or to become due for Parent or any of the Parent Subsidiaries for the period or periods through and including the date of the respective Parent Financial Statements has been made and is reflected on such Parent Financial Statements.

                 (c) Material deferred Taxes of Parent and the Parent Subsidiaries have been provided for in accordance with GAAP.

                 6.9 Environmental Matters. (a) To the Knowledge of Parent, each of Parent and the Parent Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                 (b) To the Knowledge of Parent, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Parent or any of the Parent Subsidiaries or any of their respective Operating Properties or Participation Facilities (or Parent in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Parent or any of the Parent Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor, to the knowledge of Parent, is there any reasonable basis for any Litigation of a type described in this sentence.

                 (c) During the period of (i) Parent's or any of the Parent Subsidiaries' ownership or operation of any of their respective current properties, (ii) any Parent's or any of the Parent Subsidiaries' participation in the management of any Participation Facility, or (iii) Parent's or any of the Parent Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Parent, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Prior to the period of (i) Parent's or any of Parent Subsidiaries' ownership or operation of any of their respective current properties, (ii) Parent's or any of Parent Subsidiaries' participation in the management of any Participation Facility, or (iii) Parent or any of Parent Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Parent, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                 6.10 Compliance With Laws. Parent is duly registered as a bank holding company under the BHC Act. Each of Parent and the Parent Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of the Parent Subsidiaries:

                 (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; or

                 (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Parent or any Parent Subsidiary is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Parent or any Parent Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                 6.11 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Parent or any Parent Subsidiary, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Parent or any Parent Subsidiary.

                 6.12 Reports. Since January 1, 1994, or the applicable date of organization if later, Parent and each Parent Subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements (the "Parent SEC Reports"), (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including, the financial statements, exhibits, and schedules thereto complied in all material respects with all applicable Laws. As of its respective date, each Parent SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for Parent Subsidiaries that are registered as a broker, dealer, or investment advisor, no Parent Subsidiary is required to file any SEC Documents.

                 6.13 Statements True and Correct. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement to be filed by Parent with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion in the Proxy Statement to be mailed to Subject Company's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Parent or any Parent Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Parent or any Parent Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                 6.14 Accounting, Tax, and Regulatory Matters. Neither Parent nor any Parent Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to Parent that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.


                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

                 7.1 Affirmative Covenants of Subject Company. Unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, Subject Company shall and shall cause each of the Subject Company Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

                 7.2 Negative Covenants of Subject Company. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Subject Company Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Parent, which consent shall not be unreasonably withheld:

                 (a) amend the Articles, By-laws, or other governing instruments of Subject Company or any Subject Company Subsidiary; or

                 (b) incur any additional debt obligation for borrowed money (other than indebtedness of Subject Company or the Subject Company Subsidiaries to each other) in excess of an aggregate of $500,000 (for Subject Company and the Subject Company Subsidiaries on a consolidated basis) except in the ordinary course of the business of the Subject Company Subsidiaries consistent with past practices (which shall include, for the Subject Company Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material Asset of Subject Company or any of the Subject Company Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust-powers, and Liens in effect as of the date hereof that are disclosed in the Subject Company Disclosure Memorandum); or

                 (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Subject Company or any of the Subject Company Subsidiaries, or declare or pay any dividend or make any other distribution in respect of Subject Company's capital stock, provided that Subject Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Subject Company Common Stock at a rate not in excess of $.08 per share with usual and regular record and payment dates in accordance with past practice, provided, that, notwithstanding the provisions of Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Subject Company Common Stock do not become entitled to receive both a dividend in respect of their Subject Company Common Stock and a dividend in respect of Parent Common Stock or fail to be entitled to receive any dividend; or

                 (d) except (I) for this Agreement, (II) pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof under the Subject Company Stock Plans or (III) pursuant to the exercise of stock options granted by Holding, or
(IV) pursuant to the Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or any other capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                 (e) adjust, split, combine or reclassify any capital stock of Subject Company or any of the Subject Company Subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Subject Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subject Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Subject Company Subsidiary) or any Asset having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                 (f) except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Subsidiary of Subject Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business,
(ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                 (g) grant any increase in compensation or benefits to the employees or officers of Subject Company or the Subject Company Subsidiaries, except in the ordinary course of business consistent with past practice and disclosed in Section 7.2(g) of the Subject Company Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Subject Company Disclosure Memorandum; enter into or amend any severance agreements with officers of Subject Company or the Subject Company Subsidiaries; grant any material increase in fees or other increases in compensation or other benefits to directors of Subject Company or the Subject Company Subsidiaries; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Subject Company); or

                 (h) enter into or amend any employment Contract between Subject Company or the Subject Company Subsidiaries and any Person (unless such amendment is required by Law) that Subject Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                 (i) adopt any new employee benefit plan of Subject Company or the Subject Company Subsidiaries or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Subject Company or the Subject Company Subsidiaries other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practices; or

                 (j) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                 (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Subject Company or the Subject Company Subsidiaries for material money damages or restrictions upon the operations of Subject Company or the Subject Company Subsidiaries; or

                 (l) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

                 7.3 Covenants of Parent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent covenants and agrees that it shall (i) continue to conduct its business and the business of the Parent Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and the Parent Subsidiaries, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (c) result in Parent entering into an agreement with respect to an Acquisition Proposal with a third party which could be reasonably expected to result in the Merger not being consummated; provided, that the foregoing shall not prevent Parent or any Parent Subsidiary from acquiring any other Assets or businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Parent, desirable in the conduct of the business of Parent and the Parent Subsidiaries and would not, in the reasonable judgment of Parent, likely delay the Effective Time to a date subsequent to the date set forth in Section 10.1(e) of this Agreement.


                 7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                 7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

                 8.1 Registration Statement; Proxy Statement; Shareholder Approval. Each of Parent and Subject Company shall prepare and file the Registration Statement, of which the Proxy Statement shall form a part, with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and Parent shall take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger. Each of Parent and Subject Company shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonably request in connection with such action. Subject Company shall call a Shareholders' Meeting, to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) the Board of Directors of Subject Company shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of the Merger, and (ii) the Board of Directors (subject to compliance with its fiduciary duties as advised by counsel) and officers of Subject Company shall use their reasonable efforts to obtain shareholder approval.

                 8.2 Exchange Listing. Parent shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Subject Company Common Stock or Subject Company Options pursuant to the Merger, and Parent shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

                 8.3 Applications. Parent shall prepare and file, and Subject Company shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement; provided, however, that no party shall be required to seek any Consents for the exercise of any rights or performance of any obligations under the Stock Option Agreement except





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

as set forth in such agreement. At least five business days prior to each filing, Parent shall provide Subject Company and its counsel with copies of such applications. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

                 8.4 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, Parent and Subject Company shall execute and file the Articles of Merger with the Secretary of State of the State of Florida in connection with the Closing.

                 8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, however, that no party shall be required to seek any Consents or take any other actions for the exercise of any rights or performance of any obligations under the Stock Option Agreement except as set forth in such agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; provided, however, that no party shall be required to seek any Consents or take any other actions for the exercise of any rights or performance of any obligations under the Stock Option Agreement except as set forth in such agreement.

                 8.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party's customers, jeopardize any attorney-client privilege or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party shall affect the representations and warranties of the other Party.

                 (b) Each Party will hold all information gathered pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated April 23, 1997, between Parent and Subject Company.

                 8.7 Press Releases. Prior to the Effective Time, Subject Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

                 8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, after the date of this Agreement, neither Subject Company, the Subject Company Subsidiaries nor any Representatives thereof retained by Subject Company or the Subject Company Subsidiaries shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Subject Company's Board of Directors as advised by counsel, Subject Company, the Subject Company Subsidiaries, or Representatives thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Subject Company may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised





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

by counsel. Subject Company shall promptly notify Parent orally and in writing in the event that it receives any Acquisition Proposal or inquiry related thereto. Subject Company shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

                 8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

                 8.10 Agreement of Affiliates. Subject Company has disclosed in Section 8.10 of the Subject Company Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of Subject Company as of the date of this Agreement for purposes of Rule 145 under the 1933 Act.
Subject Company shall use its reasonable efforts to cause each such Person to deliver to Parent not later than 40 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Subject Company Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Parent Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such affiliates of Subject Company in exchange for shares of Subject Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.10 (and Parent shall be entitled to place restrictive legends upon certificates for shares of Parent Common Stock issued to affiliates of Subject Company pursuant to this Agreement to enforce the provisions of this
Section 8.10). Parent shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Parent Common Stock by such affiliates.

                 8.11     Employee Benefits and Contracts.    (a)  Following
the Effective Time, Parent shall provide to officers and employees of the Subject Company and any Subject Company Subsidiary, employee benefits under employee benefit and welfare plans of Parent or the Parent Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided by Parent or a Parent Subsidiary to their similarly situated officers and employees. For purposes of participation, vesting, and (except in the case of retirement plans) benefit accrual under such employee benefit plans, the service of the employees of the Subject Company and any Subject Company Subsidiary prior to the Effective Time shall be treated as service with Parent or a Parent Subsidiary participating in such employee benefit plans.

                 (b) Except as set forth in the Supplemental Letter, Parent shall, and shall cause the Parent Subsidiaries to, honor in accordance with their terms the Subject Company Benefit Plans, each as amended to the date hereof, and other contracts, arrangements, commitments or understandings disclosed in Section 8.11 of the Subject Company Disclosure Memorandum. Parent and Subject Company hereby acknowledge that consummation of the Merger will constitute a "Change in Control" for purposes of all employee benefit plans, contracts, arrangements and commitments that contain change in control provisions and, except as set forth in the Supplemental Letter, agree to abide by the provisions of any employee benefit plan, contract, arrangement or commitment which relates to a Change in Control.

                 8.12 Indemnification. (a) After the Effective Time, Parent shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the Subject Company and any Subject Company Subsidiary (each, an "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective
Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and the Stock Option Agreement and the proceedings entitled Nathan J. Esformes, Stanley I. Worton, M.D., and Leonard Wein, as individual shareholders and on behalf of all other shareholders of Subject Company v. Abel Holtz, Fana Holtz, Daniel M. Holtz and Javier J. Holtz, the Bank and Subject Company and Stanley I. Worton, M.D., Nathan Esformes v. Abel Holtz, Fana Holtz, Daniel Holtz, Alex Halberstein and Subject Company) to the full extent permitted under any of Florida Law, Subject Company's Articles and By-laws as in effect on the date hereof and any indemnity agreements entered into prior to the date of this Agreement by Subject Company or any Subject Company Subsidiary and any director, officer, employee or agent of Subject Company or any Subject Company Subsidiary, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Parent is required to effectuate any indemnification, Parent shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Party.

                 (b) Parent shall use its reasonable efforts (and Subject Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time Subject Company's existing directors' and officers' liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Subject Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make aggregate annual premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Subject Company's directors and officers, 150% of the annual premium payments on Subject Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                 (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Parent thereof, provided that the failure so to notify shall not affect the obligations of Parent under this Section 8.12 unless and to the extent such failure materially increases Parent's Liability under this Section 8.12. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent shall be obligated pursuant to this paragraph (c) to pay for only two firms of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and
(iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                 (d) If either Parent or the Surviving Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.12

                 (e) Parent shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.12.

                 (f) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                 8.13 Merger Subsidiary Organization. Parent shall organize Merger Subsidiary under the Laws of the State of Tennessee. Prior to the Effective Time, the outstanding capital stock of Merger Subsidiary shall consist of 1,000 shares of Parent Merger Subsidiary Common Stock, all of which shares shall be owned by Parent. Prior to the Effective Time, Merger Subsidiary shall not (i) conduct any business operations whatsoever or (ii) enter into any Contract or agreement of any kind, acquire any assets or incur any Liability, except as may be specifically contemplated by this Agreement or as the Parties may otherwise agree. Parent, as the sole stockholder of Merger Subsidiary, shall vote prior to the Effective Time the shares of Merger Subsidiary Common Stock in favor of this Agreement.

                 8.14 State Takeover Laws. Subject Company shall use, and shall cause Holdings to use, its reasonable efforts to take all necessary steps to exempt the transactions contemplated by this Agreement from the Takeover Laws.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

                 9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                 (a) Shareholder Approval. The shareholders of Subject Company shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

                 (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (other than matters relating to the raising of additional capital or the disposition of Assets or deposit Liabilities and associated branches) which in the reasonable judgment of the Board of Directors of Parent would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

                 (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                 (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                 (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

                 (f) Exchange Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                 (g) Tax Matters. Parent shall have received a written opinion of counsel from Alston & Bird LLP, and Subject Company shall have received a written opinion of counsel from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Parent and Subject Company, respectively, dated as of the Effective Time, in each case substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by the shareholders of Subject Company who exchange all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock), (iii) the tax basis of the Parent Common Stock received by shareholders of Subject Company who exchange Subject Company Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Subject Company Common Stock surrendered in exchange therefor, (iv) the holding period of the Parent Common Stock received by shareholders of Subject Company in the Merger will include the period during which the shares of Subject Company Common Stock surrendered in exchange therefor were held, provided such Subject Company Common Stock was held as a capital asset by the holder of such Subject Company Common Stock at the Effective Time, and (v) neither Subject Company nor Parent will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, such counsel shall require and be entitled to rely upon representations and covenants of officers of Parent, Subject Company, shareholders of Subject Company and others reasonably satisfactory in form and substance to such counsel.

                 9.2 Conditions to Obligations of Parent. The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.6(a) of this Agreement:

                 (a)      Representations and Warranties.  For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Subject Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Subject Company set forth in Sections 5.1, 5.2, 5.3, 5.19, 5.20, and 5.21 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Subject Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.19, 5.20, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Subject Company, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                 (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Subject Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                 (c) Certificates. Subject Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Subject Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent shall request.

                 (d) Parent Pooling Letter. Parent shall have received a copy of a letter, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to it and in a form reasonably acceptable to it, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling of interests accounting treatment.

                 9.3 Conditions to Obligations of Subject Company. The obligations of Subject Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Subject Company pursuant to Section 11.6(b) of this Agreement.

                 (a)      Representations and Warranties.  For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Parent set forth in Sections 6.1, 6.2, 6.3 and 6.14 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 6.1, 6.2, 6.3 and 6.14) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                 (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                 (c) Certificates. Parent shall have delivered to Subject Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's or Merger Subsidiary's Boards of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Subject Company shall request.

                 (d) Subject Company Pooling Letter. Subject Company shall have received a copy of the letters contemplated by Section 9.2(d).

                                   ARTICLE 10

                                  TERMINATION

                 10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Subject Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a) By mutual consent of the Board of Directors of Parent and the Board of Directors of Subject Company; or

                 (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) of this Agreement in the case of Parent; or

                 (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                 (d) By the Board of Directors of either Party in the event any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or the shareholders of Subject Company fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the FBCA and this Agreement at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

                 (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by April 30, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                 (f) By Parent, upon written notice to Subject Company at any time prior to the close of business on September 12, 1997, if, as a result of Parent's due diligence investigation of the Assets, the Liabilities, the business, and the operating performance of Subject Company and the Subject Company Subsidiaries, Parent's Board of Directors reasonably determines in good faith that (i) the financial condition, core operating performance or business of Subject Company and the Subject Company Subsidiaries taken as a whole as of the date of this Agreement is materially and adversely different from Parent's reasonable expectations with respect thereto based on the Subject Company's Annual Report on Form 10-K for the year ended December 31, 1996, the Subject Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and the June 30, 1997 financial information of the Subject Company and the Subject Company Subsidiaries set forth in Section 5.7 of the Subject Company Disclosure Memorandum; or (ii) facts or circumstances exist that lead it reasonably to conclude that it is unlikely that the Subject Company's budget as reflected in Section 10.1(f) of the Subject Company Disclosure Memorandum are realizable in all material respects (without giving effect to any loan loss provisions that Parent may choose to make or request Subject Company to make to the extent set forth in set forth in Section 10.1(f) of the Parent Disclosure Memorandum and without regard to any of the transactions contemplated hereby); or (iii) Sub-ject Company's allowance for loan losses and doubtful accounts established by Subject Company for contingencies as reflected on the balance sheet included in the Subject Company's earnings release for the quarter ended June 30, 1997 included in Section 5.7 of the Subject Company Disclosure Memorandum (assuming for this purpose that such allowance is increased to the extent set forth in
Section 10.1(f) of the Parent Disclosure Memorandum) is materially insufficient to absorb the losses inherent in Subject Company's Assets; provided, that in connection with any termination pursuant to this clause (f), Parent's notice shall specify in reasonable detail the basis for its determination; or

                 (g) By the Board of Directors of Subject Company upon written notice to Parent at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                          (1) the Average Closing Price shall be less than the product of (i) 0.80 and (ii) the Starting Price; and

                          (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

         subject, however, to the following three sentences. If Subject Company refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Parent; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Parent shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Parent Ratio. If Parent makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Subject Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g).

                 For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

                          "Average Closing Price" shall mean the average of the daily last sales prices of Parent Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Parent) for the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                          "Determination Date" shall mean the later of the date
         (i) of the Shareholders' Meeting and (ii) on which the Consent of the Board of Governors of the Federal Reserve System shall be received (without regard to any requisite waiting period thereof).

                          "Index Group" shall mean the 15 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that any such company or companies are removed from the Index Group as a result of any of the events described in the preceding sentence, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 15 bank holding companies and the weights attributed to them are as follows:


         BANK HOLDING COMPANIES                                     WEIGHTING
         --------------------------------------------------         ---------
         AmSouth Bancorporation                                         5.75%
         BB&T Corporation                                               7.55
         Crestar Financial Corporation                                  7.75
         First American Corporation                                     4.12
         First of America Bank Corporation                              6.18
         First Security Corporation                                     8.12
         First Tennessee National Corporation                           4.49
         Firstar Corporation                                           10.12
         Huntington Bancshares, Inc.                                   11.16
         Marshall & Ilsley Corporation                                  6.22
         Mercantile Bancorporation, Inc.                                5.19
         National Commerce Bancorp                                      3.44
         Old Kent Financial Corporation                                 3.34
         Regions Financial Corporation                                  9.58
         SouthTrust Corporation                                         6.99
                                                                      -------
         Total                                                        100.00%
                                                                      =======


                          "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                          "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

                          "Starting Price" shall mean the closing price per share of Parent Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Parent) on the Starting Date.

                 If Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Parent shall be appropriately adjusted for the purposes of applying this Section 10.1(g).

                 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.6(b), Section 11.2 and Section
11.3 of this Agreement shall survive any such termination and abandonment, and
(ii) a termination pursuant to the terms of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement. The Stock Option Agreement and the Confidentiality Agreement shall be governed by their respective terms as to its termination.

                 10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.


                                   ARTICLE 11

                                 MISCELLANEOUS

                 11.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                 "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                 "Affiliate" of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

                 "Agreement" shall mean this Agreement, including the Stock Option Agreement and the Exhibits delivered pursuant hereto and incorporated herein by reference.

                 "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                 "Bank" shall mean Capital Bank.

                 "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

                 "Closing Date" shall mean the date on which the Closing occurs.

                 "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

                 "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                 "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

                 "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection

         Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with Subject Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

                 "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                 "FBCA" shall mean the Florida Business Corporation Act.

                 "Florida Articles of Merger" shall mean the Articles of Merger to be executed by Subject Company and Merger Subsidiary and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                 "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                 "Holding" shall mean Capital Factors Holding, Inc.

                 "Holding Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Holding as of March 31, 1997, and as of December 31, 1996 and 1995, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1997 and for each of the three years ended December 31, 1996, 1995 and 1994, as filed by Holding in SEC Documents, and (ii) the consolidated balance sheets of Holding (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1997.

                 "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                 "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or General Counsel of such Person.

                 "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                 "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                 "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its Subsidiaries which are not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

                 "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                 "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable Law, provided that "Material Adverse Effect" and "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party, (d) changes in economic conditions or interest rates generally affecting financial institutions, or (e) the direct effects of compliance with this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Subject Company as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement.

                 "Merger Subsidiary" shall mean the wholly owned subsidiary of Parent to be organized to effect the Merger under the Laws of the State of Tennessee.

                 "Merger Subsidiary Common Stock" shall mean the $1.00 par value common stock of Merger Subsidiary.

                 "NASD" shall mean the National Association of Securities Dealers, Inc.

                 "NYSE" shall mean the New York Stock Exchange, Inc.

                 "1933 Act" shall mean the Securities Act of 1933, as amended.

                 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                 "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                 "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                 "Parent Capital Stock" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

                 "Parent Common Stock" shall mean the $5.00 par value common stock of Parent.

                 "Parent Disclosure Memorandum" shall mean the written information entitled "Parent Memorandum" delivered prior to the date of this Agreement to Subject Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                 "Parent Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent as of March 31, 1997, and as of December 31, 1996 and 1995, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1997 and for each of the three years ended December 31, 1996, 1995 and 1994, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1997.

                 "Parent Preferred Stock" shall mean the no par value preferred stock of Parent and shall include the (i) Series A Preferred Stock and
         (ii) Series E 8% Cumulative, Convertible Preferred Stock, of Parent ("Parent Series E Preferred Stock").

                 "Parent Rights" shall mean the preferred stock purchase rights issued pursuant to the Parent Rights Agreement.

                 "Parent Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between Parent and UPNB, as Rights Agent.

                 "Parent Subsidiaries" shall mean the Subsidiaries of Parent and any corporation, bank, or other organization acquired as a Subsidiary of Parent in the future and owned by Parent at the Effective Time.

                 "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                 "Party" shall mean either Subject Company or Parent, and "Parties" shall mean both Subject Company and Parent.

                 "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                 "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                 "Proxy Statement" shall mean the proxy statement used by Subject Company to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Parent relating to the issuance of the Parent Common Stock to holders of Subject Company Common Stock.

                 "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the 1933 Act with respect to the shares of Parent Common Stock to be issued to the shareholders of Subject Company in connection with the transactions contemplated by this Agreement.

                 "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Florida, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

                 "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                 "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person.

                 "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Law.

                 "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                 "Shareholders' Meeting" shall mean the meeting of the shareholders of Subject Company to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                 "Stock Option Agreement" shall mean the Stock Option Agreement of even date herewith issued to Parent by Subject Company, substantially in the form of Exhibit 1.

                 "Subject Company Common Stock" shall mean the $1.00 par value common stock of Subject Company.

                 "Subject Company Disclosure Memorandum" shall mean the written information entitled "Subject Company Disclosure Memorandum" delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                 "Subject Company Financial Statements" shall mean (i) the consolidated statements of financial position (including related notes and schedules, if any) of Subject Company as of March 31, 1997, and as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1997, and for each of the three fiscal years ended December 31, 1996, 1995 and 1994, as filed by Subject Company in SEC Documents, and (ii) the consolidated statements of financial position of Subject Company (including related notes and schedules, if any) and related statements of operations, shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1997.

                 "Subject Company Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Subject Company.

                 "Subject Company Subsidiaries" shall mean the Subsidiaries of Subject Company, which shall include Subject Company Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, or other organization acquired as a Subsidiary of Subject Company in the future and owned by Subject Company at the Effective Time.

                 "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such equity the equity securities of which are owned or controlled in a fiduciary capacity.

                 "Supplemental Letter" shall mean the supplemental letter of even date herewith relating to certain understandings and agreements in addition to those included in this Agreement in substantially the form of Exhibit 4.

                 "Surviving Corporation" shall mean Merger Subsidiary as the surviving corporation resulting from the Merger.

                 "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

                 "Tennessee Articles of Merger" shall mean the Articles of Merger to be executed by Merger Subsidiary and filed with the Secretary of State of Tennessee, relating to the Merger as contemplated by Section 1.1 of this Agreement.

                 "TBCA" shall mean the Tennessee Business Corporation Act.

         (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                 Average Closing Price . . . . . . . . . . . . . . .   Section 10.1(g)
                 Closing . . . . . . . . . . . . . . . . . . . . . .   Section 1.2
                 Determination Date  . . . . . . . . . . . . . . . .   Section 10.1(g)
                 Effective Time  . . . . . . . . . . . . . . . . . .   Section 1.3
                 ERISA Affiliate . . . . . . . . . . . . . . . . . .   Section 5.14(c)
                 Exchange Agent  . . . . . . . . . . . . . . . . . .   Section 4.1
                 Exchange Ratio  . . . . . . . . . . . . . . . . . .   Section 3.1(c)
                 Indemnified Party . . . . . . . . . . . . . . . . .   Section 8.12(a)
                 Index Group . . . . . . . . . . . . . . . . . . . .   Section 10.1(g)
                 Index Price . . . . . . . . . . . . . . . . . . . .   Section 10.1(g)
                 Index Ratio . . . . . . . . . . . . . . . . . . . .   Section 10.1(g)
                 Merger  . . . . . . . . . . . . . . . . . . . . . .   Section 1.1
                 Parent Ratio  . . . . . . . . . . . . . . . . . . .   Section 10.1(g)
                 Parent SEC Reports  . . . . . . . . . . . . . . . .   Section 6.12
                 Starting Date . . . . . . . . . . . . . . . . . . .   Section 10.1(g)
                 Starting Price  . . . . . . . . . . . . . . . . . .   Section 10.1(g)
                 Subject Company Benefit Plans . . . . . . . . . . .   Section 5.14(a)
                 Subject Company Contracts . . . . . . . . . . . . .   Section 5.15
                 Subject Company ERISA Plan  . . . . . . . . . . . .   Section 5.14(a)
                 Subject Company Options . . . . . . . . . . . . . .   Section 3.5(a)
                 Subject Company Pension Plan  . . . . . . . . . . .   Section 5.14(a)
                 Subject Company SEC Reports . . . . . . . . . . . .   Section 5.17
                 Takeover Laws . . . . . . . . . . . . . . . . . . .   Section 5.20
                 Tax Opinion . . . . . . . . . . . . . . . . . . . .   Section 9.1(g)

                 (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                 11.2     Expenses.  (a)  Except as otherwise provided in this
Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement based on the relative Asset sizes of the Parties at December 31, 1996.

                 (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

                 11.3 Brokers and Finders. Except for Sandler O'Neill & Partners, L.P. as to Subject Company and except for Salomon Brothers Inc. as to Parent, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Subject Company or Parent other than those disclosed in the previous sentence, each of Subject Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability incurred by such party in respect of any such claim.

                 11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.12 of this Agreement.

                 11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Subject Company Common Stock, except as contemplated herein, there shall be made no amendment that has any of the effects set forth in Section 607.1103 of the FBCA without the further approval of such shareholders.

                 11.6 Waivers. (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Subject Company, to waive or extend the time for the compliance or fulfillment by Subject Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

                 (b) Prior to or at the Effective Time, Subject Company, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations of Subject Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Subject Company.

                 (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach of a waiver of any other condition or of the breach of any other term of this Agreement.

                 11.7 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

                 11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the person at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         Subject Company:              Capital Bancorp
                                       1221 Brickell Avenue
                                       Miami, Florida
                                       Attention:  Daniel M. Holtz
                                       Telecopy Number:  (305) 371-8428

         Copy to Subject Counsel:      Skadden, Arps, Slate, Meagher & Flom LLP
                                       919 Third Avenue
                                       New York, NY  10022
                                       Attention:  William S. Rubenstein, Esq.
                                       Telecopy Number:  (212) 735-2000

         Parent:                       Union Planters Corporation
                                       7130 Goodlett Farms Parkway
                                       Memphis, Tennessee 38018
                                       Attention:  Jackson  W. Moore
                                       Telecopy Number:  (901) 580-2939

         Copy to Counsel:              Union Planters Corporation
                                       7130 Goodlett Farms Parkway
                                       Memphis, Tennessee 38018
                                       Attention:  E. James House, Jr., Esq.
                                       Telecopy Number:  (901) 580-2939

                                       and

                                       Alston & Bird LLP
                                       601 Pennsylvania Avenue, N.W.
                                       North Building, Suite 250
                                       Washington, D.C. 20004
                                       Attention:  Frank M. Conner III, Esq.
                                       Telecopy Number:  (202) 508-3333

                 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

                 11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                 11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

                 11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

                 11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                 11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be enforceable, the provision shall be interpreted to be only so broad as is enforceable.

                 IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                       CAPITAL BANCORP


By: /s/ Timothy E. Kish                       By: /s/ Daniel M. Holtz
    --------------------------------------        -------------------------------------
    Timothy E. Kish                               Daniel M. Holtz
    Senior Vice President, General Counsel        Chairman of the Board, President and
       and Corporate Secretary                      Principal Executive Officer

[CORPORATE SEAL]


ATTEST:                                       UNION PLANTERS CORPORATION


By: /s/ E. James House, Jr.                   By: /s/ Jackson W. Moore
    --------------------------------------        -------------------------------------
    E. James House, Jr.                           Jackson W. Moore
    Secretary                                     President and Chief Operating Officer

[CORPORATE SEAL]

                                                                      APPENDIX B




                                 PLAN OF MERGER

                                       OF

                                CAPITAL BANCORP

                                 INTO AND WITH

                   UNION PLANTERS FLORIDA HOLDING CORPORATION


                 Pursuant to this Plan of Merger ("Plan of Merger"), Capital Bancorp ("Capital"), a corporation organized and existing under the laws of the State of Florida, shall be merged into and with Union Planters Florida Holding Corporation ("Florida Holding"), a corporation organized and existing under the laws of the State of Tennessee and a wholly-owned subsidiary of Union Planters Corporation, a corporation organized and existing under the laws of the State of Tennessee ("UPC").


                                   ARTICLE 1

                                  DEFINITIONS

                 Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                 1.1      "Capital Common Stock" shall mean the $1.00 par value
                   common stock of Capital.

                 1.2      "Capital Companies" shall mean, collectively, Capital
                   and all Capital Subsidiaries.

                 1.3 "Capital Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Capital.

                 1.4 "Effective Time" shall mean the date and time on which the Merger becomes effective pursuant to the Laws of the State of Florida and the State of Tennessee as defined in Section 2.2 of this Plan of Merger.

                 1.5      "Exchange Agent" shall mean the exchange agent
                   selected by UPC.

                 1.6      "FBCA" shall mean the Florida Business Corporation
Act.

                 1.7 "Florida Articles of Merger" shall mean the Articles of Merger to be executed by Capital and Florida Holding and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 2.1 of this Plan of Merger.

                 1.8 "Florida Holding Common Stock" shall mean the $1.00 par value common stock of Florida Holding.

                 1.9 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 1.10 "Law" shall have the meaning set forth in the Merger Agreement.

                 1.11 "Merger" shall mean the merger of Capital into and with Florida Holding as provided in Section 2.1 of this Plan of Merger.

                 1.12 "Merger Agreement" shall mean the Amended and Restated Agreement and Plan of Merger, dated as of August 12, 1997, by and between UPC and Capital.

                 1.13 "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                 1.14 "Surviving Corporation" shall refer to Florida Holding as the surviving corporation resulting from the Merger.

                 1.15     "TBCA" shall mean the Tennessee Business Corporation
Act.

                 1.16 "Tennessee Articles of Merger" shall mean the Articles of Merger to be executed by Florida Holding and filed with the Secretary of State of Tennessee, relating to the Merger as contemplated by
Section 2.1 of this Plan of Merger.

                 1.17 "UPC Common Stock" shall mean the $5.00 par value common stock of UPC.

                 1.18 "UPC Companies" shall mean, collectively, UPC and all UPC Subsidiaries.

                 1.19 "UPC Capital Stock" shall mean, collectively, the UPC Common Stock, the UPC Preferred Stock, and any other class or series of capital stock of UPC.

                 1.20 "UPC Preferred Stock" shall mean the no par value preferred stock of UPC and shall include the (i) Series A Preferred Stock and
(ii) Series E, 8% Cumulative, Convertible Preferred Stock, of UPC.

                 1.21 "UPC Rights" shall mean the preferred stock purchase rights issued pursuant to the UPC Rights Agreement.

                 1.22 "UPC Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between UPC and UPNB, as Rights Agent.

                 1.23 "UPNB" shall mean Union Planters National Bank, a wholly-owned subsidiary of UPC.


                                   ARTICLE 2

                                TERMS OF MERGER

                 2.1 Merger. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, Capital shall be merged into and with Florida Holding in accordance with the provisions of Section
607.1107 of the FBCA and 48-21-109 of the TBCA and with the effect provided in
Section 607.1106 of the FBCA and 48-21-108 of TBCA. Florida Holding shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Tennessee.

                 2.2 Effective Time. The Merger shall become effective on the date and at the time the Florida Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida and the Tennessee Articles of Merger shall become effective with the Secretary of State of the State of Tennessee.

                 2.3 Charter. The Charter of Florida Holding (the "Charter"), as in effect immediately prior to the Effective Time, shall remain in full force and effect following the Effective Time as the Charter of the Surviving Corporation until otherwise amended or repealed as provided by Law or by such Charter.

                 2.4 Bylaws. The Bylaws of Florida Holding (the "Bylaws"), as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Bylaws of the Surviving Corporation until otherwise amended or repealed as provided by Law or by such Bylaws.

                 2.5 Directors and Officers. The directors of Florida Holding in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Florida Holding in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

                 3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of UPC, Florida Holding, Capital, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of UPC Capital Stock, including any associated UPC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (b) Each share of Florida Holding Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (c) Each share of Capital Common Stock (excluding shares held by any Capital Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .8525 shares of UPC Common Stock (as subject to possible adjustment as set forth in Section 10.1(g) of the Merger Agreement, the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of Capital Common Stock shall be accompanied by a UPC Right.

                 3.2 Anti-Dilution Provisions. In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                 3.3 Shares Held by Capital or UPC. Each of the shares of Capital Common Stock held by any Capital Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                 3.4 Fractional Shares. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Capital Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                 3.5      Conversion of Stock Options.

                 (a) At the Effective Time, each option to purchase or other right with respect to shares of Capital Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("Capital Options") granted by Capital under the Capital Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock, and UPC shall assume each Capital Option, in accordance with the terms of the Capital Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee shall be substituted for Capital and the Committee of Capital's Board of Directors (including, if applicable, the entire Board of Directors of Capital) administering such Capital Stock Plan, (ii) each Capital Option assumed by UPC may be exercised solely for shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Capital Option shall be equal to the number of shares of Capital Common Stock subject to such Capital Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price under each such Capital Option shall be adjusted by dividing the per share exercise price under each such Capital Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the clauses (iii) and (iv) of the first sentence of this
Section 3.5, each Capital Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. UPC and Capital agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

                 (b) As soon as practicable after the Effective Time, UPC shall deliver to the participants in each Capital Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Capital Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and UPC shall comply with the terms of each Capital Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Capital Stock Plan, that Capital Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Within 30 days after the Effective Time, UPC shall file a registration statement on Form S-8, with respect to the shares of UPC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                 (c) Without limiting the foregoing, and provided that the right contained in this paragraph (c) is not inconsistent with any of the conditions contained in Article 9 hereof, each holder of a Capital Option that is not an "incentive stock option", whether or not then vested, shall have the right to elect to convert, at the Effective Time, all or a portion of his or her Capital Options which are not "incentive stock options" and which have not expired prior to the Effective Time into the right to receive such number of shares (rounded to the nearest whole share) of UPC Common Stock as are equal in value (determined by valuing each share of UPC Common Stock at the Average Closing Price (as defined in Section 10.1(g)) to the excess of (i) the product of the number of shares of Capital Common Stock subject to such option times the Exchange Ratio times the Average Closing Price of the UPC Common Stock over
(ii) the product of (A) the exercise price per share of Capital Common Stock subject to such option and (B) the number of shares of Capital Common Stock subject to such option. The foregoing right shall be exercised by delivery to UPC of written notice of election (specifying the number of Capital Options covered by such election) by the holder of such Capital Option not later than two business days prior to the Effective Time.

                 (d) All contractual restrictions or limitations on transfer with respect to Capital Common Stock awarded under the Capital Stock Plans or any other plan, program, or Contract of Capital or any of the Capital Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, or Contract, shall remain in full force and effect with respect to shares of UPC Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Plan of Merger.


                                   ARTICLE 4

                           DELIVERY OF CONSIDERATION

                 4.1 Exchange Procedures. Promptly after the Effective Time, UPC and Capital shall cause the Exchange Agent to mail to the former shareholders of Capital appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Capital Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Capital shall have the right to review the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Capital Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Capital Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the consideration to which any former holder of Capital Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Capital Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Capital Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Capital Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

                 4.2 Rights of Former Capital Shareholders. At the Effective Time, the stock transfer books of Capital shall be closed as to holders of Capital Common Stock immediately prior to the Effective Time and no transfer of Capital Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Capital Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Capital in respect of such shares of Capital Common Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of UPC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Capital Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Capital Common Stock certificate, both the

UPC Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Capital Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by UPC, the posting by such person of a bond in such amount as UPC may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of UPC Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Plan of Merger.


                                   ARTICLE 5

                                 MISCELLANEOUS

                 5.1 Conditions Precedent. Consummation of the Merger by Florida Holding shall be conditioned on the satisfaction of, or waiver by UPC of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Merger Agreement. Consummation of the Merger by Capital shall be conditioned on the satisfaction of, or waiver by Capital of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Merger Agreement.

                 5.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in
Article 10 of the Merger Agreement.

                                                                      APPENDIX C

                 [OPINION OF SANDLER, O'NEILL & PARTNERS, LP]



October 9, 1997



Board of Directors
Capital Bancorp
1221 Brickell Avenue
Miami, FL  33131


Ladies and Gentlemen:

         Capital Bancorp ("Capital") and Union Planters Corporation ("UPC") have entered into an Amended and Restated Agreement and Plan of Merger, dated as of August 12, 1997 (the "Agreement"), pursuant to which Capital will be merged with and into a wholly-owned subsidiary of UPC to be formed in connection with the merger (the "Merger"). Upon consummation of the Merger, each share of Capital common stock, par value $1.00 per share, issued and outstanding immediately prior to the Merger (the "Capital Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 0.8525 shares of UPC common stock, par value $5.00 per share, subject to possible adjustment as set forth in the Agreement (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Capital Shares.

         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated as of August 12, 1997, between Capital and UPC; (iii) UPC's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the year ended December 31, 1996; (iv) Capital's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the year ended December 31, 1996; (v) UPC's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1997, respectively; (vi) Capital's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1997, respectively; (vii) certain financial analyses and forecasts of Capital prepared by and reviewed with management of Capital and the views of senior management of Capital regarding Capital's past and current business operations, results thereof, financial condition and future prospects; (viii) the status of certain legal and administrative proceedings relating to Capital; (ix) certain financial analyses and forecasts of UPC prepared by and reviewed with management of UPC and the views of senior management of UPC regarding UPC's past and current business operations, results thereof, financial condition and future prospects; (x) the pro forma impact of the Merger on UPC; (xi) the publicly reported historical price and trading activity for the common stock of UPC, Capital and Capital Factors Holding, Inc. ("Factors"), including a comparison of certain financial and stock market information for UPC, Capital and Factors with similar information for certain other companies the securities of which are publicly traded; (xii) the financial terms of certain recent business combinations in the banking industry, to the extent publicly available; (xiii) the current market environment generally and the banking environment in particular; and (xiv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

    Board of Directors
    Capital Bancorp
    October 9, 1997
    Page 2






         In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability therefor. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of UPC or Capital or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of UPC and Capital). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Capital and UPC of the respective future financial performances of UPC and Capital and that such performances will be achieved. We have also assumed that there has been no material change in UPC's or Capital's assets, financial condition, results of operations, business or prospects since June 30, 1997, the date of the last financial statements noted above. We have assumed that UPC and Capital will remain as going concerns for all periods relevant to our analyses and that the conditions precedent to the Agreement are not waived.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of UPC common stock will be when issued to Capital's shareholders pursuant to the Agreement or the prices at which Capital's or UPC's common stock will trade at any time.

         We have acted as Capital's financial advisor in connection with its consideration of the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. We have also provided and continue to provide certain other investment banking services for Capital and have received and will continue to receive compensation for such services.

         In the ordinary course of our business, we may actively trade the equity securities of UPC and Capital for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of Capital in connection with the Merger and does not constitute a recommendation to any stockholder of Capital as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Capital Shares.

                                        Very truly yours,



                                        /s/ SANDLER O'NEILL & PARTNERS, L.P.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Charter of the Registrant provides as follows:

         TWELFTH:         INDEMNIFICATION OF CERTAIN PERSONS:

                 To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

         Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

                 The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

                 Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

                 A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote to the shareholders.

ITEM 21.   EXHIBITS.

                 The following exhibits are filed herein or have been, as noted, previously filed:


      Exhibit No.                            Description
      -----------      --------------------------------------------------------
         2.1           Amended and Restated Agreement and Plan of Merger, dated
                       as of August 12, 1997, by and between Union Planters
                       Corporation and Capital Bancorp.  (Included as Appendix
                       A to the Proxy Statement included as part of this
                       Registration Statement.)

         2.2           Plan of Merger of Capital Bancorp into and with Union
                       Planters Florida Holding Corporation.  (Included as
                       Appendix B to the Proxy Statement included as part of this Registration Statement.)

         2.3 Stock Option Agreement, dated as of August 12, 1997, by and between Capital Bancorp and Union Planters
                       Corporation. (Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of UPC, dated August
                       12, 1997.)

         4.1           Restated Charter of Union Planters Corporation.
                       (Incorporated by reference to Exhibit 3(a) to the Annual
                       Report on Form 10-K of UPC for the fiscal year ended
                       December 31, 1996.)

         4.2           Amended and Restated Bylaws of Union Planters
                       Corporation. (Incorporated by reference to exhibit 3(d) to the Annual Report on Form 10-K of UPC for the fiscal year ended December 31, 1996 (File No. 0-6919).)

        *5.1 Opinion of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation, as to the validity of the shares of UPC Common Stock.

         8.1 Opinion of Alston & Bird LLP as to federal income tax consequences.

        *23.1 Consent of Price Waterhouse LLP, independent accountants for Union Planters Corporation.

        *23.2 Consent of Deloitte & Touche LLP, independent auditors for Capital Bancorp.

        *23.3 Consent of E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters Corporation
                       (included in Exhibit 5.1).

         23.4          Consent of Alston & Bird LLP (included in Exhibit 8.1).

         23.5 Consent of Sandler O'Neill & Partners, LP (to be filed by amendment).

        *24.1 Power of Attorney (contained on the signature page hereof).

        *99.1          Form of proxy of Capital Bancorp.


-----------


* previously filed

ITEM 22.   UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.
This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (8)     That every prospectus: (i) that is filed pursuant to Paragraph
(7) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this the 8th day of October, 1997.


                                       REGISTRANT

                                       UNION PLANTERS CORPORATION


                                       By: /s/ Benjamin W. Rawlins, Jr.
                                          -----------------------------
                                          Benjamin W. Rawlins, Jr.
                                          Chairman of the Board and
                                            Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and at the dates indicated.


         SIGNATURES                                TITLE                                      DATE
         ----------                                -----                                      ----




 /s/ Benjamin W. Rawlins, Jr.              Chairman of the Board, Chief Executive    October 8, 1997
----------------------------------          Officer, Director (Principal             --------------------------
     Benjamin W. Rawlins, Jr.               Executive Officer)



            *                              President, Chief Operating Officer,
----------------------------------          Director                                 --------------------------
    Jackson W. Moore



           *                               Executive Vice President and
----------------------------------          Chief Financial Officer                  --------------------------
    John W. Parker                          (Principal Financial Officer)



           *                               Senior Vice President, Treasurer,
----------------------------------          and Chief Accounting Officer             --------------------------
    M. Kirk Walters



           *                               Vice Chairman of the Board
----------------------------------          and Director                             --------------------------
    Edgar H. Bailey

         SIGNATURES                        TITLE                    DATE
         ----------                        -----                    ----




           *                               Director
----------------------------------                          -------------------------
    Albert M. Austin


                                           Director
----------------------------------                          -------------------------
    Marvin E. Bruce


                                           Director
----------------------------------                          -------------------------
    George W. Bryan


          *                                Director
----------------------------------                          -------------------------
    James E. Harwood


          *                                Director
----------------------------------                          -------------------------
    Parnell S. Lewis, Jr.


          *                                Director
----------------------------------                          -------------------------
    C. J. Lowrance, III


          *                                Director
----------------------------------                          -------------------------
    Stanley D. Overton


          *                                Director
----------------------------------                          -------------------------
    Dr. V. Lane Rawlins


                                           Director
----------------------------------                          -------------------------
    Donald F. Schuppe


                                           Director
----------------------------------                          -------------------------
    Mike P. Sturdivant


                                           Director
----------------------------------                          -------------------------
    Richard A. Trippeer, Jr.


           *                               Director
----------------------------------                          -------------------------
    Spence L. Wilson

* By: /s/ Benjamin W. Rawlins, Jr.
     -----------------------------
          Benjamin W. Rawlins, Jr.
          as Attorney-in-Fact


                                 EXHIBIT INDEX



                                                                                                 SEQUENTIALLY
   NUMBER  EXHIBIT                                                                              NUMBERED PAGE
   ------  --------------------------------------------------------------------------------     -------------

    8.1    Opinion of Alston & Bird LLP as to federal income tax consequences . . .

   23.5    Consent of Sandler O'Neill & Partners, L.P. . . . . . . . . . . . . . . .


